SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2007 Annual Meeting of Shareholders. We will hold our meeting on Tuesday, May 29, 2007, at 10:00 a.m., Central Time, at the Minneapolis Convention Center, 1301 Second Avenue South, Room 208C, Minneapolis, Minnesota.

At this year’s meeting, you will be asked to vote on the election of four directors, amendments to our Articles of Incorporation and Bylaws, ratification of Deloitte & Touche LLP’s appointment as our independent registered public accounting firm, and four proposals of shareholders.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend.

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Whether or not you attend the meeting in person, we encourage you to sign and return your proxy or vote by Internet or telephone prior to the meeting. If you cannot attend the meeting in person, you may view the meeting via webcast. Instructions on how to access the live webcast are included in the attached proxy.

Every shareholder vote is important.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

Richard T. Burke

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

The Company will hold its Annual Meeting of Shareholders on Tuesday, May 29, 2007, at 10:00 a.m., Central Time, at the Minneapolis Convention Center, 1301 Second Avenue South, Room 208C, Minneapolis, Minnesota. The purposes of the meeting are:

1.	To elect four individuals to the Company’s Board of Directors.

2.	To consider and vote on a proposal to amend our Articles of Incorporation requiring a majority vote for election of directors.

3.	To consider and vote on a proposal to amend our Articles of Incorporation and Bylaws providing for the annual election of all members of the Board of Directors.

4.	To consider and vote on a proposal to amend our Articles of Incorporation and Bylaws to eliminate supermajority provisions for the removal of directors.

5.	To consider and vote on a proposal to amend our Articles of Incorporation to eliminate supermajority provisions relating to certain business combinations.

6.	To consider and vote on a proposal to amend and restate our Articles of Incorporation.

7.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

8.	To consider and vote on four shareholder proposals set forth in the proxy statement.

9.	To transact other business that properly may come before the meeting or any adjournment of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on April 9, 2007 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Forrest G. Burke

Acting General Counsel

April 30, 2007

We cordially invite you to attend our Annual Meeting. Whether or not you plan to be present at the meeting, please vote by Internet or telephone, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 11 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2007

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

The Board of Directors of UnitedHealth Group Incorporated provides this proxy statement to you to solicit proxies for purposes of acting upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, amendments to our Articles of Incorporation and Bylaws, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of four shareholder proposals. The Board will use the proxy at the 2007 Annual Meeting of Shareholders. The Annual Meeting will take place on Tuesday, May 29, 2007, at 10 a.m., Central Time, at the Minneapolis Convention Center, 1301 Second Avenue South, Room 208C, Minneapolis, Minnesota. The proxies also may be voted at any adjournment or postponement of the meeting.

With this proxy statement, we are providing you with a copy of our Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2006. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 30, 2007.

All properly executed written proxies, and all properly completed proxies submitted by Internet or telephone that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on April 9, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On April 9, 2007, the record date, there were 1,321,600,383 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, amendments to our Articles of Incorporation and Bylaws, ratification of the selection of our independent registered public accounting firm, and consideration of four shareholder proposals. Also, once the business of the Annual Meeting is concluded, management of the Company will report on our Company performance and they and representatives of our independent registered public accounting firm will be available to respond to appropriate questions from shareholders, as time permits.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2007 Annual Meeting. These three officers are George L. Mikan III, Richard H. Anderson and Forrest G. Burke.

3.	What is a proxy statement?

It is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholder votes.

4.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

If your shares are registered in your name, you are a shareholder of record.

If your shares are held in the name of your broker or bank, your shares are held in street name.

5.	How do I attend the Annual Meeting? What do I need to bring?

If you are a shareholder of record, your admission card is attached to your proxy card. You will need to bring it with you to the Annual Meeting in order to be admitted to the meeting.

If you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in question 6.

You will also need to bring a photo ID to gain admission.

Please note that cameras, sound or video recording equipment, cellular telephones, or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

6.	How can I vote at the Annual Meeting if I own shares in street name?

You will need to ask your broker or bank for a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy if you own shares in street name.

If you do not receive the legal proxy in time, you can follow the procedures described in question 5 to gain admission to the Annual Meeting. However, you will not be able to vote your shares at the Annual Meeting.

7.	What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on Thursday, May 24, 2007.

8.	How can I view the live webcast of the Annual Meeting?

You can view the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on “Investor Information” and then on the link to the webcast. An archived copy of the webcast will be available until August 29, 2007.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

9.	What different methods can I use to vote?

By Written Proxy.    All shareholders of record can vote by written proxy card. If you are a street name holder, you will receive a written proxy card from your bank or broker.

By Telephone or Internet.    All shareholders of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in question 6.

10.	What is the record date and what does it mean?

The record date for the 2007 Annual Meeting is April 9, 2007. The record date is established by the Board as required by the Minnesota Business Corporation Act. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

11.	If I submit a proxy, may I later revoke it?

Shareholders can revoke a proxy prior to the completion of voting at the Annual Meeting by:

•	giving written notice to an officer of the Company; or

•	delivering a later-dated proxy.

12.	Are votes confidential? Who counts the votes?

We will continue our long-standing policy of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

13.	What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In the vote on the election of four director nominees, shareholders may:

•	vote in favor of all nominees;

•	vote in favor of specific nominees;

•	withhold votes with respect to all nominees;

•	withhold votes with respect to specific nominees;

•	abstain from voting with respect to all nominees; or

•	abstain from voting with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. We have a majority voting policy that requires any director who receives a greater number of votes withheld from his or her election than for his or her election in an uncontested election to tender his or her resignation from the Board following certification of the shareholder vote. Under this policy, the Board will determine whether to accept or reject the offer to resign within 90 days of the shareholder vote. The text of this policy appears in our Principles of Governance, which are available on our website. As discussed in Question 14 and on page 86, the Board is proposing an amendment to our Articles of Incorporation that would require a majority vote for the election of directors in future uncontested elections.

The Board recommends a vote FOR each of the nominees.

14.	What are my voting choices when voting on the amendments to the Company’s Articles of Incorporation and Bylaws, and what vote is needed to approve the amendments?

In the vote on the amendments to the Company’s Articles of Incorporation and Bylaws, shareholders may:

•	vote in favor of all proposals;

•	vote in favor of specific proposals;

•	vote against all proposals;

•	vote against specific proposals;

•	abstain from voting on all proposals; or

•	abstain from voting on specific proposals.

The following proposals require approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting:

•	proposal to amend our Articles of Incorporation to require a majority vote for election of directors; and

•	proposal to amend and restate our Articles of Incorporation.

The following proposals require approval of 66 2/3% of the outstanding shares of our common stock voting in person or by proxy at the Annual Meeting:

•	proposal to amend our Articles of Incorporation and Bylaws to provide for the annual election of all members of the Board of Directors;

•	proposal to amend our Articles of Incorporation and Bylaws to eliminate supermajority provisions for the removal of directors; and

•	proposal to amend our Articles of Incorporation to eliminate supermajority provisions relating to certain business combinations.

The Board recommends a vote FOR each of the amendments.

15.	What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, shareholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting.

The Board recommends a vote FOR the ratification.

16.	What are my voting choices when voting on each shareholder proposal properly presented at the Annual Meeting, and what vote is needed to approve any of the shareholder proposals?

A separate vote will be held on each of the four shareholder proposals that is properly presented at the Annual Meeting. In voting on each of the proposals, shareholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

In order to be approved, each shareholder proposal requires approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting.

The Board recommends a vote AGAINST each of the four shareholder proposals.

17.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the proposals to amend the Articles of Incorporation and Bylaws;

•	FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	AGAINST each of the shareholder proposals that is properly presented at the Annual Meeting.

18.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes have no effect on the election of directors.

Abstentions have the effect of a “no” vote and broker non-votes have no effect on the following proposals:

•	Ratification of selection of Independent Registered Public Accounting Firm

•	Amendment of Articles of Incorporation to provide for majority voting

•	Amendment and Restatement of Articles of Incorporation

•	All four shareholder proposals

Both abstentions and broker non-votes have the effect of a “no” vote on the following proposals:

•	Amendment of Articles of Incorporation and Bylaws to provide for the annual election of directors
•	Amendment of Articles of Incorporation and Bylaws to eliminate the supermajority voting requirement or removal of directors

•	Amendment of Articles of Incorporation to eliminate the supermajority voting requirement for business combination transactions

19.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting. All of the directors attended the 2006 Annual Meeting and have indicated that they plan to attend the 2007 Annual Meeting.

20	Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2006 and the Summary Annual Report are available on our website at www.unitedhealthgroup.com. We will also provide a copy of any of these documents free of charge, upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, MN 55343, Attention: Corporate Secretary.

Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report by mail, shareholders can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site, and also will help preserve environmental resources.

Shareholders of Record.    If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

21.	What are the deadlines for submitting shareholder proposals for the 2008 Annual Meeting?

In order to be eligible for inclusion in our proxy statement for our 2008 Annual Meeting or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Corporate Secretary, not later than January 1, 2008, which is a holiday. Shareholder proposals received after business reopens on January 2, 2008 would be untimely. Shareholder proposals must be in the form provided in our Bylaws. A copy of our Bylaws is available on our website at www.unitedhealthgroup.com. You may also request a copy of our Bylaws by writing to our Corporate Secretary.

22.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co. to assist with the solicitation of proxies for an estimated base fee of $15,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to own beneficially more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in 2007 for the year ended December 31, 2006 under Schedule 13G of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Marsico Capital Management, LLC (2)	95,304,735	7.10%
1200 17th Street, Suite 1600
Denver, CO 80202
FMR Corp. (3)	67,660,159	5.02%
82 Devonshire Street
Boston, MA 02109

(1)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)	This information, including percent of class calculation, is based on a Schedule 13G/A filed with the SEC by Marsico Capital Management, LLC on February 13, 2007, reporting beneficial ownership as of December 31, 2006. Marsico Capital Management, LLC reported having sole voting power with respect to 79,615,934 shares of common stock and sole investment power with respect to 95,304,735 shares of common stock as of December 31, 2006.

(3)	This information, including percent of class calculation, is based on a Schedule 13G/A filed with the SEC by FMR Corp. on January 10, 2007, reporting beneficial ownership as of December 31, 2006. FMR Corp. reported having sole voting power with respect to 12,482,087 shares of common stock and sole investment power with respect to 67,660,159 shares of common stock as of December 31, 2006. The filing identified Edward C. Johnson and members of his family as having beneficial ownership of shares reported in the table through their controlling interest in FMR Corp.

The following table provides information about the beneficial ownership of our common stock as of April 9, 2007 by each director and nominee for director, each executive officer named in the 2006 Summary Compensation Table in this proxy statement, and by all of our current directors and executive officers as a group. As of April 9, 2007, there were 1,321,600,383 shares of our common stock issued and outstanding.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable Within 60 Days of April 9, 2007		Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	41,200		330,000		371,200	*
Richard T. Burke	3,068,548	(2)	390,280		3,458,828	*
James A. Johnson	51,200		391,070		442,270	*
Thomas H. Kean	44,000		389,570		433,570	*
Douglas W. Leatherdale	906,365	(3)	394,110		1,300,475	*
Mary O. Mundinger, Dr.P.H.	32,000		345,930		377,930	*
Robert L. Ryan	24,000		202,020		226,020	*
Donna E. Shalala, Ph.D.	0		128,000		128,000	*
Gail R. Wilensky, Ph.D.	36,000		281,420		317,420	*
Stephen J. Hemsley	27,410	(4)	11,415,000		11,442,410	*
George L. Mikan III	8,724	(4)	637,500		646,224	*
Richard H. Anderson	90,606	(5)	253,750		344,356	*
Lois E. Quam	16,662	(4)	1,343,550		1,360,212	*
David S. Wichmann	16,964	(4)	1,645,250		1,662,214	*
Patrick J. Erlandson	7,697	(4)	1,037,750		1,045,447	*
Departed Executive Officers
William W. McGuire, M.D.	651,111	(4)	31,462,496	(6)	32,113,607	2.37%
David J. Lubben	4,377	(4)	37,500		41,877	*
All current executive officers and directors as a group (16 individuals) (7)	4,363,909	(8)	18,231,200		22,595,109	1.69%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 9, 2007 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 132,248 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Includes 160,000 shares pledged by Mr. Leatherdale to U.S. Bank National Association as collateral for Mr. Leatherdale’s credit line.

(4)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 278 shares; Mr. Mikan — 138 shares; Ms. Quam — 2,549; Mr. Wichmann — 208 shares; Mr. Erlandson — 208 shares; Dr. McGuire — 6,239 shares; and Mr. Lubben — 311 shares.

(5)	Includes 50,000 shares of restricted stock. On November 1, 2004, Mr. Anderson was granted 100,000 shares of restricted stock. The restriction lapsed as to 25,000 shares on November 1, 2005 and 25,000 shares on November 1, 2006, of which 10,328 shares were withheld by the Company to satisfy tax withholding obligations upon vesting of the restricted stock in 2006. The restriction on the remaining 50,000 shares will lapse as to 25,000 shares on each of November 1, 2007 and November 1, 2008.

(6)	Dr. McGuire served as Chairman of the Board until October 15, 2006 and as Chief Executive Officer until November 30, 2006. On November 29, 2006, the United States District Court for the District of Minnesota issued an Order preliminarily enjoining Dr. McGuire from exercising any Company stock options without Court approval and preliminarily enjoining the Company and Dr. McGuire from taking any further action pursuant to or having any effect on Dr. McGuire’s employment agreement, as amended, any stock options agreements, as amended, and other related agreements. See “Compensation Discussion and Analysis — Compensation of Departed Named Executive Officers” below for a description of the Order.

(7)	Excludes individuals who were not serving as our directors or executive officers as of April 9, 2007.

(8)	Includes the indirect holdings included in footnote (2) above and 3,173 shares held in our executive officers’ 401(k) accounts which were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan. Pursuant to the terms of the Company’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange (NYSE). Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2006, except that (1) a Form 4 was not timely filed to report the withholding of shares of common stock by the Company, as permitted by the applicable equity award certificate, to satisfy tax withholding obligations upon vesting of shares of restricted stock granted to Richard H. Anderson, an executive officer of the Company, on November 1, 2006, and (2) a Form 5 was not timely filed to report the donation of 216 shares of common stock of the Company by Lois E. Quam, an executive officer of the Company, in March 2006. The Form 4 and Form 5 were filed on January 26, 2007 and April 19, 2007, respectively.

ELECTION OF DIRECTORS

Under our current Articles of Incorporation and Bylaws, our Board of Directors is divided into three classes as nearly equal in number as possible. Each class serves a three-year term, with the term of office of one class expiring at the Annual Meeting each year in successive years. On April 17, 2007, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Robert J. Darretta to serve as a director of the Company. The Board has nominated four current directors for re-election: William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta and Stephen J. Hemsley.

As described under “Articles of Incorporation and Bylaws Amendments” below, the Board is recommending shareholder approval of a proposal to amend our Articles of Incorporation and Bylaws to eliminate the current classification of our directors. If this proposal is approved by our shareholders, then our Board will be declassified, and all directors will be elected for a one-year term beginning at the 2008 Annual Meeting. If the proposal is not approved, then Messrs. Ballard, Burke, Darretta and Hemsley, if elected, will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2010.

All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

Donna E. Shalala, Ph.D., a current director of the Company whose term will expire at the 2007 Annual Meeting, is not seeking re-election. Accordingly, her term as a director will expire effective at the 2007 Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The following provides certain information as of April 9, 2007 regarding the nominees for election as directors and our other directors whose terms of office continue after the Annual Meeting:

Name	Age	Director Since
Nominees for Election as Directors Whose Terms Will Expire in 2010
William C. Ballard, Jr.	66	1993
Richard T. Burke	63	1977
Robert J. Darretta	60	2007
Stephen J. Hemsley	54	2000
Directors Whose Terms Expire in 2009
James A. Johnson	63	1993
Douglas W. Leatherdale	70	1983
Mary O. Mundinger, Dr.P.H.	69	1997
Director Whose Terms Expire in 2008
Thomas H. Kean	71	1993
Robert L. Ryan	63	1996
Gail R. Wilensky, Ph.D.	63	1993

As described above, if the proposal to declassify the Board is approved by our shareholders, then the terms of all directors and director nominees, if elected, will expire at the 2008 Annual Meeting.

Mr. Ballard has been Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Health Care REIT, Inc.

Mr. Burke is Chairman of the Board of UnitedHealth Group, has been a member of our Board of Directors since our inception and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc. and Meritage Homes Corporation.

Mr. Darretta is the retired Vice Chairman, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson. Mr. Darretta served as Chief Financial Officer and was appointed to the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968.

Mr. Hemsley is the President and Chief Executive Officer of UnitedHealth Group, has served in that capacity since November 2006, and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President. He became Chief Operating Officer in 1998, was named President in 1999, and served as President and Chief Operating Officer from 1999 to November 2006.

Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999, Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae, a federally-chartered financial services company providing products and services related to home mortgages. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of The Goldman Sachs Group, Inc., KB Home, Target Corporation, and Temple-Inland, Inc.

Mr. Kean heads THK Consulting, LLC, a private consulting firm. Previously, Mr. Kean served as President of Drew University from 1990 until 2005. Mr. Kean currently serves as Chairman of the Board of Trustees of the Robert Wood Johnson Foundation. From December 2002 until August 2004, Mr. Kean served as Chair of the 9/11 Commission, an independent, bipartisan commission which prepared a complete account of the circumstances surrounding the September 11, 2001 terrorist attacks and provided recommendations designed to guard against future attacks. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Hess Corporation, Aramark Corporation, CIT Group Inc., Franklin Resources, Inc., and The Pepsi Bottling Group, Inc.

Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is currently known as Travelers Companies, Inc. Mr. Leatherdale is also a director of Xcel Energy, Inc.

Dr. Mundinger is the Dean and Centennial Professor of Health Policy at Columbia University School of Nursing and Vice President for Nursing at the Columbia University Medical Center in New York. Dr. Mundinger has been with Columbia University since 1982, and is also a director of Cell Therapeutics, Inc., and Gentiva Health Services, Inc.

Mr. Ryan is the retired Senior Vice President and Chief Financial Officer of Medtronic, Inc., where he served in such capacity from 1993 until April 2005. Mr. Ryan is also a director of Hewlett Packard Company, The Black & Decker Corporation, and General Mills, Inc.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Cephalon, Inc., Gentiva Health Services, Inc., Manor Care, Inc., Quest Diagnostics Incorporated, and SRA International Inc.

CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to achieving and maintaining high standards of corporate governance and ethical business conduct, reporting results with accuracy and transparency, and maintaining full compliance with the laws and regulations that govern our businesses.

Important documents governing our corporate governance practices include our Articles of Incorporation, Bylaws, Principles of Governance, Board of Directors Committee Charters, Standards for Director Independence, Code of Business Conduct and Ethics, Related-Person Transactions Approval Policy, and Procedures for Communication with the Board of Directors. You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices. We will also provide a copy of any of these documents published on our website, free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, MN 55343, Attention: Corporate Secretary.

Recent Corporate Governance Initiatives

2006 was a year of intense focus by our Board of Directors on the Company’s corporate governance. In October 2006, the Board publicly released the findings of a six-month independent review of our historic stock option practices. This led to our restatement of previously-issued financial statements, as described in our 2006 Annual Report on Form 10-K (which accompanies this proxy statement). The following summarizes the corporate governance initiatives of our Board of Directors in 2006 and 2007:

Board of Directors’ Independence

•	Separated the roles of the Company’s Chairman of the Board and Chief Executive Officer (CEO) and elected Richard T. Burke, an independent director, to serve as non-executive Chairman of the Board.

•	Committed to have five Board seats filled by new independent directors over the next three years in order to bring new experiences, expertise and perspectives into its membership.

¡	Retained a search firm to assist our search for new directors.

¡	Formed and convened a Nominating Advisory Committee comprised of representatives from the shareholder and medical communities to provide input into our search for new directors.

¡	Appointed Robert J. Darretta to serve as a new independent director of the Company in April 2007 and nominated him for re-election at the 2007 Annual Meeting.

•	Strengthened director independence requirements to exceed the standards of the SEC and the NYSE. For example, a director of the Company will not be regarded as independent if, among other things:

¡

The director received any direct compensation from the Company (other than for Board service) in the past three years. This extends to all independent directors the existing NYSE rule governing the independence of members of audit committees.

¡	The Company made a charitable contribution to any tax exempt institution of which the director or a member of his or her immediate family is a current executive officer in an amount which, in any of the past three years, exceeds the greater of $1 million or 2% of the institution’s consolidated gross revenue.

¡

The director falls into one of several new categories involving business relationships with management, including any business relationship in which the director or any affiliated entity receives compensation from an executive officer.

See the Company’s “Standards for Director Independence,” which is available on our website (www.unitedhealthgroup.com), for additional details.

Board Committees

•	Required that all members of the Audit Committee be financial experts as defined by the SEC.

•

Established a Public Responsibility Committee to assist the Board in its responsibilities relating to its review of the Company’s compliance with applicable legal requirements and the Company’s participation in community and charitable endeavors. See “Board Committees” below for additional information regarding the responsibilities of the Public Responsibility Committee.

Board Compensation

•	Reduced Board quarterly equity compensation by approximately 40% in May 2006, following an earlier reduction of 20% in 2005.

•	Reduced initial one-time grants of stock options to new directors by approximately 57% in January 2007.

•	Disallowed conversion into stock options of cash fees for attendance at special meetings.

Board Education; Outside Board Service

•	Required that all directors attend director education sessions accredited by Institutional Shareholder Services (ISS).

•

Lowered to four the number of public company boards of directors on which our new directors may serve (including the Company); our current directors (who are now limited to serving on six boards) will be subject to this more stringent outside board service restriction commencing at the 2012 Annual Meeting of Shareholders of the Company.

Articles and Bylaws

•	Are recommending in this proxy statement that shareholders vote at the 2007 Annual Meeting to amend the Company’s Articles of Incorporation and Bylaws to:

¡	Declassify our Board of Directors.

¡	Remove supermajority approval requirements to approve certain business combinations.

¡	Remove supermajority approval provisions for the removal of directors.

¡	Elect directors by majority vote.

See “Articles of Incorporation and Bylaws Amendments” below for additional details.

Senior Leadership

•

Appointed Stephen J. Hemsley, who had been our President and Chief Operating Officer, to be our President and CEO on November 30, 2006. The decision by our Board of Directors to select Mr. Hemsley to become CEO was consistent with our CEO succession plan, although the transition was earlier than planned. Our CEO succession plan is reviewed annually by the Board of Directors.

•	Appointed George L. Mikan III (G. Mike Mikan) to serve as our new Executive Vice President and Chief Financial Officer (CFO) on November 7, 2006.

•	Appointed Eric S. Rangen to serve as our new Senior Vice President and Chief Accounting Officer on December 15, 2006.

•	Appointed Karen L. Erickson to serve as Senior Vice President and Controller of the Company on December 4, 2006.

•	Appointed Thomas L. Strickland to serve as our new Chief Legal Officer, effective May 28, 2007.

•

Announced changes to the structure of the Company’s executive management on December 1, 2006. Richard H. Anderson, Lois E. Quam and David S. Wichmann were each promoted to the position of Executive Vice President and President of one of our three new business groups: Commercial Services Group; Public and Senior Markets Group; and Individual and Employer Markets Group, respectively. Each of these executive officers was also assigned enterprise-wide functional responsibilities at the corporate level.

•

Created new senior management positions of Chief Legal Officer, Chief Administrative Officer, Chief Ethics Officer, Chief Accounting Officer, and Secretary to the Board of Directors to strengthen the Company’s overall management oversight, control, depth and expertise. Eric S. Rangen was appointed as our Chief Accounting Officer, William S. Bojan was appointed Chief Ethics Officer.

Executive Compensation

•	The changes in the area of executive compensation (including controls over equity awards) are described in detail under “Compensation Discussion and Analysis” below.

Guidelines and Policies

•

Implemented stock ownership guidelines for directors and executive officers. Under the stock ownership guidelines, new directors will have five years to achieve ownership of 10,000 shares of the Company’s common stock (excluding stock options, but including restricted stock units after vesting), and current non-employee directors will have until April 26, 2009 to achieve ownership of 20,000 shares of the Company’s common stock. See “Compensation Discussion and Analysis — Stock Ownership Guidelines; Hedging Transactions” for a description of the stock ownership guidelines for the Company’s executive officers.

•

Adopted a new related-person transactions approval policy regarding the review, approval and ratification of related-person transactions by our Audit Committee. See “Certain Relationships and Transactions” below for details.

•

Adopted a new clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or in the event of an executive’s violation of a restrictive covenant. See “Compensation Discussion and Analysis – Clawback Policy” below for details.

Other Corporate Governance Practices

In addition to the corporate governance initiatives implemented in 2006 and 2007, other key corporate governance practices of the Company include:

•	Our Board size is between nine and twelve directors, which balances the needs for a diversity of perspective with manageable size.

•	Our Board of Directors and Board committees conduct executive sessions at each quarterly meeting.

•	Our Chairman of the Board presides over each executive session of the Board, and Committee Chairs preside over executive sessions of their respective committees.

•	Our Board of Directors and individual directors conduct performance reviews annually.

•	The majority of our director compensation is paid in Company equity.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our directors are required to offer their resignation upon a change in primary career.

•	Our Board reviews our CEO succession plan on an annual basis.

•	The only equity plan from which we currently grant equity awards is shareholder-approved.

•	We have formalized our processes and procedures for granting equity awards. See “Compensation Discussion and Analysis” below for details.

•	Our independent registered public accounting firm is ratified by our shareholders annually.

•	The 2006 non-audit fees of our independent registered public accounting firm were less than 10% of total fees paid to that firm by the Company in 2006.

Principles of Governance

Our Articles of Incorporation and Bylaws, together with Minnesota law and NYSE and SEC rules, govern the Company. Our Principles of Governance reflect the current views of our Board of Directors and set forth many of our long-standing practices, policies and procedures which provide the foundation of our commitment to best practices. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting, social responsibility issues, structure of the Board, Board composition and performance, communications with the Board, Board operation, individual director responsibilities and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and our Board of Directors and are revised as necessary. In 2007, we amended our Principles of Governance to effectuate the applicable corporate governance reforms specified under “Recent Corporate Governance Initiatives” above. The full text of our Principles of Governance, as approved by the Board, is set forth on our website.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is published on our website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing, and protection and proper use of Company assets. Any waiver of the Code of Business Conduct and Ethics for our executive officers, senior financial officers or directors of the Company may be made only by the Board of Directors or a committee of the Board. Any amendments to the Code of Business Conduct and Ethics and waivers of the Code of Business Conduct and Ethics for our CEO, CFO, Chief Accounting Officer, or Controller will be published on our website.

Ethics & Compliance HelpCenter

We strongly encourage employees to raise possible ethics and compliance issues. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including concerns about accounting, internal controls or auditing matters. We provide an Ethics & Compliance HelpCenter that is available to employees 24 hours a day, 7 days a week with live operators who can connect to translators in multiple languages. In addition to phone support, we also provide a website for employees to submit an online report to the HelpCenter. Whether reporting by phone or online, individuals may choose to remain anonymous. Calls to the Ethics & Compliance HelpCenter are received by a third-party vendor, which reports the calls to our Ethics and Integrity Office for review and investigation. Employees may also raise their ethics and compliance concerns with our Ethics and Integrity Office, their manager, the Human Capital department or the Corporate Security department. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethics and compliance matters or for reporting suspected violations. We conduct regular training of all employees to advise them of the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.

Director Independence

Our Board of Directors has adopted the Company’s Standards for Director Independence, which are available on our website. The Standards for Director Independence were amended in 2006 to effectuate the applicable corporate governance reforms specified under “Recent Corporate Governance Initiatives” above.

Our Board of Directors has affirmatively determined that each of William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, James A. Johnson, Thomas H. Kean, Douglas W. Leatherdale, Mary O. Mundinger, Dr.P.H., and Gail R. Wilensky, Ph.D. is “independent” under the NYSE rules and the Company’s Standards for Director Independence and that these directors have no material relationships with the Company.

In determining independence, the Board considered, among other things, all of the business relationships between the Company and our directors or their affiliated companies. In particular, the Board considered whether any director was a partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and charitable contributions that the Company or its affiliates made to organizations with which such directors are or have been associated. With respect to each of the most recent three completed fiscal years, the Board evaluated for each of Messrs. Burke, Darretta and Leatherdale and Dr. Mundinger the annual amount of payments for goods or services between the Company and the organization where such director (and/or a member of such director’s immediate family) is a significant shareholder or serves as an executive officer, and determined that such payments for goods or services amounted to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during all relevant years. In addition, with respect to Messrs. Kean and Leatherdale, the Board considered the amount of the Company’s charitable contributions to organizations where such director serves as an executive officer, director or trustee or with which such director had been associated, and determined that the Company’s contributions constituted less than the greater of $1 million or 2% of the organization’s consolidated gross revenues during all relevant years. The Board determined that such relationships did not impair the independence of any of these directors.

The Board also considered relationships between the Company and organizations on which our outside directors serve as directors. The Board determined that such directors did not have an indirect material interest in the applicable relationships and the relationships did not impede such directors’ exercise of independent judgment.

The Company’s President and CEO, Stephen J. Hemsley, is a non-independent director. Robert L. Ryan is also deemed a non-independent director under the NYSE rules and the Company’s Standards for Director Independence because until April 29, 2005, he was an executive officer of Medtronic, Inc. where one of our executive officers, Richard H. Anderson, serves as a director and a member of the compensation committee. In accordance with the three-year time frame for such relationships being considered disqualifying for independence purposes under the NYSE rules and the Company’s Standards for Director Independence, Mr. Ryan will no longer be disqualified from being deemed “independent” on April 29, 2008. On January 30, 2007, Donna E. Shalala, Ph.D. was also deemed a non-independent director under the NYSE rules and the Company’s Standards for Director Independence because the Board determined that the Company’s hospital and physician services network relationship with the University of Miami, where Dr. Shalala serves as the President, exceeded 2% of the University of Miami’s consolidated gross revenues for the first time during its last fiscal year. See “Certain Relationships and Transactions” below for additional details.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of our directors attended the 2006 Annual Meeting. During the year ended December 31, 2006, the Board of Directors held four regular meetings and 28 special meetings, including nine meetings consisting only of non-management directors. All of our directors attended at least 75% of the meetings of the Board and any Board committees of which they were members.

Board Committees

The Board of Directors has established four standing committees: an Audit Committee; a Compensation and Human Resources Committee (Compensation Committee); a Nominating and Corporate Governance Committee (Nominating Committee); and a Public Responsibility Committee. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions as to the Company’s operations. Each committee operates under its own written charter, and evaluates its charter and conducts a committee performance evaluation on an annual basis. The full text of each of the committee charters, as approved by the Board, is set forth on our website at www.unitedhealthgroup.com.

In addition, during 2006, the Board formed an Independent Committee to conduct a review of the Company’s historic stock option practices and a Special Litigation Committee, consisting of two former

Minnesota Supreme Court Justices with no prior affiliation with the Company, to investigate the claims raised in the shareholder derivative actions and demands related to the Company’s historic option granting practices.

Audit Committee

The Audit Committee consists of Messrs. Ballard (Chair), Johnson and Leatherdale, each of whom is an independent director under the NYSE and the SEC rules. The Board has determined that Messrs. Ballard, Johnson and Leatherdale are “audit committee financial experts” as defined by the SEC and NYSE rules. The Audit Committee has sole responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held eight regular meetings and twelve special meetings in 2006.

Compensation and Human Resources Committee

The Compensation Committee consists of Messrs. Johnson (Chair) and Kean and Dr. Wilensky, each of whom is an independent director under the NYSE rules, a non-employee director under the SEC rules, and an outside director under the Internal Revenue Code. The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executives and the administration of our incentive and equity-based plans. The Compensation Committee also negotiates and administers our employment arrangements with our CEO and other executive officers, conducts the annual performance reviews for the CEO and other executive officers, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines. The Compensation Committee held three regular meetings and three special meetings in 2006.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Dr. Wilensky (Chair), Mr. Leatherdale and Dr. Mundinger, each of whom is an independent director under the NYSE rules. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each Annual Meeting or to fill board vacancies, conducting the director and Board evaluation process, evaluating the categorical standards which the Board uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee held two regular meetings and no special meetings in 2006.

Public Responsibility Committee

The Public Responsibility Committee consists of Messrs. Kean (Chair) and Ryan and Dr. Shalala. As described under “Election of Directors” above, Dr. Shalala is not seeking re-election. Accordingly, her term as a director will expire effective at the 2007 Annual Meeting. The Public Responsibility Committee, formed in May 2006, is responsible for the development of guidelines and procedures for ethical and legal compliance, ensuring adequate guidance, reporting and investigation processes, monitoring compliance with Company guidelines and ethics policies, and reviewing Company policies in furtherance of our corporate social responsibilities. The Public Responsibility Committee held one regular meeting and one special meeting in 2006.

Independent Committee

The Independent Committee consists of Messrs. Johnson (Chair), Burke and Leatherdale. The Independent Committee was responsible for conducting the review of the Company’s historic stock option practices. The Independent Committee held 16 special meetings in 2006.

Special Litigation Committee

The Special Litigation Committee consists of the Hon. Edward Stringer and the Hon. Kathleen Blatz, former Justice and former Chief Justice, respectively, of the Minnesota Supreme Court, but who are not members of the Board. The Special Litigation Committee is responsible for investigating the claims raised in the shareholder derivative actions and demands related to the Company’s historic option granting practices, and determining whether any claims should be pursued. The Special Litigation Committee is completely independent of the Board and the Company.

Director Nomination

Criteria for Nomination to the Board.    The Nominating and Corporate Governance Committee Charter, which is available on our website, provides that the Nominating Committee is responsible for recommending to the Board appropriate individuals for nomination as Board members. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of a member of the Board of Directors. Nominees for director are selected on the basis of characteristics described in the Company’s Principles of Governance, which include diversity, age, skills (such as an understanding of health care issues, management of large public companies, and academic, political, financial or medical background), familiarity with ethical and corporate governance issues that the Company faces in the current environment, and other relevant factors. A new director may not be a board member on more than four public company boards (including the Company). Directors who were members of the Company’s Board of Directors in January 2007 have until the 2012 Annual Meeting to comply with this four-board limit, but currently may serve on no more than six public company boards, including the Company.

Shareholder Proposals for Nominees.    The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Corporate Secretary. To be timely for the 2008 Annual Meeting, notice must be received at our principal executive offices, directed to the Corporate Secretary, on or before January 1, 2008, which is a holiday, and must set forth the following information: (i) the name, age, business address, residence address and principal occupation or employment of each nominee proposed in such notice, (ii) the name and address of the shareholder giving notice as the same appears in the Company’s stock register, (iii) the number of shares of the Company’s common stock which are beneficially owned by such nominee and by such shareholder, and (iv) such other information concerning each such nominee as would be required in soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected. Shareholders proposals for nominees received after business reopens on January 2, 2008 would be untimely.

Nominating Advisory Committee.    The Nominating Advisory Committee was formed by the Board of Directors in 2006 to provide the Nominating Committee with input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. Input provided by the Nominating Advisory Committee is considered by, but is not binding on the Nominating Committee. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the

Company and one individual who is a member of the medical community. Nominating Advisory Committee meetings are convened by the Company. The Nominating Advisory Committee held one meeting in 2006 and one meeting in the first quarter of 2007. At these meetings, the Nominating Advisory Committee provided feedback on desired director characteristics to be represented on the Board as a whole, including the following factors: overall quality and experience of potential candidates, age, independence from the Company and management, ability to work collegially with other directors, diversity and expertise in clinical healthcare, accounting or audit, corporate governance/ethics, government/political relations, consumer/marketing, or technology. In addition, members of the Nominating Advisory Committee suggested potential candidates for consideration by the Nominating Committee and provided feedback on the characteristics of candidates under consideration by the Nominating Committee. A description of the Nominating Advisory Committee can be found on the Company’s website at www.unitedhealthgroup.com.

Process for Identifying and Evaluating Nominees.    The Nominating Committee’s process for identifying and evaluating nominees to the Board of Directors is as follows: In the case of incumbent directors, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews such directors’ overall service to the Company and performance on the Board during their terms, including the number of meetings attended, level of participation, quality of performance, the level of experience such director brings to the Company, familiarity with the Company, and other relevant factors.

As described under “Recent Corporate Governance Initiatives” above, the Board of Directors has committed to have five Board seats filled by new independent directors over the next three years in order to bring new experiences, expertise and perspectives into its membership. The Nominating Committee has retained an outside search firm to assist its search for new directors. The Nominating Committee has also considered input from the Nominating Advisory Committee regarding appropriate board composition characteristics. In considering potential candidates, including Robert J. Darretta, the Nominating Committee considered that person’s qualifications and how the qualifications fit with the desired composition of the Board of Directors as a whole, including the criteria set forth above under “Criteria for Nomination to the Board” and criteria discussed by the Nominating Advisory Committee. In evaluating a nominee’s qualifications, among other things, the Nominating Committee reviewed biographical information and references, received input from the full Board and from its third-party search firm. As a result of this process, the Nominating Committee determined that Robert J. Darretta would be a valuable addition to our Board, and recommended him as a candidate to the full Board and the full Board determined to appoint Mr. Darretta as a director subject to re-election by the shareholders at the 2007 Annual Meeting.

The Nominating Committee will consider director candidates recommended by shareholders provided the procedures outlined above under “Shareholder Proposals for Nominees” are followed by the shareholders in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of who recommends the candidate.

Continuing Education for Directors

We provide extensive annual training materials to our directors, regular presentations by various members of the Company’s management team, and regular updates regarding corporate governance matters. Directors are required to attend ISS accredited external director education programs, and it is our policy, as outlined in our Principles of Governance, to reimburse our directors for expenses incurred in connection with attendance of accredited director education programs.

Executive Sessions

In accordance with our Principles of Governance, at each regularly scheduled Board meeting the non-management directors meet in executive session without the presence of management. The Chairman of the Board presides over each executive session of the Board, and Committee Chairs preside over executive sessions of their respective committees.

Communication with the Board of Directors

Employees, shareholders and other interested parties may contact any of our directors, including our Chairman of the Board, who presides over the Board’s executive session, or our non-management directors as a group, by writing to them c/o UnitedHealth Group Incorporated, P.O. Box 1230, Minneapolis, MN 55440-1230, Attention: Corporate Secretary, with a subject line indicating to which director(s) the communication is intended. In addition to the Ethics & Compliance HelpCenter which the Company has in place for its employees to direct their concerns to appropriate persons within the Company, employees, shareholders and other interested parties may communicate concerns about (a) accounting, internal accounting controls or auditing matters to the Audit Committee, and (b) any other concerns to the full Board, non-management directors, and/or a particular director by writing to the address above.

The Board of Directors has designated the Company’s Corporate Secretary as its agent to receive and review communications addressed to any director, committee of the Board or full Board of Directors. The Corporate Secretary may communicate with the sender for necessary clarification. Any communications alleging fiscal improprieties or complaints about internal accounting controls or other accounting for auditing matters will be forwarded immediately to the Company’s Chief Legal Officer and Internal Auditor. If the Chief Legal Officer and Internal Auditor determine that such communications are significant or possibly material to the Company, such communication will be forwarded to the Chair of the Audit Committee. Other communications will be shared with the Audit Committee on a quarterly basis. Any communications alleging misconduct by management, or legal, ethical or compliance issues will be forwarded to the Chairman of the Board of Directors and the Chair of the appropriate Committee of the Board. Other communications will be shared with the Board or the appropriate Committee on a quarterly basis.

The Company will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Corporate Secretary will maintain a log of any such communications not shared with the Board, which any director may review upon request. The Corporate Secretary will review the log annually with the Chair of the Audit Committee.

Determination of Executive and Director Compensation; Roles of Executive Officers and Compensation Consultants in Compensation Decisions

Our Board of Directors has delegated to the Compensation Committee responsibility for determining the compensation of our executive officers. In general, our CEO provides the Compensation Committee with a performance assessment and compensation recommendations for each of the other current named executive officers. Our CEO generally attends regularly scheduled quarterly Compensation Committee meetings, but is not present for the executive sessions or for any discussion of his own compensation. The Compensation Committee approves the amount and form of compensation (including base salary, annual and long-term cash incentive compensation and equity-based incentive compensation) for the CEO and approves compensation for the other executive officers after considering recommendations made by the CEO. The processes and procedures for the consideration and determination of executive compensation and the role of executive officers in recommending executive compensation are described in greater detail under “Compensation Discussion and Analysis” below.

The Compensation Committee is also responsible for reviewing and recommending to the Board the compensation of non-employee directors of the Company. Our Board establishes non-employee director compensation after considering recommendations made by the Compensation Committee. The Compensation Committee and the Board of Directors review the compensation level of our non-employee directors on an annual basis.

The Compensation Committee has the authority to engage outside counsel, compensation consultants and other advisors. In June 2006, the Compensation Committee retained Semler Brossy Consulting Group, LLC (Semler Brossy) as its compensation consultant to advise the Compensation Committee on executive and director compensation matters. During 2006 and 2007, Semler Brossy’s work included the following:

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Reviewed the Company’s competitive market data with respect to peer group CEO and CFO compensation. See “Compensation Discussion and Analysis — Benchmarking of Executive Compensation” for a description of our peer group.

•	Reviewed the Company’s competitive market data for our other executive officers.

•	Reviewed and advised the Compensation Committee on the terms of clawback policies other major companies have adopted.

•	Provided and reviewed competitive compensation data on non-employee director compensation as it relates to compensation levels and programs.

•	Reviewed and advised the Compensation Committee on the terms of the Company’s new employment agreements with Messrs. Hemsley, Mikan, Rangen, Anderson and Wichmann.

Semler Brossy takes direction from, and reports directly to, the Compensation Committee and does not perform any work for management except at the direction of the Compensation Committee. The Compensation Committee has the sole authority to terminate Semler Brossy’s services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This executive summary highlights information from this Compensation Discussion and Analysis section and may not contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the entire Compensation Discussion and Analysis section and the compensation tables that follow for a more complete understanding of our executive compensation program.

The Compensation Committee oversees the compensation program for our executive officers. Our approach to compensation emphasizes the relationship between pay and superior performance by our senior executives that, in turn will increase the value of our shareholders’ investment over the long term. We accomplish this by tying compensation of executives to the successful achievement of corporate, business unit and individual goals that are closely aligned with the long-term interests of our shareholders. Overall compensation includes base salary, annual cash incentive awards, long-term cash incentive awards, long-term equity awards and benefits. The Compensation Committee believes that a substantial majority of the total compensation opportunity of executive officers should be at-risk and payable only in the event of performance by executives that benefits the Company’s shareholders and other constituents. We place a greater emphasis on long-term, equity-based incentives versus cash compensation and other employee benefits. The primary equity-based, at-risk incentives we use are stock options and stock-settled stock appreciation rights (SARs) typically with four year vesting schedules. We believe that stock options and SARs, when combined with our stock ownership guidelines, align our executives’ interest with those of our shareholders. Thus, the combination of our equity awards and stock ownership guidelines is inherently performance-based. The Company’s cash long-term incentive award focuses on sustained financial results over a three-year period, complementing stock options and SARs. We do not use substantial non-performance-based compensation mechanisms for executive officers. We do not provide perquisites such as apartments, vacation homes, automobiles, club memberships, drivers for personal travel or personal use of corporate aircraft to our executive officers.

We believe that our emphasis on equity-based compensation has contributed to establishing and sustaining an entrepreneurial Company culture that has served our shareholders well in a highly competitive and rapidly evolving industry. For example, over the 5-, 10- and 15-year periods ended December 31, 2006, our Company’s compounded annualized total return to shareholders exceeded that of the S&P 500 Index by 18.7, 17.0 and 12.7 percentage points, respectively.

COMPARISON OF 5-, 10- AND 15- YEAR CUMULATIVE TOTAL RETURN

Between UnitedHealth Group And The S & P 500 Index

As of December 31, 2006

	5-Year	10-Year	15-Year
UnitedHealth Group	304.31	959.73	2,325.20
S & P 500	135.03	224.48	455.80

The comparison assumes the investment of $100 at the beginning of the 5-Year, 10-Year or 15-Year period, as applicable, in Company stock and in the S&P 500 Index, and that dividends were reinvested when paid.

During 2006, our Compensation Committee and Board of Directors reexamined the structure of our executive compensation program. Actions taken during 2006 include the following:

•	Adopted share ownership guidelines for executives.

•	Retained Semler Brossy as the Compensation Committee’s compensation consultant. Semler Brossy does not perform any work for management of the Company.

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Created an internal policy to address equity award approval requirements that removes previously delegated authority to management to grant equity awards. This policy provides that only the Compensation Committee may make grants of equity awards and establishes set times when the Compensation Committee may consider granting equity awards.

•	Engaged an outside professional services firm to conduct regular testing of controls relating to equity awards and report the results of the testing to the Compensation Committee on a regular basis.

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Received written agreements from certain current and former senior executives to reset the exercise price of all applicable exercised and unexercised options granted to such executives with a stated grant date between 1994 and 2002 to ensure that there is no potential for financial gain from the incorrect dating of any option.

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Eliminated enhanced cash severance payments previously payable in connection with change-in-control transactions for all executive officers so that the cash severance amounts will not increase as a result of a change-in-control transaction.

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Capped supplemental executive retirement plan benefits payable to our CEO at the amount vested and accrued as of May 1, 2006. Our other current named executive officers do not have supplemental executive retirement plan benefits and, with the exception of pre-existing supplemental executive retirement plan obligations that we may assume as a result of acquisitions, we no longer provide such benefits.

•	Eliminated personal use of corporate aircraft and tax gross-ups previously provided to certain executives in connection with their use of corporate aircraft.

•	Eliminated security services and financial planning services for executive officers.

•	Eliminated Company-subsidized post-retirement health insurance for executive officers.

•	Eliminated perquisites previously provided to our CEO other than benefits generally available to all employees and executive officers.

•	Reviewed the value of equity awards previously granted to the executive officers when making compensation decisions for 2006.

•	Eliminated all tax gross-ups previously provided to our executive officers.

In 2006, the Company considered the following guidelines in determining the amount, form and balance of total compensation for executive officers:

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Combined base pay and annual cash incentive targets are positioned at or slightly above the median at peer group companies, with exceptional performance resulting in incentive payments above targeted levels.

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Long-term incentives, including equity awards, should result in a targeted total compensation opportunity that is above the median at peer group companies in order to further promote a performance-based culture in stronger alignment with shareholders.

•	The differential between the cash compensation of the CEO and the other most senior officers of the Company should be reduced.

•	Stock-settled SARs are our preferred, but not exclusive, form of equity compensation.

•	Executive officers should pay more for health care coverage in order for premiums to be more affordable for lesser paid employees.

Background and Overview

This Compensation Discussion and Analysis discusses the objectives, policies and components of our compensation programs for our current named executive officers. Please see “Compensation of Departed Named Executive Officers” appearing on page 45 for a discussion and analysis of compensation provided to our former CEO and former General Counsel and Secretary.

During 2006 and 2007, as described under “Corporate Governance” above, our Board of Directors made a number of significant changes in our corporate governance and senior leadership. We also made significant changes in our policies and procedures in the area of executive compensation and entered into employment agreements with our new CEO, our new CFO and certain other members of our new senior leadership team. See “2006 Compensation Initiatives” and “New Employment Agreements” below for details. These changes were prompted in large measure by an independent review of our historic stock option practices conducted by a committee of independent directors of the Board of Directors of the Company and its outside counsel, Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale). WilmerHale summarized the results of that review in a report to the Independent Committee (the WilmerHale Report), which the Company released to the public on October 15, 2006.

On November 30, 2006, Stephen J. Hemsley, who had been our President and Chief Operating Officer (COO), became our CEO. On December 1, 2006, we announced additional changes to the structure of the Company’s executive management. Among other things, these changes effectively eliminated the position of COO and allocated the COO’s responsibilities among three executive officers who were each promoted to the position of president of one of our three business groups. Each of these executive officers was also assigned enterprise-wide functional responsibilities at the corporate level. We also announced the appointment of a new CFO in November 2006, a new Chief Accounting Officer in December 2006 and a new Chief Legal Officer in May 2007.

Oversight of Executive Compensation

Our Compensation and Human Resources Committee oversees the compensation program for our executive officers, including the executive officers named in this proxy statement. The Compensation Committee is appointed by our Board of Directors and is composed of directors who meet the independence requirements of the NYSE, and who are considered “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the SEC’s Rule 16b-3. The responsibilities of the Compensation Committee are set forth in its charter, which was most recently amended in October 2006. Under its charter, the Compensation Committee reviews and approves the compensation for the named executive officers, conducts the annual performance review of our CEO, annually reviews the performance of other executive officers with the CEO, administers our incentive plans, and recommends to our Board incentive compensation plans in which the named executive officers participate.

The Compensation Committee has the authority to engage outside counsel, compensation consultants and other advisors. Historically, the Compensation Committee did not retain an independent consultant for executive compensation purposes, relying instead on information provided by Hewitt Associates LLC (Hewitt), an external compensation consultant retained by our management. Hewitt’s activities in connection with executive compensation have generally been limited to comparing Company compensation levels to external benchmark data, and providing information regarding executive compensation design issues, market trends and regulatory considerations. In June 2006, the Compensation Committee retained Semler Brossy as its executive compensation consultant. The Compensation Committee has determined that Semler Brossy is independent because Semler Brossy takes direction from, and reports directly to, the Compensation Committee and does not perform any work for management except at the direction of the Compensation Committee. The Compensation Committee has the sole authority to determine the compensation for and to terminate Semler Brossy’s services.

Objectives of the Compensation Program

Our overall compensation philosophy is that total compensation should emphasize the relationship between pay and performance by tying compensation of executives to the successful achievement of corporate, business unit and individual goals. We endeavor to closely align those goals with the long-term interests of our shareholders. Consistent with that philosophy, the primary objectives of our executive compensation program are to:

•	Align the economic interests of our executives with those of our shareholders.

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Attract the most qualified executives available in the market, motivate them to do their best work and deliver a consistently high level of performance, and retain them for the long-term benefit of our Company and our shareholders.

•	Reward performance that furthers our Company’s mission to improve access to health and well-being services, simplify the health care experience, promote quality and make health care more affordable.

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Reward performance that supports the Company’s values by promoting a culture of integrity through compliance with laws and our own ethics policies, as well as commitment to community leadership and diversity.

•	Foster an entrepreneurial spirit that reflects innovative thinking and action, and effective and accountable management to maximize shareholder value.

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Closely link compensation to individual performance, business unit performance and enterprise-wide performance by placing a substantial portion of pay at-risk through incentive compensation arrangements. The portion of at-risk incentive compensation increases as the executive’s level of responsibility increases within our Company so that when exceptional performance warrants, total compensation earned by our executives should exceed amounts generally paid to individuals in comparable positions at other companies inside and outside of our industry.

Historical Structure of the Compensation Program

Consistent with the objectives outlined above, our compensation program has historically placed a greater emphasis on long-term, equity-based incentives as compared to fixed and short-term cash compensation and other elements of the program. The primary equity-based incentives have been stock options, and more recently stock-settled SARs1. Awards of equity-based compensation to executive officers have historically been significantly above the median at our peer group companies. This reflects the Company’s belief that sustaining a strong entrepreneurial culture and aligning executive and shareholder economic interests are influenced by providing the opportunity for accumulating substantial levels of wealth if and to the extent shareholders enjoy substantial long-term stock price appreciation. In that regard, it is significant to note that, as shown in the following graph and table, over the 5-, 10- and 15-year periods ended December 31, 2006, our Company’s compounded annualized total return to shareholders exceeded that of the S&P 500 Index by 18.7, 17.0 and 12.7 percentage points, respectively.

UnitedHealth Annualized Return v. S&P 500

The comparison assumes the investment of $100 on December 31, 1991 in Company stock and in the S&P 500 Index, and that dividends were reinvested when paid.

From 1999 until changes made in 2005 and 2006, Mr. Hemsley’s compensation was largely dictated by the terms of his 1999 employment agreement. Among other things, that employment agreement specified Mr. Hemsley’s minimum base salary and annual cash incentive target as a percentage of base salary, and provided that a supplemental executive retirement plan (SERP) would be established for him. The employment agreement also called for Mr. Hemsley to receive an annual stock option award or awards covering a specified minimum number of shares. Our Company’s stock price performance significantly increased the value of option awards granted under his employment agreement in subsequent years to levels beyond those provided by most of our peer group companies. Assuming that

[1]

A holder of stock-settled SARs has the right to receive an amount, in stock, equal to the appreciation in a specified number of shares of a company’s stock over a period of time, but unlike stock options, no exercise price is payable.

the return on the Company’s common stock was equal to the return on the S&P 500 Index during the period that Mr. Hemsley’s option grants were outstanding, the intrinsic value of those grants as of December 31, 2006 would have been approximately 85.5% less. During 2005 the Compensation Committee engaged outside counsel, who then engaged Hewitt to review and report on the Company’s compensation practices with respect to Mr. Hemsley.

Against this background, the Compensation Committee, with the full support of Mr. Hemsley, amended Mr. Hemsley’s employment agreement in August 2005 to eliminate fixed minimum annual option awards, which was of importance to the Compensation Committee in order to provide the Compensation Committee more flexibility to determine Mr. Hemsley’s compensation on an annual basis, and to assist ongoing efforts to reduce the number of shares subject to annual option awards as a percentage of the Company’s outstanding shares. The employment agreement was also amended to require that the Compensation Committee approve increases in Mr. Hemsley’s salary, and to provide Mr. Hemsley with an immediate right to terminate his employment and receive severance in the event of the departure of Dr. McGuire. As discussed below, Mr. Hemsley entered into a new, differently-structured employment agreement upon becoming CEO.

Each of our other executive officers, including the named executive officers, also has an employment agreement, but none of these agreements provides for fixed minimum annual equity awards, perquisites or the provision of supplemental retirement benefits. In general, the Compensation Committee believes that it is advantageous to both our Company and the executives involved to have the terms and conditions of their employment arrangements, and the terms and conditions upon which those arrangements could be ended, clearly defined. Specifically, the Compensation Committee desired to specify and obtain non-competition, non-solicitation and non-disclosure commitments from executive officers in exchange for specified severance arrangements.

2006 Compensation Initiatives

During 2006, the Compensation Committee and its outside advisors reexamined the structure of the executive compensation program generally. Actions taken during 2006 by our Board of Directors and Compensation Committee as a result of this review included the following:

Equity-Award Initiatives

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Created and approved an internal policy to specifically address equity award approval requirements, award levels, award terms, setting of grant dates and authority to modify existing awards, including the following:

¡	Require that the Compensation Committee make all grants of equity awards to employees in its sole discretion. Management has no authority to grant equity awards.

¡

Require that the Compensation Committee make grants of equity awards in connection with commencement of employment or the promotion or retention of existing employees only at its regularly scheduled quarterly meetings.

¡

Require that the Compensation Committee consider all broad-based grants of equity awards to employees only on an annual basis at its meeting held in connection with the Company’s Annual Meeting of Shareholders.

¡	Provide that, in the event that the Compensation Committee determines not to make equity awards on the dates set forth above because the Company is in possession of material non-public information on that date, the Compensation Committee may grant such equity awards on a later date, when the Company is no longer in possession of material non-public information, which need not be at a regularly scheduled Compensation Committee meeting.

¡

Require that the date of grant of an equity award be the date on which the Compensation Committee acts to authorize the equity award, the recipients are clearly identified, and each recipient’s equity award amount is final. In addition, each recipient’s equity award must be promptly communicated to the recipient.

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Reviewed and substantially revised the controls related to our equity award grant, exercise, modification and administration processes and, as of December 31, 2006, remediated the material weakness in internal control relating to stock option plan administration and accounting for and disclosure of stock option grants that, as a result of the independent review, we determined existed as of December 31, 2005.

•

Engaged an outside professional services firm to conduct regular testing of controls relating to equity award initiation and modification, equity award approval, equity award administration and equity award exercise administration processes and report the results of its review to the Compensation Committee on a quarterly basis.

•

Received written agreements, in light of the conclusions of the WilmerHale Report, from certain current and former senior executives to reset the exercise prices of all of their exercised and unexercised options with stated grant dates between 1994 and 2002 to ensure that there is no potential for financial gain (or financial loss to the Company) from the incorrect dating of any option.

¡

For Mr. Hemsley, the exercise prices of all options with stated grant dates between 1997, when he commenced employment at the Company, and 2002 have been reset to the highest closing share price during the stated grant year for each particular option. The exercise prices of certain post-2002 vested options have been increased to account for the value attributable to any options with stated grant dates between 1997 and 2002 that had been previously exercised.

¡

For an additional group of senior executives, including Ms. Quam and Messrs. Wichmann and Erlandson, the exercise prices of all options with stated grant dates between 1994 and 2002 have been reset to the closing price of the Company’s common stock on the accounting measurement date for each grant. The exercise prices of certain post-2002 vested options have been increased to account for the value attributable to any options with stated grant dates between 1994 and 2002 that had been previously exercised.

See the “2006 Grants of Plan-Based Awards” table below for additional details regarding these option repricing arrangements.

•	Considered total realized and unrealized gains from previous equity awards when determining annual grants of equity awards.

Severance and Benefits Reductions

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Eliminated enhanced cash severance payments previously payable in connection with change-in-control transactions for all executive officers so that the cash severance amounts will not increase as a result of a change-in-control transaction.

•	Capped SERP benefits for Mr. Hemsley at the amount vested and accrued as of May 1, 2006.

•	Eliminated Company-subsidized post-retirement health insurance for Mr. Hemsley.

•	Eliminated personal use of corporate aircraft and tax gross-ups previously provided to certain executives in connection with their use of corporate aircraft.

•	Eliminated perquisites previously provided to Mr. Hemsley other than benefits generally available to all employees and executive officers.

•	Eliminated all tax gross-ups, including gross-up for change-in-control excise taxes, previously provided to our executive officers.

Guidelines and Policies

•	Adopted share ownership guidelines for officers and directors. The guidelines are described in greater detail in “Stock Ownership Guidelines; Hedging Transactions” below.

•	Considered and discussed adoption of a clawback policy in 2006 and subsequently adopted the policy in January 2007. The clawback policy is described in greater detail in “Clawback Policy” below.

New Employment Agreements

We entered into a new employment agreement in November 2006 with Mr. Hemsley to serve as President and CEO. Under the terms of the new four-year employment agreement, Mr. Hemsley is only assured of receiving his base salary each year. The agreement does not set any minimum or target level for any bonus or other incentive compensation for Mr. Hemsley. All awards of bonus and incentive compensation are solely at the discretion of the Compensation Committee. The new employment agreement also eliminated perquisites previously provided to the CEO other than benefits generally available to all employees and executive officers. Mr. Hemsley’s employment agreement is described in greater detail on page 67.

On January 31, 2007, we entered into a new employment agreement with Mr. Mikan to serve as Executive Vice President and Chief Financial Officer of the Company. The terms of this agreement are effective retroactive to November 7, 2006 and are described in greater detail on page 68.

On April 17, 2007, we entered into new employment agreements with each of Messrs. Anderson and Wichmann. The terms of these agreements are effective retroactive to December 1, 2006 and are described in greater detail on page 68.

Elements of the Compensation Program

The elements of our executive compensation program are base salary, annual cash incentive awards, long-term cash incentive awards, long-term equity awards, standard benefits and post-employment compensation (in the event of a triggering event under the applicable employment agreement). In considering and determining the amount, the form, and the balance among the elements, the Company considered the following guidelines in 2006:

•

Combined base pay and annual cash incentive targets will generally be positioned at or slightly above the median at peer group companies. Because annual cash incentive payments are specifically tied to earnings performance, exceptional performance for our shareholders will result in incentive payments that are above targeted levels.

•

Long-term incentives consisting of cash and equity will result in a targeted total compensation opportunity that is above the median at peer group companies in order to further promote a performance-based culture in stronger alignment with shareholders.

•	The differential between the cash compensation of the CEO and the other most senior officers of the Company should be reduced.

•	Stock-settled SARs are now our preferred, but not exclusive, form of equity compensation because they closely align our executives’ interests with those of our shareholders.

•	Traditional employee benefits remain at the lower range of our peer group companies for senior executives.

•	Perquisites will be provided sparingly, if at all.

The Compensation Committee believes that the substantial majority of the total compensation opportunity of executive officers should be at-risk and payable only in the event of performance by executives that benefits the Company’s shareholders and other constituents. In 2006, annual and long-term cash incentive opportunities and equity-based compensation constituted approximately 80% of the total compensation opportunity of our executive officers.

Base Salary

Base salary is provided to recognize individual performance and competence. The base salary level for each senior executive, including the named executive officers, is determined by reference to market comparisons, internal comparability with salaries of other executives, and the executive’s level of responsibility, experience and knowledge. Base salary decreases as a percentage of total compensation as an executive’s responsibilities increase. The employment agreements entered into with our current named executive officers generally reflect base salary levels that approximate the median level at our peer group companies.

The Compensation Committee approves base salary for the CEO (and did so for the COO when Mr. Hemsley served in that capacity) and approves base salaries for the other executive officers after considering recommendations made by the CEO.

Annual Cash Incentive Awards

The Compensation Committee makes annual cash incentive awards to executive officers, including the named executive officers, under our shareholder-approved Executive Incentive Plan. Annual cash bonuses are paid if and to the extent our Company meets the financial performance goals approved by the Compensation Committee for that year. The amount of annual cash bonuses is determined by means of an annual incentive target percentage that is approved by the Compensation Committee at the beginning of each year. This element is included in the executive compensation program because it focuses the leadership of our Company on achieving annual financial goals that are indicative of improved year-over-year performance, constitutes at-risk compensation payable only if the goals are achieved, and represents common market practice.

The Executive Incentive Plan specifies that the performance goal to be satisfied each year shall be expressed in terms of our earnings per share (EPS), reflecting the Compensation Committee’s belief that growth in EPS closely correlates to growth in shareholder value and is the gating factor that must be met before any annual cash incentive award is payable. As discussed in greater detail below, the Compensation Committee uses other performance metrics to determine the actual annual cash incentive amounts payable to our executive officers.

At the beginning of each year, management recommends, and the Compensation Committee approves, an initial EPS goal that must be achieved before any bonus amount is paid to a named executive officer, and a second EPS goal that must be achieved for a bonus of up to the maximum amount to be payable. For EPS performance between the two EPS goals, a bonus of up to the individual target amount may be paid. For EPS performance above the second EPS goal, an award of up to the maximum annual cash incentive target amount is payable. In recent years, the Compensation Committee has approved the second EPS goal at an amount equal to the EPS guidance our Company provides to investors at the beginning of the year, and an initial EPS goal at 90% of the second EPS goal.

Although the Executive Incentive Plan permits a theoretical maximum individual annual cash incentive payout equal to 1% of our Company’s net earnings (as defined in the plan), the Compensation Committee has generally used its discretion to limit the maximum bonus amount for each executive officer to 200% of his or her target bonus amount. The Compensation Committee routinely, exercises discretion to reduce (but not increase) the amount of any annual incentive otherwise payable under the terms of the Executive Incentive Plan. In exercising this discretion for executive officers, the Compensation Committee typically considers a variety of factors, including financial metrics such as revenue growth or operating income at either enterprise-wide or business unit levels, return on assets employed, progress against strategic initiatives, individual performance measures and, for executive officers other than the CEO, the CEO’s recommendations. The Compensation Committee does not assign specific weightings to these factors. The discretionary adjustments allow the Compensation Committee to factor individual performance into its annual cash incentive payout decisions and thereby reward individual performance that furthers our Company’s stated mission.

Long-Term Cash Incentive Awards

The Compensation Committee makes long-term cash incentive awards to a select group of senior executives, including the named executive officers. These awards are also made under the Executive Incentive Plan. Only those senior executives designated by the Compensation Committee whose positions and responsibilities enable them to have the greatest impact on the long-term performance of our Company are eligible for these long-term cash incentive awards. We include a long-term cash incentive component in the executive compensation program because it directly links the compensation of the senior leadership of our Company with long-term Company financial performance, motivates the most senior executives to sustain superior levels of performance, and constitutes additional at-risk compensation payable only if the specified goals are achieved.

The Executive Incentive Plan specifies that the performance goal or goals to be satisfied during any multi-year performance period shall be expressed in terms of one or more financial measures such as revenue growth, return on equity, operating cash flows, EPS and operating margin, each of which may be expressed either as an absolute standard or a comparative measure with respect to other companies, and applied at enterprise-wide or business unit levels. For these purposes, the Compensation Committee has elected to use a three-year performance period and a financial measure of total Company EPS over each three-year period.

This plan provides that the Compensation Committee shall adjust the Company’s reported EPS for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring losses.

Since the adoption of the plan in 2002, such an adjustment has only occurred once, in connection with the Company’s adoption in 2006 of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), to provide comparability over the periods.

At the beginning of each year, upon recommendation by management, the Compensation Committee approves the participants for the upcoming performance period and an EPS goal that must be achieved before any long-term cash incentive amount is paid. For the 2004-2006 performance period (incentives paid in 2007), in addition to approving an initial EPS goal that had to be achieved before any long-term cash incentive amount could be paid, the Compensation Committee also approved a second EPS goal that had to be achieved for the maximum long-term cash incentive amount to be payable. For EPS performance between the two EPS goals, an award of up to the target long-term cash incentive amount could be paid. For EPS performance above the second EPS goal, an award of generally up to 200% of the executive’s long-term cash incentive target amount could be paid.

The Compensation Committee’s practice has been to set the long-term cash incentive target for each participating executive at 50% of that individual’s average base compensation over the three-year performance period. Although the Executive Incentive Plan permits a maximum individual long-term cash incentive payout in any given year equal to the lesser of 300% of a participant’s average base compensation or $10,000,000, the Compensation Committee’s practice generally has been to limit the maximum long-term individual incentive amount payable to 200% of the long-term cash incentive target amount payable. The Compensation Committee may also exercise discretion to reduce, but not increase, the amount of any long-term cash incentive amount otherwise payable under the terms of the Executive Incentive Plan. The Compensation Committee typically exercises this discretion in the same manner as described above under “Annual Cash Incentive Awards.”

Long-Term Equity Awards

All outstanding equity-based compensation awards to employees (other than equity awards assumed in connection with certain acquisitions) have been awarded under one of three equity-based compensation plans, the most recent of which, the 2002 Stock Incentive Plan, is the source of current awards. As compared to peer group companies, we have historically ascribed a significantly higher portion of the total compensation opportunity of our executives to equity-based compensation. By doing so, we provide to our executives a direct and substantial interest in the long-term performance of our Company’s stock, which we believe establishes the strongest and most direct alignment between the interests of our executives and our shareholders. We also believe that our emphasis on equity-based compensation has contributed to an entrepreneurial Company culture that has served our shareholders well in a highly competitive and rapidly evolving industry. We believe that the forms of equity-based compensation we have emphasized, stock options and stock-settled SARs, when combined with our stock ownership guidelines, align our executives’ interest with those of our shareholders. First, stock options and SARs deliver value to an executive only to the extent that our stock price increases after the date of grant. Then, our stock ownership guidelines serve to motivate our executives to maintain that value and further the long-term return to shareholders.

With the elimination at the beginning of 2006 of favorable accounting treatment that had been accorded to stock options, we have begun to favor stock-settled SARs over stock options because a SAR that is comparable in value to a stock option will ultimately result in a smaller number of shares being issued under our equity-based compensation plans. In addition to stock options and SARs, we have occasionally made awards of restricted stock, but typically only in situations where we are hiring an executive who is forfeiting significant amounts of equity-based incentives as a result of leaving his or her former employer. We favor the use of stock options or SARs over time-vested restricted stock because of their pay for performance features.

We generally grant stock options and SARs with a term of 10 years with typically 25% of the covered shares vesting and becoming exercisable on each of the first four anniversaries of the date of grant. The Compensation Committee believes the four-year vesting terms together with grants made in successive years helps create a long-term incentive and strikes an appropriate balance between the interests of the Company, our shareholders and the individual employee in terms of the incentive, value creation and compensatory aspects of these equity awards.

Employment Benefits

Subject to the exceptions discussed below, our executive officers receive the same welfare and retirement benefits that are generally made available to our employees. Consistent with our philosophy that the substantial majority of compensation should be performance-based, benefits provided have been limited and are below the median level of benefits provided at peer group companies. These benefits include a 401(k) retirement plan, an employee stock purchase plan, short- and long-term disability plans, term life insurance coverage, dental coverage and a health insurance plan. Our executive officers are required to pay higher premiums for their health insurance so that premiums will be more affordable for lesser paid employees. These benefits are provided to be competitive in the marketplace and are consistent with the philosophy of our broad-based benefit program.

In addition to the Company’s generally available benefits, commencing in 2007, the Company also provides each current named executive officer other than Mr. Hemsley and Ms. Quam a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Executive officers may also participate in our Executive Savings Plan, which is a non-qualified, unfunded deferred compensation plan that permits an executive to defer receipt of up to 80% (100% prior to 2007) of his or her base salary and up to 100% of his or her annual and/or long-term cash incentives. This plan enables executives whose contributions to the Company’s 401(k) Plan are limited under applicable tax law to save additional amounts on a tax-deferred basis. We provide this plan to be consistent with competitive market practices. In addition, consistent with market practice, we provide a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the executive’s base salary and annual cash incentive awards deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. See the “2006 Nonqualified Deferred Compensation” table below for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan.

During 2006, we terminated a self-insured executive catastrophic medical plan available to senior executives under which no benefits had ever been paid to any executive officer.

Perquisites

We do not provide perquisites such as security services, private jet services, financial planning services, club memberships, apartments, vacation homes, automobiles or drivers for personal travel to our executive officers. We had historically reimbursed executives for financial planning expenses, but eliminated that perquisite at the end of 2006. In October 2006, our Board adopted a corporate aircraft use policy which was amended in April 2007 to prohibit personal use of corporate aircraft by any executive. As a result of these changes, we have essentially eliminated most of the traditional corporate perquisites that are common in the market for senior executives at large public companies.

Post-Employment Payments and Benefits

The employment agreements with our current named executive officers provide for severance payments in connection with their termination of employment under various circumstances, typically termination by the Company without “cause” or in some cases by the executive for a “good reason.” Accordingly, our current named executive officers are not entitled to any cash payments upon a change in control of the Company, unless the change in control also results in termination of employment by the Company without “cause” or by the executive officer for a “good reason.” As discussed elsewhere in this Compensation Discussion and Analysis, during 2006, we made a number of changes in our policies applicable to post-employment payments and benefits, including the elimination of enhanced cash severance payments that were previously payable upon termination by the Company without “cause” or in some cases by the executive for “good reason” in connection with a change in control of the Company and elimination of excise tax gross up payments payable in connection with a change in control. We also reduced the amount and circumstances under which severance payments and benefits would be provided to Mr. Hemsley under his CEO employment agreement.

In April 2004, Mr. Hemsley and the Company entered into a supplemental executive retirement pay (SERP) agreement that provides him a lump sum payment upon his retirement. Although the provision and amount of this SERP benefit to Mr. Hemsley were consistent with comparable arrangements of senior executives of peer group companies, in light of the value conferred to Mr. Hemsley from previously granted stock options, the Company and Mr. Hemsley agreed, pursuant to the terms of his November 7, 2006 CEO employment agreement, to cap the amount of the SERP lump sum payment at $10.7 million, the amount vested and accrued as of May 1, 2006. Although common in the market for senior executives, our other current named executive officers do not have SERP benefits and, with the exception of pre-existing supplemental executive retirement plan obligations that we may assume as a result of acquisitions, we do not provide such benefits.

Our stock option, SAR and other equity-based incentive award agreements typically provide that the awards will become fully vested and exercisable if the executive’s employment ends due to death or disability, or if a change in control of the Company occurs. We adopted acceleration of the vesting of equity awards upon a change in control in 1994 to offer our executives greater protection in the context of a corporate restructuring. Our equity-award agreements also generally provide for continued vesting and exercisability during any period in which an executive receives severance and for continued exercisability of an award for a limited period of time after termination of employment for other reasons. In addition, certain equity awards granted from 2002 to 2005 also provide for continued vesting and exercisability for up to five years after retirement.

The circumstances under which severance and other post-employment payments and benefits will be made or provided and the amount of such payments and benefits are described in greater detail under “Potential Payments Upon Termination or Change-in-Control” below. We have provided these post-employment payments and benefits and severance payment triggers because they have enabled us to obtain specific post-employment non-competition, non-solicitation and non-disclosure obligations that we believe are of value to the Company and our shareholders.

Equity Award Historical Practices and New Policy

In early 2006, our Board of Directors initiated an independent review of the Company’s stock option practices from 1994 to 2005. The independent review was conducted by the Independent Committee with the assistance of outside counsel, WilmerHale, and independent accounting advisors. On October 15, 2006, WilmerHale completed its review and concluded, among other things, that many of the stock option grants it reviewed were likely backdated, that a 1999 supplemental grant of stock options was not accounted for correctly in the Company’s financial statements and that the Company’s controls with respect to stock option grants were inadequate. For additional information concerning the Company’s historic stock option practices, please refer to the complete text of the WilmerHale Report, a copy of which is available on the Company’s website, www.unitedhealthgroup.com, and is included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2006. In light of the conclusions of the WilmerHale Report, we restated our historical financial statements as reflected in the 2006 Annual Report on Form 10-K that accompanies this proxy statement. In addition, certain former and current senior executives of the Company executed written agreements to reset the exercise prices of all of their exercised and unexercised options with stated grant dates between 1994 and 2002 to ensure that there is no potential for financial gain from the incorrect dating of any option. See “2006 Compensation Initiatives — Equity Award Initiatives” above for a description of these option repricing arrangements.

In June 2006, the Compensation Committee adopted an internal policy regarding equity awards to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The policy requires that all grants of equity awards be made in the sole discretion of the Compensation Committee, and establishes set times when the Compensation Committee may consider granting equity awards. No authority to grant equity awards is delegated to management. As a result, there is no relationship between the timing of the award of equity grants and our release of material information. See “2006 Compensation Initiatives-Equity Award Initiatives” for a description of the policy.

In addition to the terms specified in our equity award policy, our 2002 Stock Incentive Plan provides that the exercise price of a stock option or SAR award is not to be less than 100% of the fair market value of a share of our common stock on the date the award is granted. The plan also provides that for these purposes, the fair market value of a share of our common stock on a particular date is the closing price of a share on the NYSE on that date.

Since 2002, the Company has decreased the aggregate number of equity awards made on an annual basis as a percentage of shares outstanding at year end. The aggregate equity awards made in 2006 did not exceed 2% of the Company’s shares outstanding at the end of 2006.

Stock Ownership Guidelines; Hedging Transactions

The Compensation Committee believes that an important corollary of an equity-based incentive program is significant stock ownership by senior executives. Significant stock ownership by senior executives further aligns management’s interests with those of long-term shareholders because it helps motivate executives to maintain and further the long-term return to shareholders. Consistent with this view, in April 2006, the Board of Directors adopted stock ownership guidelines requiring that each executive officer beneficially own within three years of the adoption of the policy or his or her election or appointment as an executive officer for the first time, whichever is later, a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary, as follows:

•	For the CEO, five times base salary; and

•	For other executive officers, two times base salary.

Stock options and SARs do not count toward satisfaction of the ownership requirements, regardless of their vesting status. The Compensation Committee will review compliance with this requirement on an annual basis. As of the date of this proxy statement, Mr. Anderson meets the ownership requirements. Mr. Hemsley intends to meet the ownership requirements by the date of the annual meeting and the Compensation Committee believes that all other executive officers are making satisfactory progress towards meeting the ownership requirements.

In general, uncovered short sales of shares of our common stock by our executive officers are prohibited by SEC rules. Accordingly, under our insider trading policy, we prohibit short sales of shares of our common stock by our executive officers and discourage all employees, including our named executive officers, from engaging in any hedging transactions relating to our common stock. The policy also requires all employees to consult with our Office of the General Counsel if they intend to engage in any hedging transactions. No executive officer consulted with the Office of the General Counsel regarding hedging transactions in 2006.

Clawback Policy

The Board of Directors, acting upon the recommendation of the Compensation Committee, adopted a clawback policy in 2007 with the following key provisions:

Material Restatements

•	The clawback policy applies to a defined list of approximately 30 members of senior management, including all executive officers, and applies to both incentive cash and equity compensation.

•

Annual or long-term cash incentives: Any designated executive must repay the Company the entire amount of his or her annual or long-term cash incentive payment if the Board determines that he or she has engaged in fraud or misconduct that caused, in whole or in part, a material restatement of the Company’s financial statements and the executive would have received a lower annual or long-term cash incentive payment if it had been based on the restated financial results.

•

Equity compensation: If it is determined that a designated executive has engaged in fraud that causes, in whole or in part, a material restatement of the Company’s financial statements, the Company will cancel his or her then-outstanding vested and unvested options/SARs or other unvested equity awards subject to the clawback policy, and the executive must return to the Company all gains from equity awards realized during the twelve-month period following the filing of the incorrect financial statements.

Violation of Noncompetition Covenants

•	The clawback policy with respect to violations of noncompetition covenants, applies to a broader group of executives, and applies only to equity compensation.

•

The policy requires cancellation of unvested options/SARs or other unvested equity awards and forfeiture of all equity awards which vested within one year prior to termination of employment or anytime thereafter if the employee violates a restrictive covenant.

Benchmarking of Executive Compensation

The Company’s outside compensation consultant, Hewitt, regularly provides to management information regarding executive compensation practices within our Company’s industry and among other companies of varying size. This generally has included information pertaining to the compensation practices of the companies named below. The Company also considers competitive third-party survey data of comparably sized companies in general industry. Management from time to time provides this information to the Compensation Committee. Benchmarking of executive compensation in this manner informs and influences both the compensation recommendations made by management to the Compensation Committee and the Compensation Committee’s decisions regarding compensation, but does not replace the Compensation Committee’s responsibility to determine the appropriate compensation levels for our executive officers. For purposes of executive compensation benchmarking, our executive officers are matched to benchmarks on the basis of job functions and responsibilities. Market compensation data is derived from these market matches, and statistical reference points (such as median and 75th percentile) are calculated for total compensation and for separate elements of the compensation program.

Since 2003, in addition to survey data, we have most commonly used a group of 30 companies for compensation benchmarking. This group of companies was originally selected and is modified from time to time by management after consultation with Hewitt, on the basis of annual revenue, cash flow return on average equity, and total shareholder return over three- and five-year periods. The intent of the Compensation Committee and our management is to generate and maintain a group of companies representing multiple industries and having generally strong financial performance and median revenue similar to, or smaller than, that of our Company and to supplement the information regarding these companies by survey data. This approach reflects the view that our Company competes for senior executive talent with successful companies across industry boundaries. The named companies used for benchmarking during 2006 are set forth below. When referring to “peer group companies” elsewhere in this Compensation Discussion and Analysis, we mean these named companies as well as the information included in the survey data.

3M Company	CIGNA Corporation	Pfizer Inc.
Abbott Laboratories	Coca-Cola Company	Procter & Gamble Company
Aetna, Inc.	ConAgra Foods Inc.	Sara Lee Corporation
American Express Company	Countrywide Financial Corp.	Target Corporation
Anheuser-Busch Companies, Inc.	Dell Inc.	United Technologies Corp.
AT&T, Inc.	FedEx Corporation	Verizon Communications Inc.
Bellsouth Corporation[2]	International Business Machines Corp.	Walgreen Company
Best Buy Company, Inc.	Johnson & Johnson	WellPoint Inc.
Bristol-Myers Squibb Company	Johnson Controls Inc.	Wells Fargo & Company
Caterpillar Inc.	PepsiCo Inc.	Wyeth

[2]	Bellsouth became a wholly owned subsidiary of AT&T, Inc. on December 29, 2006.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million to each of a company’s CEO and four other most highly compensated executive officers that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense for federal income tax purposes. Because qualifying performance-based compensation is not subject to the $1 million limit if certain requirements are met, we have sought to structure most at-risk elements of our executive compensation program so as to qualify those elements as performance-based compensation. Specifically, the Executive Incentive Plan has been structured so as to qualify both annual and long-term cash incentive compensation as performance-based. Stock options and SARs have been preferred as equity compensation vehicles in part because they typically qualify as performance-based compensation. However, stock options granted under the Company’s 1998 Broad-Based Stock Incentive Plan and exercised by named executive officers do not qualify as performance-based compensation. The Company has not granted any equity awards under the 1998 plan since April 2002. Future exercises of stock options which have been determined to have an exercise price that was less than the closing price of our common stock on the accounting measurement date as a result of the review of our historic stock option practices by our named executive officers may not qualify as performance-based compensation under Section 162(m).

Compensation Actions Involving Named Executive Officers

The Compensation Committee typically considers the annual and long-term cash incentives for the prior year as well as base salaries for the named executive officers at its first regularly scheduled meeting each year. Under our equity award policy, the Compensation Committee will consider broad- based equity awards only at its regular meeting held in connection with the Company’s annual meeting of shareholders. Compensation actions affecting the 2006 compensation of our named executive officers are discussed below. The Compensation Committee reviewed and considered tally sheets for each executive officer which set forth the executive’s total compensation, including the value of equity awards previously granted to that officer when making compensation decisions.

2006 Financial and Operational Performance

Overall, the Company achieved strong financial and operational results in 2006. The Company’s revenues for 2006 were $71.5 billion, an increase of 54% over 2005, net earnings for 2006 were $4.2 billion, an increase of 35% over 2005, and earnings from operations were approximately $7.0 billion in 2006, an increase of 37% over 2005. The Company’s operational results were similarly strong with medical benefit membership increasing by more than 1.5 million people. The aggregate number of physicians and other care providers within our national network increased to 520,000 in 2006 from 500,000 in 2005 and the aggregate number of hospitals across the United States within our network increased to 4,700 hospitals in 2006 from 4,600 hospitals in 2005. In addition, the Company successfully launched its Medicare Part D business with enrollment of 5.7 million seniors, 4.5 million of whom were in stand-alone offerings. The Company also made substantial progress in merger integrations, including rebuilding and accelerating the integration of our Definity consumer-directed offerings and the integration of the PacifiCare business acquired in December 2005.

Performance Goals

As described in “Annual Cash Incentive Awards” and “Long-Term Cash Incentive Awards” above, the performance goals to be satisfied for annual and long-term cash incentive awards are expressed in terms of two EPS goals for one-year and three-year performance periods. In January 2006, the Compensation Committee set the second EPS goal for annual cash incentive awards for performance in 2006 (paid in 2007) at an amount equal to $2.90, the EPS guidance we provided to investors at the beginning of 2006, and set the initial EPS goal at an amount equal to $2.61, which was 90% of the second goal. In January 2004, the Compensation Committee set the second EPS goal for the 2004-2006 performance period for long-term cash incentive awards (paid in 2007) at an amount equal to $6.13, which was the sum of the EPS guidance we provided to investors for the first year of the performance period and EPS figures for the second and third years of the performance period that represented target annual EPS growth of 15%, and set the initial EPS goal at $5.52, which was 90% of the second EPS goal.

Actual EPS for 2006 was $2.97 and, after giving effect to the restatement of our historical financial statements, actual EPS for the 2004-2006 performance period was $7.11. As a result, we exceeded the second goals for both the annual and long-term cash incentive awards.

Compensation of Named Executive Officers

Stephen J. Hemsley

In January 2006, the Compensation Committee approved a stock option award to Mr. Hemsley to purchase 200,000 shares of common stock of the Company. The award was made in recognition of the Company’s performance in 2005, including the successful completion of the PacifiCare acquisition, the successful launch of the Company’s Medicare Part D prescription drug program, and other operational factors.

In 2006 and 2007, the independent members of the Board and the Compensation Committee, with the full cooperation of Mr. Hemsley, made a number of changes related to Mr. Hemsley’s compensation. As noted earlier, under the terms of his new four-year employment agreement, Mr. Hemsley will only be assured of receiving his base salary each year. The agreement does not set any minimum or target level for any bonus or other incentive compensation for Mr. Hemsley. Any salary increases, annual and long-term cash incentive awards, and equity awards are solely at the discretion of the Compensation Committee. In May 2006, in light of the value of equity awards previously granted to Mr. Hemsley, the Compensation Committee discontinued granting equity-based awards to Mr. Hemsley. The new employment agreement also eliminated perquisites previously provided to Mr. Hemsley other than benefits generally available to all employees and executive officers. Specifically, under Mr. Hemsley’s employment agreement, we will no longer pay the premiums for supplemental term life insurance and long-term disability polices that had been made available to Mr. Hemsley, will no longer provide an expense allowance to him, and will no longer provide enhanced severance benefits in connection with a change in control of the Company. Mr. Hemsley’s employment agreement is described in greater detail on page 67.

Mr. Hemsley’s agreement for supplemental executive retirement pay was also amended to freeze the lump sum SERP benefit at $10.7 million, the amount vested and accrued as of May 1, 2006. See the “2006 Pension Benefits” table below for additional information regarding Mr. Hemsley’s pension benefits.

In his capacity as President and COO, Mr. Hemsley did not receive an increase in his annual base salary, maintaining the same $1,000,000 salary in effect since 2003. In connection with his promotion to CEO in November 2006 and his increased responsibilities, his base salary was set at $1,300,000, which, in accordance with benchmarking data, approximated the median for CEOs at peer group companies.

Mr. Hemsley’s annual cash incentive for 2006 (paid in 2007) was $1.875 million, reflecting an annual cash incentive target of 125% of his base salary as of September 30, 2006 and a payout of 150% of the target amount. His long-term cash incentive for the 2004-2006 performance period (also paid in 2007) was $1 million, reflecting a long-term cash incentive target of 50% of his average base salary during the 2004-2006 performance period and a payout of 196% of the target payout. The Compensation Committee considered a number of factors in determining Mr. Hemsley’s annual and long-term cash incentive awards, including the following:

•	The strong operational and financial performance of the Company in 2006.

•	Mr. Hemsley’s increased responsibilities as CEO of the Company.

•

An analysis and comparison of the internal pay equity of Mr. Hemsley’s cash incentive compensation to cash incentive compensation awarded to other executive officers and certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay equity analysis is appropriate because the senior leadership team including the CEO is the management team most responsible for the Company’s financial results.

•

The cash incentive payouts made to Mr. Hemsley for 2006 represented a decrease from the payouts for 2005 when he served as President and COO, and a substantial decrease from the 2005 payouts to our former CEO. The Compensation Committee noted that this action was consistent with its intent to reduce the differential between the cash compensation of the CEO and certain of the other most senior officers of the Company.

•	The view of outside compensation consultant Semler Brossy that the payouts were reasonable within a competitive context.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weights to the factors considered in reaching its decision.

In light of the conclusions of the WilmerHale report, the Company received a written agreement dated November 6, 2006 from Mr. Hemsley to reset the exercise prices of all options with stated grant dates between 1997 and 2002 to the highest closing share price during the stated grant year for each particular option.

See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Hemsley’s 2006 total compensation.

George L. Mikan III

In April 2006, in connection with his promotion to Senior Vice President of Finance and his increased responsibilities, Mr. Mikan’s base salary was set at $435,000.

In January 2007, we entered into a new employment agreement with Mr. Mikan to serve as Executive Vice President and CFO of the Company. The terms of this agreement were made retroactive to November 7, 2006 when he assumed these functions. In connection with his promotion and his increased responsibilities, Mr. Mikan’s base salary was set at $650,000 which, in accordance with benchmarking data, approximated the median for CFOs at peer group companies.

Mr. Mikan’s annual cash incentive for 2006 (paid in 2007) was $652,000, reflecting an annual cash incentive target of 60% of his base salary as of September 30, 2006 and a payout of 250% of the target amount. This 250% payout exceeds the 200% of target limit that the Compensation Committee generally follows. His long-term cash incentive for the 2004-2006 performance period (also paid in 2007) was $96,000, reflecting a pro rata long-term cash incentive target of 50% of his average base salary during the 2004-2006 performance period and a payout of 199% of the target payout.

The Compensation Committee considered a number of factors in determining Mr. Mikan’s 2006 annual and long-term cash incentive awards, including the strong overall Company performance from both a financial and operational perspective, achievement of the second EPS goals for both the annual and long-term cash incentive awards set by the Compensation Committee, Mr. Mikan’s increased responsibilities as Executive Vice President and CFO of the Company, the leadership role that Mr. Mikan played with respect to the restatement of the Company’s historical financial statements arising from the Company’s historic stock option practices and the remediation as of December 31, 2006 of the Company’s material weakness in internal control over financial reporting relating to stock option plan administration and accounting for and disclosure of stock option grants, and Mr. Mikan’s overall contributions to the Company in 2006, and market competitiveness.

In May 2006, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee, after considering recommendations made by management, approved a stock-settled SAR award to Mr. Mikan with respect to 125,000 shares of common stock of the Company.

See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Mikan’s 2006 total compensation.

Richard H. Anderson

Mr. Anderson’s annual cash incentive for 2006 (paid in 2007) was $800,000, reflecting an annual cash incentive target of 100% of his base salary as of September 30, 2006 and a payout of 133% of the target amount. His long-term cash incentive for the 2004-2006 performance period (also paid in 2007) was $430,000, reflecting a pro rata long-term cash incentive target of 50% of his average base salary during the 2004-2006 performance period and a payout of 200% of the target payout.

The Compensation Committee considered a number of factors in determining Mr. Anderson’s 2006 annual and long-term cash incentive awards, including the strong overall Company performance from a financial and operational perspective, achievement of the second EPS goals for both the annual and long- term cash incentive awards set by the Compensation Committee, the strong 2006 financial and operational performance by Ingenix, where Mr. Anderson served as CEO until his promotion in December 2006, the leadership role that Mr. Anderson played in resolving issues related to the Company’s historic stock option practices, Mr. Anderson’s increased enterprise-wide and functional responsibilities as Executive Vice President of the Company and President of the Commercial Services Group, Mr. Anderson’s overall contributions to the Company in 2006, and market competitiveness.

In light of the additional responsibilities assumed by Mr. Anderson in December 2006, the Compensation Committee set his base salary at $800,000 at its January 2007 meeting, effective December 1, 2006.

In May 2006, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee, after considering recommendations made by management, approved a stock-settled SAR award to Mr. Anderson with respect to 150,000 shares of common stock of the Company.

See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Anderson’s 2006 total compensation.

Lois E. Quam

In February 2006, in recognition of Ms. Quam’s leadership role in the completion of the PacifiCare acquisition and the general performance and growth of businesses under Ms. Quam’s responsibility, the Compensation Committee set Ms. Quam’s base salary at $475,000.

Ms. Quam’s annual cash incentive for 2006 (paid in 2007) was $650,000, reflecting an annual cash incentive target of 75% of her base salary as of September 30, 2006 and a payout of 182% of the target amount. Her long-term cash incentive for the 2004-2006 performance period (also paid in 2007) was $437,000, reflecting a long-term cash incentive target of 50% of her average base salary during the 2004-2006 performance period and a payout of 200% of the target payout.

The Compensation Committee considered a number of factors in determining Ms. Quam’s 2006 annual and long-term cash incentive awards, including the strong overall Company performance from both a financial and operational perspective, achievement of the second EPS goals for both the annual and long-term cash incentive awards set by the Compensation Committee, the strong 2006 financial and operational performance by Ovations, where Ms. Quam served as CEO until her promotion in December 2006, Ms. Quam’s increased enterprise-wide and functional responsibilities as Executive Vice President of the Company and President of the Public and Senior Markets Group, Ms. Quam’s overall contributions to the Company in 2006, and market competitiveness.

In May 2006, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee, after considering recommendations made by management, approved a stock-settled SAR award to Ms. Quam to purchase 150,000 shares of common stock of the Company.

In light of the additional responsibilities assumed by Ms. Quam in December 2006, the Compensation Committee set her base salary at $675,000 at its January 2007 meeting, effective as of December 1, 2006.

In light of the conclusions of the WilmerHale Report, the Company received a written agreement dated November 2006 from Ms. Quam to reset the exercise prices of all options with stated grant dates between 1994 and 2002 to the closing price of the Company’s common stock on the revised measurement date for each grant.

See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Ms. Quam’s 2006 total compensation.

David S. Wichmann

Mr. Wichmann’s annual cash incentive for 2006 (paid in 2007) was $600,000, reflecting an annual cash incentive target of 75% of his base salary as of September 30, 2006 and a payout of 165% of the target amount. His long-term cash incentive for the 2004-2006 performance period (also paid in 2007) was $481,000, reflecting a long-term cash incentive target of 50% of his average base salary during the 2004-2006 performance period and a payout of 200% of the target payout.

The Compensation Committee considered a number of factors in determining Mr. Wichmann’s 2006 annual and long-term cash incentive awards, including the strong overall Company performance from a financial and operational perspective, achievement of the second EPS goals for both the annual and long-term cash incentive awards set by the Compensation Committee, the strong financial and operational performance of UnitedHealthcare, where Mr. Wichmann served as President and COO until his promotion in December 2006, Mr. Wichmann’s leadership role in the integration of the PacifiCare business, Mr. Wichmann’s increased enterprise-wide and functional responsibilities as

Executive Vice President of the Company and President of the Individual and Employer Markets Group, Mr. Wichmann’s overall contributions to the Company in 2006, and market competitiveness.

In May 2006, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee, after considering recommendations made by management, approved a stock-settled SAR award to Mr. Wichmann with respect to 150,000 shares of common stock of the Company.

In light of the additional responsibilities assumed by Mr. Wichmann in December 2006, the Compensation Committee set his base salary at $675,000 at its January 2007 meeting, effective as of December 1, 2006.

In light of the conclusions of the WilmerHale Report, the Company received a written agreement dated November 2006 from Mr. Wichmann to reset the exercise prices of all options with stated grant dates between 1994 and 2002 to the closing price of the Company’s common stock on the revised measurement date for each grant.

See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Wichmann’s 2006 total compensation.

Patrick J. Erlandson

On November 7, 2006, Patrick J. Erlandson, who had served as CFO of the Company since January 2001, stepped down as CFO of the Company and transferred to a non-financial operational role within the Company.

In May 2006, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee, after considering recommendations made by management, approved a stock-settled SAR award to Mr. Erlandson with respect to 125,000 shares of common stock of the Company.

In light of the conclusions of the WilmerHale report, the Company received a written agreement dated November 2006 from Mr. Erlandson to reset the exercise prices of all options with stated grant dates between 1994 and 2002 to the closing price of the Company’s common stock on the revised measurement date for each grant.

In 2006, Mr. Erlandson received the same employee benefits that were then made available to our employees and executive officers generally. In December 2006, the Company increased Mr. Erlandson’s base salary by $5,000 in light of the Company’s elimination of executive perquisites such as financial planning reimbursement, supplemental executive long-term disability insurance, and executive catastrophic medical plan. Mr. Erlandson did not receive any annual or long-term cash incentive awards for the 2006 and 2004-2006 performance periods. See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Erlandson’s 2006 total compensation.

Compensation of Departed Named Executive Officers

William W. McGuire, M.D.

The employment of Dr. McGuire, our former Chairman and CEO, terminated on November 30, 2006. The Company has not entered into any agreement with Dr. McGuire with respect to his departure.

On November 29, 2006, the United States District Court for the District of Minnesota entered an Order granting a joint motion for temporary injunctive relief made by plaintiffs and Dr. McGuire, a defendant in the matters entitled “In Re UnitedHealth Group Incorporated Shareholder Derivative Litigation” and “In re UnitedHealth Group Incorporated PSLRA Litigation.” The Order was based on findings, among other things, that Dr. McGuire’s employment with the Company would terminate on November 30, 2006 and that there had been a showing that all parties to the matters would benefit from the requested relief.

Pursuant to the Order, until 30 days after a final decision regarding Dr. McGuire by the Special Litigation Committee established by the Board of Directors of the Company on June 26, 2006:

•	Dr. McGuire is preliminarily enjoined from exercising any Company stock options without Court approval;

•

The Company and Dr. McGuire are preliminarily enjoined from taking any further action pursuant to or having any effect on Dr. McGuire’s employment agreement effective October 13, 1999, any amendments thereto, any agreements entered into pursuant to either of the foregoing, or any stock option agreements and any amendments thereto, made by and between the Company and Dr. McGuire, and, while the preliminary injunction is in effect, no payments shall be made to Dr. McGuire under these agreements, including any payments under his supplemental executive retirement plan described below, except for unpaid wages earned through November 30, 2006, accrued vacation, benefits and sick pay, and all unreimbursed business expenses;

•	The running of any time periods (including any time to exercise any stock options) under these agreements is tolled; and

•	No arbitration pursuant to Dr. McGuire’s employment agreement will be commenced.

As of the date of this proxy statement, the Special Litigation Committee has not reached a final decision.

In January 2006, prior to the Board becoming aware of the matters underlying the review of historic stock option practices, the Compensation Committee increased Dr. McGuire’s base salary to $2.3 million in light of strong overall 2005 Company performance from a financial and operational perspective. At that time, the Compensation Committee also approved a stock option award to Dr. McGuire to purchase 400,000 shares of common stock of the Company. The award was made in recognition of the Company’s performance in 2005, including the successful completion of the PacifiCare acquisition, the successful launch of the Company’s Medicare Part D prescription drug program, and other operational achievements.

In light of the conclusions of the WilmerHale Report, the Company received a written agreement dated November 2006 from Dr. McGuire to reset the exercise prices of all options with stated grant dates between 1994 and 2002 to the highest closing share price during the stated grant year for each particular option.

Prior to his departure, Dr. McGuire received the same employee benefits that were then generally made available to our employees and executive officers, such as participation in our 401(k) plan and Executive Savings Plan, reimbursements for financial planning expenses, and Company-paid supplemental long-term disability insurance. He also received additional perquisites in the form of Company-paid security expenses and the related tax gross-ups, personal use of Company aircraft

(including payment by the Company of his personal tax liability associated with such personal use), and an expense allowance. In addition, under his 1999 employment agreement, Dr. McGuire may receive a supplemental retirement benefit upon termination of his employment for any reason, and Dr. McGuire was the owner of two life insurance policies totaling $5.5 million in benefits and a supplemental disability insurance policy for which we paid the premiums. See the “2006 Summary Compensation Table,” “2006 Pension Benefits” table and other related compensation tables below for details regarding Dr. McGuire’s 2006 total compensation and pension benefits.

David J. Lubben

On October 15, 2006, David J. Lubben, who had served as General Counsel and Secretary of the Company since October 1996, stepped down from these positions and has since left the Company.

In light of the conclusions of the WilmerHale Report, the Company received a written agreement dated November 2006 from Mr. Lubben to reset the exercise prices of all options with stated grant dates between 1994 and 2002 to the closing price of the Company’s common stock on the accounting measurement date for each grant.

Prior to his departure, Mr. Lubben received the same employee benefits that were then generally made available to our employees and executive officers. See the “2006 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Lubben’s 2006 total compensation.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

James A. Johnson (Chair)

Thomas H. Kean

Gail R. Wilensky, Ph.D.

2006 Summary Compensation Table*

The following table provides certain summary information for the fiscal year ended December 31, 2006 relating to compensation paid to, or accrued by us on behalf of, our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Stock Awards ($) (2) (e)	Option/SAR Awards ($) (2) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (h)		All Other Compensation ($) (4) (i)	Total ($) (j)

Stephen J. Hemsley President and Chief Executive Officer (5)	2006	1,019,615	—	11,290,311	(6)(7)	1,875,000 1,000,000	(8) (9)	257,229	(10)	106,873	15,549,028

George L. Mikan III Executive Vice President and Chief Financial Officer (11)	2006	445,809	—	2,123,277		652,000 96,000	(8) (9)	—		22,192	3,339,278

Richard H. Anderson Executive Vice President and President of Commercial Services Group (12)	2006	612,307	902,750	1,557,562		800,000 430,000	(8) (9)	—		22,993	4,325,612

Lois E. Quam Executive Vice President and President of Public and Senior Markets Group (13)	2006	480,384	—	2,211,383	(14)	650,000 437,000	(8) (9)	—		33,532	3,812,299

David S. Wichmann Executive Vice President and President of Individual and Employer Markets Group (15)	2006	496,693	—	2,584,633		600,000 481,000	(8) (9)	—		32,359	4,194,685

Patrick J. Erlandson Former Chief Financial Officer (16)	2006	465,000	—	2,300,469		—		—		16,673	2,782,142

Departed Executive Officers

William W. McGuire, M.D. Former Chairman and Chief Executive Officer (17)	2006	2,146,923	—	9,409,277	(18)	—		16,185	(19)	477,314	12,049,699

David J. Lubben Former General Counsel and Secretary (20)	2006	475,000	—	4,788,138	(6)	—		—		32,052	5,295,190

*	Please see “Compensation Discussion and Analysis” above for a description of our compensation program necessary to an understanding of the information disclosed in this table. Please see

“Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)	Amounts reported include the following salary amounts deferred by the named executive officers in 2006 under our Executive Savings Plan: Mr. Hemsley — $45,000; Mr. Mikan — $10,062; Mr. Anderson — $45,065; Ms. Quam — $31,808; Mr. Wichmann — $14,100; Mr. Erlandson — $22,200; Dr. McGuire — $113,815; and Mr. Lubben — $13,500.

(2)	The actual value to be realized by an executive officer related to stock options/SARs depends upon the appreciation in value of the Company’s stock and the length of time the stock option/SAR is held. No value will be realized with respect to any stock option/SAR if the Company’s stock price does not increase following the award’s grant date.

The amount reported in this column is based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal year ended December 31, 2006 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions, for the fair value of stock options, SARs and restricted stock, as applicable, granted in 2006, as well as prior fiscal years (2003, 2004 and 2005). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

We applied a binominal model and used the following assumptions in computing the dollar amount recognized for financial statement reporting purposes in 2003: risk-free interest rate of 2.6%; expected volatility of 30.9%; expected dividend yield of 0.1%; and expected life of 4.1 years. For a description of the assumptions used in 2004, 2005 and 2006 in computing the dollar amount recognized for financial statement reporting purposes, see “Note 11 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation expense related to restricted stock awards was determined based upon the fair value of the underlying common stock on the date of grant. See the “2006 Grants of Plan-Based Awards” table for information on stock option and SAR awards made in 2006.

(3)	Along with certain other highly compensated employees of the Company, executive officers participate in our Executive Savings Plan, which is a nonqualified, unfunded deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, none of the amounts reported represent nonqualified deferred compensation earnings. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(4)	All other compensation consists of the following:

a.	Mr. Hemsley: Company contributions to Mr. Hemsley under our 401(k) Savings Plan of $6,600; Company contributions to Mr. Hemsley under our Executive Savings Plan of $96,060; and Company-paid disability insurance premiums of $4,213. Mr. Hemsley did not receive any compensation in connection with his service as a director of the Company.

b.	Mr. Mikan: Company contributions to Mr. Mikan under our 401(k) Savings Plan of $6,600; Company contributions to Mr. Mikan under our Executive Savings Plan of $14,781; and Company-paid disability insurance premiums of $811.

c.	Mr. Anderson: Company contributions to Mr. Anderson under our 401(k) Savings Plan of $4,728; Company contributions to Mr. Anderson under our Executive Savings Plan of $13,292; Company-paid disability insurance premiums of $2,723; and restricted stock dividend of $2,250.

d.	Ms. Quam: Company contributions to Ms. Quam under our 401(k) Savings Plan of $4,715; Company contributions to Ms. Quam under our Executive Savings Plan of $25,077; and Company-paid disability insurance premiums of $3,740.

e.	Mr. Wichmann: Company contributions to Mr. Wichmann under our 401(k) Savings Plan of $6,600; Company contributions to Mr. Wichmann under our Executive Savings Plan of $22,050; and Company-paid disability insurance premiums of $3,709.

f.	Mr. Erlandson: Company contributions to Mr. Erlandson under our 401(k) Savings Plan of $5,712; Company contributions to Mr. Erlandson under our Executive Savings Plan of $8,238; and Company-paid disability insurance premiums of $2,723.

g.	Dr. McGuire: Personal use of Company aircraft of $138,218 (computed on an aggregate incremental cost basis); security expenses of $22,886 (including tax gross-up of $9,785); an expense allowance of $21,600; Company contributions to Dr. McGuire under our 401(k) Savings Plan of $6,600; Company contributions to Dr. McGuire under our Executive Savings Plan of $231,148; Company-paid disability insurance premiums of $23,271 (including tax gross up of $8,875); and financial planning and bookkeeping assistance fees of $33,591. We have reported the aggregate incremental cost to the Company of any personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since Company aircraft were used primarily for business travel, we did not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of Company aircraft, and the cost of maintenance not related to trips. In October 2006, the Board of Directors adopted a Company aircraft use policy which was amended on April 2007 to prohibit personal use of Company aircraft. Dr. McGuire did not receive any compensation in connection with his service as Chairman of the Board of Directors of the Company.

h.	Mr. Lubben: Company contributions to Mr. Lubben under our 401(k) Savings Plan of $6,600; Company contributions to Mr. Lubben under our Executive Savings Plan of $21,750; and Company-paid disability insurance premiums of $3,702.

As permitted by SEC rules, the amounts reported in this column exclude perquisites and personal benefits provided to a named executive officer in 2006 when the total value of all perquisites and personal benefits provided to such named executive officer in 2006 was less than $10,000.

As described in the “Compensation Discussion and Analysis” section above, the Company eliminated named executive officers’ entitlement to reimbursement for financial planning fees at the end of 2006.

(5)	Mr. Hemsley served as President and Chief Operating Officer until November 2006 and became President and Chief Executive Officer on November 30, 2006.

(6)	As a result of increasing the exercise price of certain stock options to Messrs. Hemsley and Lubben, as described in notes (4) and (9) to the “2006 Grants of Plan-Based Awards” table,

these options were treated as new awards subject to the retirement eligibility provisions of FAS 123R, which resulted in acceleration of expense recognition through their eligible retirement dates.

(7)	Mr. Hemsley has acted to relinquish all options he received for which vesting and exercisability were suspended in 1999 and reinstated in 2000. In accordance with FAS 123R, the Company did not reverse any compensation expense in connection with such relinquishment since the awards were previously vested.

(8)	Amounts reported are annual cash incentive awards earned by our named executive officers under our Executive Incentive Plan in 2006 and paid in 2007. These amounts include the following amounts of annual incentive awards deferred by the named executive officers in 2007 under our Executive Savings Plan: Mr. Hemsley — $112,500; Mr. Mikan — $39,120; Mr. Anderson — $0; Ms. Quam — $39,000; Mr. Wichmann — $36,000; Mr. Erlandson — $0; Dr. McGuire — $0; and Mr. Lubben — $0.

(9)	Amounts reported are long-term cash incentives earned for the 2004-2006 performance period under our Executive Incentive Plan and paid in 2007. These amounts were not deferred by the named executive officers in 2007 under our Executive Savings Plan.

(10)	The amount reported shows the estimated increase in the lump sum cash benefit payable to Mr. Hemsley under his supplemental executive retirement plan upon his termination of employment for any reason. Prior to 2006, the amount of this lump sum payment was determined by taking the actuarial equivalent of an annual lifetime payment that was equal to a percentage, based on Mr. Hemsley’s age at termination, of his average base salary and short-term incentive award for the five years preceding his termination. The actuarial equivalent was determined by using unisex mortality tables set forth in IRS Revenue Ruling 2001-62 and a discount rate determined by reference to an assumed interest rate of 5% available at the time of the calculation. Had Mr. Hemsley terminated employment at the end of 2005, his lump sum payment, as disclosed in the Company’s proxy statement for the 2006 Annual Meeting, would have been approximately $10,446,000. In May 2006, the amount of Mr. Hemsley’s supplemental retirement benefit was frozen based on his current age and average base salary and converted into a lump sum of $10,703,229. The $257,229 increase in value from 2005 to 2006 was attributable to a decrease in the assumed interest rate from the end of 2005 to May 2006 (decrease from 5% to 4.73%). The $10,703,229 lump sum amount will not change in the future, regardless of fluctuations in interest rates or adjustments to Mr. Hemsley’s age, years of service or average base salary.

(11)	Mr. Mikan served as Chief Financial Officer for the Company’s UnitedHealthcare division and President of UnitedHealth Networks until February 2006, as Senior Vice President of Finance until November 2006, and became Executive Vice President and Chief Financial Officer on November 7, 2006.

(12)	Mr. Anderson served as Executive Vice President of the Company and Chief Executive Officer of Ingenix until November 2006 and became Executive Vice President of the Company and President of our Commercial Services Group on December 1, 2006.

(13)	Ms. Quam served as Chief Executive Officer of Ovations until November 2006 and became Executive Vice President of the Company and President of our Public and Senior Markets Group on December 1, 2006.

(14)	Ms. Quam has acted to relinquish all options she received for which vesting and exercisability were suspended in 1999 and reinstated in 2000. In accordance with FAS 123R, the Company did not reverse any compensation expense in connection with such relinquishment since the awards were previously vested.

(15)	Mr. Wichmann served as President and Chief Operating Officer of UnitedHealthcare until November 2006 and became Executive Vice President of the Company and President of our Individual and Employer Markets Group on December 1, 2006.

(16)	Mr. Erlandson served as Chief Financial Officer until November 7, 2006.

(17)	Dr. McGuire served as Chairman of the Board until October 15, 2006 and as Chief Executive Officer until November 30, 2006. On November 29, 2006, the United States District Court for the District of Minnesota issued an Order preliminarily enjoining Dr. McGuire from exercising any Company stock options without Court approval and preliminarily enjoining the Company and Dr. McGuire from taking any further action pursuant to or having any effect on Dr. McGuire’s employment agreement, as amended, any stock option agreements, as amended, and other related agreements. The Order also provides that while the preliminary injunction is in effect, the Company cannot make any payments to Dr. McGuire under these agreements, including any payments under Dr. McGuire’s supplemental executive retirement plan. See “Compensation Discussion and Analysis — Compensation of Departed Named Executive Officers” above for a description of the Order.

(18)	In connection with Dr. McGuire’s departure on November 30, 2006, the Company reversed certain compensation expense related to Dr. McGuire’s unvested options previously recognized for financial statement reporting purposes in accordance with FAS 123R. See note (2) above for a description of the valuation assumptions used in computing the dollar amount recognized for financial statement reporting purposes with respect to these unvested options.

(19)	The amount reported shows the estimated increase in the present value of the supplemental retirement benefit payable to Dr. McGuire upon his termination of employment for any reason. The amount of this present value benefit was determined by taking the actuarial equivalent of an annual lifetime payment that was equal to a percentage, based on Dr. McGuire’s age at termination, of his average cash compensation (as defined in his agreement, but generally consisting of base salary, short-term annual incentive awards and long-term cash incentive awards) for the three calendar years immediately preceding his termination of employment. Had Dr. McGuire terminated employment at the end of 2005, his present value benefit would have been $91,287,700, calculated using an assumed discount rate of 4% (as specified in his agreement) and IRS Revenue Ruling 2001-62 unisex mortality tables. Based on Dr. McGuire’s termination of employment on November 30, 2006, the present value of Dr. McGuire’s benefit was $91,303,885. The $16,185 increase in value from 2005 to 2006 was attributable to an increase in Dr. McGuire’s age. See note (17) above for a description of the Order issued by the United States District Court for the District of Minnesota related to Dr. McGuire’s employment agreement (including any payments under the supplemental executive retirement plan) and other related agreements.

(20)	Mr. Lubben served as General Counsel and Secretary until October 15, 2006.

2006 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2006 to our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

Name (a)	Grant Date (1) (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#) (j)		Exercise or Grant Price of Option/ SAR Awards ($/Sh) (2) (k)		Grant Date Fair Value of Option/ SAR Awards (3) ($) (l)
			Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)

Stephen J. Hemsley President and Chief Executive Officer	— — 1/31/06 11/7/06	(4)	0 0 — —	1,250,000 613,193 — —	(5) (6)	2,500,000 1,226,385 — —	(5) (6)	— — 200,000 —	(7)	— — 59.42 —	(4)	— — 3,054,000 —	(4)

George L. Mikan III Executive Vice President and Chief Financial Officer	— — 5/2/06		0 0 —	261,000 274,648 —	(5) (6)	652,000 549,296 —	(5) (6)	— — 125,000	(8)	— — 48.58		— — 1,313,750

Richard H. Anderson Executive Vice President and President of Commercial Services Group	— — 5/2/06		0 0 —	600,000 374,825 —	(5) (6)	1,200,000 749,649 —	(5) (6)	— — 150,000	(8)	— — 48.58		— — 1,576,500

Lois E. Quam (9) Executive Vice President and President of Public and Senior Markets Group	— — 5/2/06		0 0 —	356,250 310,217 —	(5) (6)	712,500 620,433 —	(5) (6)	— — 150,000	(8)	— — 48.58		— — 1,576,500

David S. Wichmann (9) Executive Vice President and President of Individual and Employer Markets Group	— — 5/2/06		0 0 —	363,750 312,935 —	(5) (6)	727,500 625,869 —	(5) (6)	— — 150,000	(8)	— — 48.58		— — 1,576,500

Patrick J. Erlandson (9) Former Chief Financial Officer	— — 5/2/06		0 0 —	348,750 237,754 —	(5) (6)	697,500 475,509 —	(5) (6)	— — 125,000	(8)	— — 48.58		— — 1,313,750

Departed Executive Officers

William W. McGuire, M.D. (10) Former Chairman and Chief Executive Officer	1/31/06 11/7/06	(11)	—	—		—		400,000 —	(7)	59.42 —	(11)	6,108,000 —	(11)

David J. Lubben (9)(10) Former General Counsel and Secretary	—		—	—		—		—		—		—

*	Please see “Compensation Discussion and Analysis” above for a description of our compensation program necessary to an understanding of the information disclosed in this table.

(1)	Except for the increase in exercise price of options noted in notes (4), (9) and (11), each grant date shown is the date of a regularly scheduled quarterly meeting on which the Compensation Committee met and granted the awards.

(2)	Each per share exercise price/grant price of the awards shown was the per share closing market price of our common stock on the grant date.

(3)	The actual value to be realized by an executive officer depends upon the appreciation in value of the Company’s stock and the length of time the stock option/SAR is held. No value will be realized with respect to any stock option/SAR if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the grant date fair value of the awards computed in accordance with FAS 123R. For a description of the assumptions used in computing the grant date fair value pursuant to FAS 123R, see “Note 11 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	In 2006, Mr. Hemsley entered into agreements with the Company to increase the exercise prices of certain Company stock options granted to him as specified below. Mr. Hemsley also has acted to relinquish all options he received for which vesting and exercisability were suspended in 1999 and reinstated in 2000. The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to each repriced option is zero.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Measurement Date Price ($)	Revised Exercise Price ($)
10/13/1999	2,880,000	5.0157	7.0000	8.1788
10/13/1999	2,360,000	5.0157	6.4375	8.1788
3/8/2000	1,200,000	5.9532	10.4297	15.6250
1/17/2001	1,200,000	13.1719	14.8000	18.0475
1/7/2002	1,200,000	17.3875	18.6375	25.0925
2/12/2003	900,000	20.0600	19.9950	30.1383
2/11/2004	600,000	29.7000	29.7000	39.7783
2/3/2005	150,000	45.2800	44.4650	55.3583
5/2/2005	62,500	47.3400	48.3550	57.4183
5/2/2005	187,500	47.3400	48.3550	48.3550

(5)

Amounts represent estimated potential payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2006 upon the satisfaction of the performance goals, expressed in terms of our EPS, for the 2006 performance period. While the Executive Incentive Plan permits a maximum annual cash incentive payout for each named executive officer equal to 1% of our Company’s net earnings (as defined in the plan), the maximum amounts reported for each named executive officer other than Mr. Mikan equal 200% of each executive officer’s target amount because the Compensation Committee’s practice is generally to limit annual cash incentive payouts to 200% of the target amount. For Mr. Mikan, the Compensation Committee determined to pay him an annual cash incentive award for 2006 equal to 250% of his target amount due to Mr. Mikan’s increased responsibilities as Executive Vice President and Chief Financial Officer of the Company, his maximum amount reported is equal to 250% of his target amount. The actual annual cash incentive amounts earned in connection with these awards were paid in 2007 and reported in column (g) of the 2006 Summary Compensation Table. See “Compensation

Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Awards” for a description of the Company’s annual cash incentive award program, including annual cash incentive award targets, expressed as a percentage of base salary, and maximum incentive payout amounts. See also “Compensation Discussion and Analysis — Compensation Actions Involving Named Executive Officers — Performance Goals” for a discussion of the performance goals that the Compensation Committee established for the 2006 performance period.

(6)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2006 upon the satisfaction of performance goals, expressed in terms of our EPS, for the 2006-2008 performance period. In 2006, upon recommendation by management, the Compensation Committee approved a minimum EPS goal of $8.57 for the 2006-2008 performance period that must be achieved before the target amount shown above becomes earned and payable. The $8.57 EPS goal was 85% of the sum of the EPS guidance we provided to investors for the first year of the performance period and EPS figures for the second and third years of the performance period that represent target annual EPS growth of 15%. In 2009, the Committee will determine whether or not the performance goal has been achieved. The estimated target and maximum awards listed in the table were computed assuming that participants’ salaries are increased 5% effective February 1, 2008. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Cash Incentive Awards” for a description of the Company’s long-term cash incentive award program, including long-term cash incentive award targets, expressed as a percentage of base salary, and maximum incentive payout amounts.

(7)	Amounts represent stock options granted under our 2002 Stock Incentive Plan. All options granted under our 2002 Stock Incentive Plan are nonqualified stock options, expire ten years following the date of grant, typically vest and become exercisable as to 25% of the covered shares on each of the first four anniversaries of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Awards at 2006 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(8)	Amounts represent stock-settled SARs granted under our 2002 Stock Incentive Plan. All stock-settled SARs granted in 2006 expire ten years following the date of grant, typically vest and become exercisable as to 25% of the covered shares on each of the first four anniversaries of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. Stock-settled SARs not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Awards at 2006 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(9)

In 2006, each of Ms. Quam and Messrs. Wichmann, Erlandson and Lubben entered into agreements with the Company to, upon finalization of the accounting measurement date, increase the exercise prices of certain Company stock options granted to him or her as specified below. The accounting measurement date for each option grant was finalized on March 6, 2007 when the

Company filed with the SEC its annual report on Form 10-K for the year ended December 31, 2006 and restated its historical financial statements. Ms. Quam also has acted to relinquish all options she received for which vesting and exercisability were suspended in 1999 and reinstated in 2000. The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to each repriced option is zero.

Lois E. Quam

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
3/8/2000	26,800	5.9532	10.4297
7/26/2000	120,000	9.7735	13.3281
1/17/2001	240,000	13.1719	14.8000
1/7/2002	300,000	17.3875	18.6375
8/5/2002	140,000	20.5350	21.7000
2/12/2003	200,000	20.0600	24.5339
11/28/2003	75,000	26.9500	31.4239
12/7/2004	138,000	39.8500	44.3239
5/2/2005	25,000	47.3400	51.8139
5/2/2005	75,000	47.3400	48.3550
10/31/2005	65,000	57.8900	59.0000

David S. Wichmann

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
3/8/2000	60,000	5.9532	8.0859
7/26/2000	120,000	9.7735	14.7891
1/17/2001	240,000	13.1719	14.5075
1/17/2001	80,000	13.1719	14.7000
1/7/2002	300,000	17.3875	18.2375
8/5/2002	200,000	20.5350	22.1100
2/12/2003	200,000	20.0600	22.5086
11/28/2003	112,500	26.9500	29.3986
8/6/2004	75,000	30.6750	33.1236
8/6/2004	75,000	30.6750	31.5350
12/7/2004	154,000	39.8500	42.2986
5/2/2005	25,000	47.3400	49.7886
5/2/2005	75,000	47.3400	48.3550
10/31/2005	65,000	57.8900	59.0000

Patrick J. Erlandson

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
7/26/2000	30,000	9.7735	14.7891
1/17/2001	55,000	13.1719	14.8000
1/7/2002	300,000	17.3875	18.6375
8/5/2002	200,000	20.5350	21.7000
2/12/2003	200,000	20.0600	24.1141
11/28/2003	90,000	26.9500	31.0041
12/7/2004	154,000	39.8500	43.9041
5/2/2005	25,000	47.3400	51.3941
5/2/2005	75,000	47.3400	48.3550
10/31/2005	50,000	57.8900	59.0000

David J. Lubben

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
10/13/1999	110,080	5.0157	6.3125
3/8/2000	160,000	5.9532	10.4297
7/26/2000	120,000	9.7735	13.3281
1/17/2001	300,000	13.1719	14.8000
1/7/2002	300,000	17.3875	18.6375
8/5/2002	200,000	20.5350	21.7000
2/12/2003	200,000	20.0600	22.7027
11/28/2003	75,000	26.9500	29.5927
12/7/2004	123,000	39.8500	42.4927
5/2/2005	25,000	47.3400	49.9827
5/2/2005	75,000	47.3400	48.3550
10/31/2005	50,000	57.8900	59.0000

(10)	In January 2006, in connection with the grant of annual and long-term cash incentive awards to our named executive officers as described in notes (5) and (6) above and prior to the Board becoming aware of the matters underlying the review of historic stock option practices, the Compensation Committee approved annual and long-term cash incentive award targets to Dr. McGuire and Mr. Lubben for a 2006 annual cash incentive award and a long-term cash incentive award for the 2006-2008 performance period. On the grant date, the estimated target and maximum payouts of the annual cash incentives to Dr. McGuire and Mr. Lubben were: Dr. McGuire — $3,450,000 (target) and $6,900,000 (maximum); and Mr. Lubben — $356,250 (target) and $712,500 (maximum), and the estimated target and maximum payouts of the long-term cash incentives to Dr. McGuire and Mr. Lubben were: Dr. McGuire — $1,148,000 (target) and $2,296,000 (maximum); and Mr. Lubben — $237,500 (target) and $475,000 (maximum). The employment of Dr. McGuire and Mr. Lubben terminated in 2006. Dr. McGuire and Mr. Lubben did not receive any actual annual or long-term cash incentive payments as a result of the January 2006 target award designations.

(11)	In 2006, Dr. McGuire entered into agreements with the Company to increase the exercise prices of certain Company stock options granted to him as specified below. The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to each repriced option is zero.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Measurement Date Price ($)	Revised Exercise Price ($)
10/27/1997	292,000	5.3829	6.0000	7.5000
1/20/1998	2,000,000	5.9922	9.0781	15.6250
2/17/1999	2,000,000	5.8516	5.5859	15.6250
10/13/1999	600,000	5.0157	6.6406	8.7188
10/13/1999	6,000,000	5.0157	7.0000	8.7188
10/13/1999	7,270,496	5.0157	6.4375	8.7188
3/8/2000	2,600,000	5.9532	10.4297	15.6250
1/17/2001	2,600,000	13.1719	14.8000	18.0475
1/7/2002	2,600,000	17.3875	18.6375	25.0925
2/12/2003	1,950,000	20.0600	19.9950	33.6246
2/11/2004	1,300,000	29.7000	29.7000	43.2646
2/3/2005	325,000	45.2800	44.4650	58.8446
5/2/2005	100,000	47.3400	48.3550	60.9046
5/2/2005	300,000	47.3400	48.3550	48.3550

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of 2006 by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

	Option/SAR Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/SAR Exercise/ Grant Price ($) (2) (e)		Option/SAR Expiration Date (3) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Stephen J. Hemsley President and Chief Executive Officer	— — 62,500 — 150,000 — 600,000 — 900,000 1,200,000 1,200,000 1,200,000 2,880,000 2,360,000	200,000 187,500 — 450,000 — 600,000 — 300,000 — — — — — —	(4) (5) (6) (7) (8)	59.4200 48.3350 57.4183 45.2800 55.3583 29.7000 39.7783 20.0600 30.1383 25.0925 18.0475 15.6250 8.7188 8.7188	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	1/31/2016 5/02/2015 5/02/2015 2/03/2015 2/03/2015 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/07/2012 1/17/2011 3/08/2010 10/13/2009 10/13/2009

George L. Mikan III Executive Vice President and Chief Financial Officer	— 11,250 25,000 95,000 75,000 52,500 75,000 60,000 85,000 40,000	125,000 33,750 75,000 95,000 75,000 17,500 25,000 — — —	(9) (10) (5) (11) (12) (13) (8)	48.5800 57.8900 47.3400 38.8750 30.1700 26.1750 20.0600 20.5350 17.3875 14.1750		5/02/2016 10/31/2015 5/2/2015 11/4/2014 5/10/2014 10/28/2013 2/12/2013 8/5/2012 1/7/2012 6/1/2011

Richard H. Anderson Executive Vice President and President of Commercial Services Group	— 16,250 25,000 150,000	150,000 48,750 75,000 150,000	(9) (10) (5) (16)	48.5800 57.8900 47.3400 36.1100		5/02/2016 10/31/2015 5/02/2015 11/01/2014	50,000	(14)	2,686,500	(15)

Lois E. Quam Executive Vice President and President of Public and Senior Markets Group	— 16,250 25,000 — 138,000 — 75,000 — 150,000 140,000 300,000 240,000 120,000 26,800	150,000 48,750 — 75,000 — 138,000 — 25,000 50,000 — — — — —	(9) (10) (5) (17) (18) (8)	48.5800 59.0000 51.8139 48.3550 44.3239 39.8500 31.4239 26.9500 24.5339 21.7000 18.6375 14.8000 13.3281 10.4247	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	5/02/2016 10/31/2015 5/02/2015 5/02/2015 12/07/2014 12/07/2014 11/28/2013 11/28/2013 2/12/2013 8/05/2012 1/07/2012 1/17/2011 7/26/2010 3/08/2010

	Option/SAR Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/SAR Exercise/ Grant Price ($) (2) (e)		Option/SAR Expiration Date (3) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

David S. Wichmann Executive Vice President and President of Individual and Employer Markets Group	— 16,250 25,000 — 154,000 — 75,000 — 112,500 — 150,000 200,000 300,000 80,000 240,000 120,000 60,000	150,000 48,750 — 75,000 — 154,000 — 75,000 — 37,500 50,000 — — — — —	(9) (10) (5) (17) (19) (18) (8)	48.5800 59.0000 49.7886 48.3550 42.2986 39.8500 33.1236 31.5350 29.3986 26.9500 22.5086 22.1100 18.2375 14.7000 14.5075 14.7981 8.0859	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	5/02/2016 10/31/2015 5/02/2015 5/02/2015 12/07/2014 12/07/2014 8/06/2014 8/06/2014 11/28/2013 11/28/2013 2/12/2013 8/05/2012 1/07/2012 1/17/2011 1/17/2011 7/26/2010 3/08/2010

Patrick J. Erlandson Former Chief Financial Officer	— 12,500 25,000 — 154,000 — 90,000 — 150,000 200,000 300,000 55,000 30,000	125,000 37,500 — 75,000 — 154,000 — 30,000 50,000 — — — —	(9) (10) (5) (17) (18) (8)	48.5800 59.0000 51.3941 48.3550 43.9041 39.8500 31.0041 26.9500 24.1141 21.7000 18.6375 14.8000 14.7891	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	5/02/2016 10/31/2015 5/02/2015 5/02/2015 12/07/2014 12/07/2014 11/28/2013 11/28/2013 2/12/2013 8/05/2012 1/07/2012 1/17/2011 7/26/2010
Departed Executive Officers

William W. McGuire, M.D. Former Chairman and Chief Executive Officer	— — 100,000 — 325,000 — 1,300,000 — 1,950,000 2,600,000 2,600,000 2,600,000 6,000,000 600,000 7,270,496 2,000,000 2,000,000 292,000	400,000 300,000 — 975,000 — 1,300,000 — 650,000 — — — — — — — — — —	(4) (20) (20) (21) (22)	59.4200 48.3350 60.9046 45.2800 58.8446 29.7000 43.2646 20.0600 33.6246 25.0925 18.0475 15.6250 8.7188 8.7188 8.7188 15.6250 15.6250 7.5000	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	1/31/2016 5/02/2015 5/02/2015 2/03/2015 2/03/2015 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/07/2012 1/17/2011 3/08/2010 10/13/2009 10/13/2009 10/13/2009 2/17/2009 1/20/2008 10/27/2007

	Option/SAR Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/SAR Exercise/ Grant Price ($) (2) (e)		Option/SAR Expiration Date (3) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

David J. Lubben Former General Counsel Secretary	12,500 25,000 — 123,000 — 75,000 — 150,000 200,000 300,000 300,000 120,000 160,000 110,080	37,500 — 75,000 — 123,000 — 25,000 50,000 — — — — — —	(10) (5) (17) (18) (8)	59.0000 49.9827 48.3550 42.4927 39.8500 29.5927 26.9500 22.7027 21.7000 18.6375 14.8000 13.3281 10.4297 6.3125	(2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2)	10/31/2015 5/02/2015 5/02/2015 12/07/2014 12/07/2014 11/28/2013 11/28/2013 2/12/2013 8/05/2012 1/07/2012 1/17/2011 7/26/2010 3/08/2010 10/13/2009

(1)	All exercisable options are currently vested.

(2)	The exercise prices of some of the options shown in the table have been increased. See notes (4), (9) and (11) to the “2006 Grants of Plan-Based Awards” table for details.

(3)	The expiration date shown is the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(4)	Options vest at a rate of 25% annually on January 31 from the years 2007 through 2010.

(5)	Options vest at a rate of 25% annually on May 2 from the years 2006 through 2009.

(6)	Options vest at a rate of 25% annually on February 3 from the years 2006 through 2009.

(7)	Options vest at a rate of 25% annually on February 11 from the years 2005 through 2008.

(8)	Options vest at a rate of 25% annually on February 12 from the years 2004 through 2007.

(9)	Stock-settled SARs vest at a rate of 25% annually on May 2 from the years 2007 through 2010.

(10)	Options vest at a rate of 25% annually on October 31 from the years 2006 through 2009.

(11)	Options vest at a rate of 25% on November 4 from the years 2005 through 2008.

(12)	Options vest at a rate of 25% annually on May 10 from the years 2005 through 2008.

(13)	Options vest at a rate of 25% annually on October 28 from the years 2004 through 2007.

(14)	A restricted stock grant totaling 100,000 shares was made to Mr. Anderson under our 2002 Stock Incentive Plan on November 1, 2004. These shares vest at a rate of 25% of the shares on each of the first four anniversaries of the date of grant.

(15)	Based on the per share closing market price of our common stock on December 29, 2006 (the last trading day of the fiscal year 2006) of $53.73.

(16)	Options vest at a rate of 25% annually on November 1 from the years 2005 through 2008.

(17)	Options vest at a rate of 25% annually on December 7 from the years 2005 through 2008.

(18)	Options vest at a rate of 25% annually on November 28 from the years 2004 to 2007.

(19)	Options vest at a rate of 25% annually on August 6 from the years 2005 through 2008.

(20)	Options vest at a rate of 25% annually on January 1 from the years 2006 through 2009.

(21)	Options vest at a rate of 25% annually on January 1 from the years 2005 through 2008.

(22)	Options vest at a rate of 25% annually on January 1 from the years 2004 through 2007.

2006 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of restricted stock awards during 2006 by or for our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)

Stephen J. Hemsley President and Chief Executive Officer	—	—		—		—

George L. Mikan III Executive Vice President and Chief Financial Officer	—	—		—		—

Richard H. Anderson Executive Vice President and President of Commercial Services Group	—	—		25,000	(1)	1,207,500	(2)

Lois E. Quam Executive Vice President and President of Public and Senior Markets Group	—	—		—		—

David S. Wichmann Executive Vice President and President of Individual and Employer Markets Group	—	—		—		—

Patrick J. Erlandson Former Chief Financial Officer	—	—		—		—

Departed Executive Officers

William W. McGuire, M.D. Former Chairman and Chief Executive Officer	2,300,000	124,418,547	(3)	—		—

David J. Lubben Former General Counsel and Secretary	—	—		—		—

(1)	A restricted stock grant totaling 100,000 shares was made to Mr. Anderson under the Company’s 2002 Stock Incentive Plan on November 1, 2004. These shares vest at a rate of 25% of the shares on each of the first four anniversaries of the date of grant (25,000 of which vested on November 1, 2006). The Company withheld a total of 10,328 shares to satisfy tax withholding obligations upon the vesting of 25,000 shares of restricted stock on November 1, 2006.

(2)	Computed by multiplying 25,000, the number of shares that vested on November 1, 2006, by $48.30, the per share closing price of UnitedHealth Group common stock reported on the NYSE on November 1, 2006.

(3)	Computed by multiplying the number of shares acquired upon exercise of 2,300,000 stock options by the difference between the per share price of our common stock reported on the NYSE at the time of exercise ($59.10) on February 23, 2006 and the exercise price of the options (1,570,496 options had an exercise price of $5.00; 729,504 options had an exercise price of $5.0157).

2006 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Stephen J. Hemsley President and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	(1)	10,703,229 (1)	—

George L. Mikan III Executive Vice President and Chief Financial Officer	N/A	—	—	—

Richard H. Anderson Executive Vice President and President of Commercial Services Group	N/A	—	—	—

Lois E. Quam Executive Vice President and President of Public and Senior Markets Group	N/A	—	—	—

David S. Wichmann Executive Vice President and President of Individual and Employer Markets Group	N/A	—	—	—

Patrick J. Erlandson Former Chief Financial Officer	N/A	—	—	—

Departed Executive Officers

William W. McGuire, M.D. Former Chairman and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	(2)	91,303,885 (2)	—

David J. Lubben Former General Counsel and Secretary	N/A	—	—	—

(1)	Upon termination of Mr. Hemsley’s employment for any reason, a lump-sum benefit of $10,703,229, will be paid six months and one day after his termination. In the event of Mr. Hemsley’s death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit will not vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

(2)	Upon termination of Dr. McGuire’s employment for any reason, a supplemental retirement benefit is payable, expressed in terms of an annual lifetime benefit, equal to 58% of his average cash compensation (as defined in his agreement, but generally consisting of base salary, short-term annual cash incentive awards and long-term cash incentive awards) for the three calendar years immediately preceding his termination of employment. The present value of the accumulated benefit was computed using a 4% discount rate as specified in his agreement and IRS Revenue Ruling 2001-62 unisex mortality tables. Under his supplemental executive retirement plan, amounts that were vested as of December 31, 2004 will be paid as an annual annuity. Under the supplemental retirement plan, amounts that accrue for service for 2005 into the future will be paid in a lump sum, calculated using a 4% discount rate. Based on Dr. McGuire’s termination of employment on November 30, 2006, the present value of Dr. McGuire’s benefit was $91,303,885. On November 29, 2006, the United States District Court for the District of Minnesota issued an Order, providing, among other things, that while the preliminary injunction is in effect, the Company cannot make any payments to Dr. McGuire under his supplemental executive retirement plan. See “Compensation Discussion and Analysis-Compensation of Departed Named Executive Officers” above for a description the Order.

2006 Nonqualified Deferred Compensation

The following table presents information as of the end of 2006 regarding the non-qualified deferred compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers for fiscal 2006, our former Chairman and Chief Executive Officer, our former Chief Financial Officer, and our former General Counsel and Secretary.

Name (a)	Executive Contributions in Last FY ($) (1) (2) (b)	Registrant Contributions in Last FY ($) (1) (3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (f)

Stephen J. Hemsley President and Chief Executive Officer	949,620	96,060	230,823	—	5,484,190

George L. Mikan III Executive Vice President and Chief Financial Officer	29,562	14,781	9,713	—	154,075

Richard H. Anderson Executive Vice President and President of Commercial Services Group	45,065	13,292	18,869	—	145,024

Lois E. Quam Executive Vice President and President of Public and Senior Markets Group	63,308	25,077	60,288	—	605,433

David S. Wichmann Executive Vice President and President of Individual and Employer Markets Group	44,100	22,050	146,746	—	1,099,947

Patrick J. Erlandson Former Chief Financial Officer	22,200	8,238	25,719	—	218,002
Departed Executive Officers

William W. McGuire, M.D. Former Chairman and Chief Executive Officer	462,295	231,148	1,278,291	—	11,541,340

David J. Lubben Former General Counsel and Secretary	43,500	21,750	63,952	—	670,424

(1)	All amounts in columns (b) and (c) are reported as compensation in the 2006 Summary Compensation Table. In addition to the amounts shown in columns (b) and (c), column (f) includes the following amounts reported in the Summary Compensation Table for prior years: Mr. Hemsley — $4,287,813; Mr. Anderson — $68,238; Mr. Wichmann — $478,889; Dr. McGuire — $8,349,815; and Mr. Lubben — $427,044. Because Messrs. Mikan and Erlandson and Ms. Quam were not previously named executive officers, their compensation has not previously been reported.

(2)	Along with certain other highly compensated employees of the Company, executive officers participate in our Executive Savings Plan, which is a nonqualified, unfunded deferred compensation plan. Under the plan, employees may generally defer up to 100% of their eligible annual base salary (80% effective January 1, 2007), annual incentive awards, and long-term cash incentive awards. In addition, employee deferrals may be made to the plan when an employee’s contributions to the Company’s 401(k) plan reach certain limits imposed by the Internal Revenue Code (the “401(k) restoration option”). Amounts deferred, including company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)	For the first 6% of the employee’s 401(k) restoration option and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of salary (apart from the 401(k) restoration option), long-term cash incentive awards, or other special incentive awards.

(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The returns on those mutual funds for the year ended December 31, 2006 ranged from 4.43% to 22.17%, with a median return of 13.72%. Executives may change their selection of measuring investments on a daily basis (effective January 1, 2007).

(5)	Under our Executive Savings Plan, unless a participant in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the executive’s termination. However, upon a showing of severe financial hardship, an executive may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. A participant may change his or her election with respect to the timing and form of distribution for such deferrals. However, for deferrals relating to services performed on or after January 1, 2004, participants may not accelerate the timing of the distributions.

Executive Employment Agreements

We have entered into an employment agreement with each of the executive officers named in the 2006 Summary Compensation Table.

Stephen J. Hemsley    On November 7, 2006, the Board entered into an employment agreement with Mr. Hemsley to serve as President and CEO. The employment agreement provides for a four-year term, which will extend automatically for additional one-year periods unless sooner terminated in accordance with the terms of the employment agreement. During the period of his employment, the Board will nominate Mr. Hemsley for election by the shareholders of the Company to the Board.

Under the employment agreement, Mr. Hemsley will receive a base salary of $1,300,000, with any increases in the sole discretion of the Compensation Committee and ultimately the independent members of the Board. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company’s generally available employee benefit programs. The Company previously announced on May 1, 2006 that it was discontinuing equity-based awards for a small number of the Company’s most senior and longest tenured executives, including Mr. Hemsley.

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229, to be paid six months and one day after his termination. As previously announced, the amount of the lump sum retirement benefit has been frozen at the amount accrued as of May 1, 2006 and will not increase or otherwise vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

If Mr. Hemsley’s employment is terminated by the Company without Cause (as defined in the employment agreement, “Cause” generally means willful and continued failure to perform his duties after written notice and a failure to remedy such deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, engaging in fraud, material dishonesty or gross misconduct in connection with the Company’s business or conviction of a felony), other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason (as defined in the employment agreement, generally meaning an assignment of duties inconsistent with his position or duties, a relocation of the Company’s principal place of business, failure by the Board to elect Mr. Hemsley as CEO, failure by the Board to nominate Mr. Hemsley to serve on the Board, the Company’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or any other material breach of Mr. Hemsley’s employment agreement that is not remedied), the Company will pay Mr. Hemsley his annual base salary for the longer of the remainder of the term under the employment agreement or twelve months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries two years’ total compensation of base salary plus the last two calendar years’ average bonus, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

George L. Mikan III, Richard H. Anderson and David S. Wichmann    Each of Messrs. Mikan, Anderson and Wichmann entered into an employment agreement with the Company, effective as of November 7, 2006 for the employment agreement of Mr. Mikan and effective as of December 1, 2006 for the employment agreements of Messrs. Anderson and Wichmann, each to serve as an executive officer of the Company. The titles of these executive officers are specified in the “2006 Summary Compensation Table” above.

Under their respective employment agreements, Messrs. Mikan, Anderson and Wichmann will report to the President and CEO of the Company and will receive a base salary of $650,000, $800,000, and $675,000, respectively, with any adjustments in the discretion of the Compensation Committee. These executive officers are eligible to participate in the Company’s incentive compensation plans. The amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company’s generally available employee benefit programs. During the term of each executive officer’s employment, in addition to the Company’s generally available benefits, the Company will provide such executive officer, at the Company’s expense, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Each employment agreement and each executive officer’s employment may be terminated (a) at any time by the Company with or without Cause (as defined in the employment agreement and described below), (b) at any time by the executive officer with or without Good Reason (as defined in the employment agreement and described below), and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, and (b) 200% of the average of his last two calendar years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except if termination occurs within two years following the effective date of the executive officer’s employment agreement, the amount payable will be 200% of the greater of the executive officer’s target incentive or the most recent year’s annual bonus after the first year anniversary of the effective date of the employment agreement), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period.

For purposes of each applicable employment agreement, “Cause” generally means material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, a material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, conviction of a felony, commission of any criminal or dishonest act or any conduct that is materially detrimental to the interests of the Company, or material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy such conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waiver of its right to assert the subject conduct as a basis for termination for Cause. For purposes of each applicable employment agreement, “Good Reason” will generally exist if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer’s duties or responsibilities, or (d) changes the executive officer’s reporting relationship away from the President and CEO of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy such circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Lois E. Quam    Ms. Quam entered into an employment agreement, effective as of October 16, 1998, as amended, to serve as an executive of the Company. The agreement remains in effect until terminated by either the Company or Ms. Quam under certain circumstances. Under the agreement, Ms. Quam is eligible to receive a base salary and participate in our incentive bonus and stock plans and our other employee benefit plans. If Ms. Quam is terminated without Cause (as defined in the employment agreement and described below) or terminates due to a Change in Employment (as defined in the employment agreement and described below), she is entitled to receive two times the sum of (i) her annual base salary at the time of termination plus (ii) one-half of the total bonus payments made to her for the prior two calendar years, paid in biweekly payments over a 12-month period. Severance also includes reasonable job search fees and a one-time cash payment equal to the Company’s portion of employee-only health, dental and group term life insurance benefits for 12 months.

Under the terms of her employment agreement, a termination without Cause generally means a termination other than for a refusal to follow the direction of the Board of Directors or her supervisor or a failure to perform required duties on material matters, in each case that is not cured after notice, a material violation of the Company’s Code of Conduct or commission of crime or act of fraud or dishonesty in connection with her employment. The agreement generally provides that a “Change in Employment” will be deemed to have occurred if Ms. Quam’s duties are materially and adversely changed without her prior consent, her salary or benefits are reduced (other than a general reduction of salaries by the Company), the termination of the employment agreement without the termination of employment of Ms. Quam, or the geographic location for the performance of her duties is moved more than 50 miles without her prior consent.

During the term of her agreement and during certain periods of time following termination of the agreement, Ms. Quam is subject to confidentiality, non-solicitation and non-competition provisions.

Patrick J. Erlandson    Mr. Erlandson entered into an employment agreement, effective as of October 1, 1998, as amended, to serve as an executive of the Company. The agreement remains in effect until terminated by either the Company or Mr. Erlandson under certain circumstances. Under the agreement, Mr. Erlandson is eligible to receive base salary and participate in our incentive bonus and stock plans and our other employee benefit plans. If Mr. Erlandson is terminated without Cause, (as defined in the employment agreement and described below) or terminates due to a Change in Employment (as defined in the employment agreement and described below), he is entitled to receive his annual base salary at the time of termination plus one-half of the total bonus payments made to him for the prior two calendar years, paid in biweekly payments over a 12-month period. Severance also includes reasonable job search fees and a one-time cash payment equal to the Company’s portion of employee-only health, dental and group term life insurance benefits for twelve months.

Under the terms of his employment agreement, a termination without Cause generally means a termination other than for a refusal to follow the direction of the Board of Directors or his immediate supervisor or a failure to perform required duties on material matters, in each case that is not cured after notice, a material violation of the Company’s Code of Conduct or commission of crime or act of fraud or dishonesty in connection with his employment. The agreement generally provides that a “Change in Employment” will be deemed to have occurred if Mr. Erlandson’s duties are materially and adversely changed without his prior consent, his salary or benefits are reduced (other than a general reduction of salaries by the Company), the termination of the employment agreement without the termination of employment of Mr. Erlandson, or the geographic location for the performance of his duties is moved more than 50 miles without his prior consent.

During the term of his agreement and during certain periods of time following termination of the agreement, Mr. Erlandson is subject to confidentiality, non-solicitation and non-competition provisions.

William W. McGuire, M.D.    Dr. McGuire entered into an employment agreement, effective as of October 13, 1999, as amended on August 5, 2005, to serve as Chief Executive Officer of the Company. The employment of Dr. McGuire ended on November 30, 2006. The Company has not entered into any agreement with Dr. McGuire with respect to his departure.

As discussed under “Compensation Discussion and Analysis – Compensation of Departed Named Executive Officers” above, on November 29, 2006, the United States District Court for the District of Minnesota entered an Order preliminarily enjoining Dr. McGuire from exercising any Company stock options without Court approval and preliminarily enjoining the Company and Dr. McGuire from taking any further action pursuant to or having an effect on Dr. McGuire’s employment agreement, as amended, and other related agreements. The Order also provides that while the preliminary injunction is in effect, the Company cannot make any payments to Dr. McGuire under these agreements, including any payments under Dr. McGuire’s supplemental executive retirement plan. See “Compensation Discussion and Analysis — Compensation of Departed Named Executive Officers” above for a description of the Order. See “Potential Payments Upon Termination or Change-in-Control” below for a discussion that applies specifically to the Company’s employment agreement with Dr. McGuire in connection with potential payments to Dr. McGuire upon termination of employment. The Company has taken no position with respect to these employment agreement provisions.

David J. Lubben    Mr. Lubben entered into an employment agreement, effective as of October 16, 1998, as amended, to serve as General Counsel and Secretary of the Company. On October 15, 2006, Mr. Lubben stepped down from these positions and left the Company on December 30, 2006. The Company has not entered into any agreement with Mr. Lubben with respect to his departure. See “Potential Payments Upon Termination or Change-in-Control” below for a discussion that applies specifically to the Company’s employment agreement with Mr. Lubben in connection with potential payments to Mr. Lubben upon termination of employment. The Company has taken no position with respect to these employment agreement provisions.

Potential Payments Upon Termination or Change-in-Control

The following discussion does not address those benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of the executive officers of the Company and that are generally available to all salaried employees.

Executive Incentive Plan

As discussed under “Compensation Discussion and Analysis” above, annual cash incentive awards and long-term cash incentive awards are made to our executive officers, including the named executive officers, under our shareholder-approved Executive Incentive Plan. All executives who participate in the Executive Incentive Plan are subject to the same terms and conditions in the event of termination of employment or a change-in-control.

Annual Cash Incentive Awards.    No annual cash incentive award will be paid to an executive who is not actively employed by the Company at the time the award would otherwise be paid, except in the case of death or permanent disability. In the event an executive dies or becomes permanently disabled before the end of a performance period or after the end of a performance period but before the award is paid, the Compensation Committee may, in its discretion, determine that the executive (or the executive’s estate) be paid a pro rated portion of the award that the executive would have received but for the death or disability. Assuming death or disability occurred as of December 31, 2006, the estimated target and maximum annual cash incentive awards to Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam would have been the estimated target and maximum annual cash incentive amounts specified under the column (d) and column (e) of the “2006 Grants of Plan-Based Awards” table. See the “2006 Grants of Plan-Based Awards” table and the accompanying note (5) to the table for details.

Long-Term Cash Incentive Awards.    No long-term cash incentive awards will be paid to an executive who is not actively employed by the Company at the time the award would otherwise be paid, except in the case of death or permanent disability. In the event an executive dies or becomes permanently disabled before the end of a performance period or after the end of a performance period but before the award is paid, the Compensation Committee may, in its discretion, determine that the executive (or the executive’s estate) be paid a pro rated portion of the award that the executive would have received but for the death or disability. In such event, the pro rationing will be based on the portion of the performance period prior to death or disability, and the measurement of Company and executive performance will be based on performance through the end of the fiscal year of the Company which ends closest to the executive ‘s date of death or disability.

In the event of a change-in-control, the Company or its successor must pay each executive (or credit to the executive’s account in the Company’s Executive Savings Plan if a timely deferral election is in effect) a pro rated portion of the maximum long-term cash incentive award for which the executive is eligible for each performance period within 90 days of the occurrence. A change-in-control for this purpose generally means any of the following events: (i) the acquisition of 20% or more of the Company’s outstanding common stock or combined voting power of the Company’s outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as described below), (ii) if individuals who, as of January 1, 2002 constitute the Board of Directors (including Continuing Directors) cease for any reason to constitute at least a majority, (iii) approval by the shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company not approved in advance by a vote of at least three-quarters of the Continuing Directors (as described below), (iv) the first purchase under any tender offer or exchange offer pursuant to which shares of the Company’s common stock are purchased, or (v) at least a majority of the Continuing Directors determine in their sole discretion that there has been a change-in-control of the Company. A director as of January 1, 2002 or any person becoming a director subsequent to January 1, 2002 whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors is deemed to be a “Continuing Director.”

Assuming death or disability occurred as of December 31, 2006, the target long-term cash incentive awards to Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam for the 2004-2006 performance period would have been approximately $510,000, $48,000, $215,000, $241,000, $227,000 and $219,000, respectively, and the maximum long-term cash incentive awards to Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam for the 2004-2006 performance period would have been approximately $1,019,000, $97,000, $431,000, $482,000, $453,000 and $438,000, respectively. The Compensation Committee also has the discretion to pay a pro rata award for the 2005-2007 and the 2006-2008 performance periods. Assuming death or disability occurred as of December 31, 2006 and that the Compensation Committee exercised this discretion, the pro rated maximum long-term cash incentive awards to Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam for the 2005-2007 performance period would have been approximately $673,000, $106,000, $404,000, $327,000, $310,000 and $298,000, respectively, and for the 2006-2008 performance period would have been approximately $340,000, $106,000, $204,000, $166,000, $155,000 and $160,000, respectively.

Assuming a change-in-control occurred as of December 31, 2006, the pro rated maximum long-term cash incentive awards to Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam for all performance periods would have been $2,032,000, $309,000, $1,039,000, $975,000, $918,000 and $897,000, respectively. These amounts are based on the executives’ actual base compensation earned during 2005 and 2006, with no projected base compensation assumed for 2007.

Executive Savings Plan

As described under “Compensation Discussion and Analysis” above, executive officers may participate in our Executive Savings Plan, which is a non-qualified, unfunded deferred compensation plan that permits an executive to defer receipt of up to 80% (100% prior to 2007) of his or her base salary and up to 100% of his or her annual and/or long-term cash incentives. In addition, consistent with market practice, under the Executive Savings Plan, we provide a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the executive’s base salary and annual cash incentive awards deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. All of our current named executive officers participate in this plan.

In the event of termination for any reason, our named executive officers will be entitled to receive payment of the amounts disclosed under the “2006 Nonqualified Deferred Compensation” table in the time and manner determined under their elections with respect to distributions under the plan. Should the Company determine that a delay in payment is necessary in order to comply with Section 409A of the Internal Revenue Code, all or a portion of the amounts disclosed under the 2006 Nonqualified Deferred Compensation table will be delayed six months and one day after separation from service.

2002 Stock Incentive Plan

All outstanding equity-based compensation awards to employees (other than equity awards assumed in connection with certain acquisitions) have been awarded under one of three equity-based compensation plans, the most recent of which, the shareholder-approved 2002 Stock Incentive Plan, is the source of current equity awards. All current outstanding unvested equity awards to our named executive officers were granted under this plan. All employees who receive equity awards under the 2002 Stock Incentive Plan are subject to the same terms and conditions in the event of a termination of employment or a change-in-control. In the event an equity award holder is entitled to severance under any employment agreement, vesting will continue for the period of such severance.

Change-in-Control.    In the event of a change-in-control of the Company, all outstanding unvested equity awards will vest immediately. For this purpose, a “change-in-control” means the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

Assuming a change-in-control occurred as of December 31, 2006, the intrinsic value of the unvested options and SARs held by Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam that would become vested upon a change-in-control would have been approximately $29.3 million, $5.6 million, $3.9 million, $7.5 million, $5.5 million, and $5.2 million, respectively, and the intrinsic value of the unvested restricted stock held by Mr. Anderson that would become vested upon a change-in-control would have been approximately $2.7 million. The intrinsic value of the options and SARs was calculated based on the difference between the closing price of the Company’s stock on December 29, 2006 ($53.73) and the exercise or grant price of the unvested stock options and SARs as of such date. The intrinsic value of the restricted stock was calculated based on the closing price of the Company’s stock on December 29, 2006.

Termination Upon Death or Permanent Disability.    If an equity award holder dies or becomes permanently disabled and is unable to return to work, all outstanding unvested equity awards held by such holder will immediately vest, and the holder (or the holder’s personal representative, administrator or guardian as applicable) may exercise the equity awards at any time within a period of five years (but not after the award’s expiration date) following termination of employment due to death or disability or for such longer period at the discretion of the Compensation Committee. Assuming death or permanent disability occurred as of December 31, 2006, the intrinsic value of the unvested equity awards held by Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam that would become vested upon such termination event would have been equal to the amounts specified under “Change-in-Control” above.

Termination for Retirement.    Equity awards granted between 2002 and 2005 provide that if an equity award holder’s employment is terminated other than by reason of death or disability and has attained age 55 and whose age plus years of service with the Company total 65 or more, such termination will be deemed retirement. In the event of retirement, any unvested equity awards will continue to vest as if the equity award holder had not terminated employment and, in the case of stock options, the holder may exercise the options at any time within a period of five years (but not after the award’s expiration date) following termination of employment or for such longer period at the discretion of the Compensation Committee. Assuming retirement occurred as of December 31, 2006, the intrinsic value of the unvested options held by Messrs. Hemsley, Mikan, Anderson, Wichmann and Erlandson and Ms. Quam that would become vested upon retirement would have been approximately $29.3 million, $5.0 million, $3.1 million, $6.8 million, $4.8 million, and $4.4 million, respectively, and the intrinsic value of the unvested restricted stock held by Mr. Anderson that would become vested upon retirement would have been $2.7 million.

Employment Agreements

Stephen J. Hemsley

The following discussion applies specifically to the Company’s employment agreement with Mr. Hemsley in connection with potential payments to Mr. Hemsley upon termination of employment or a change-in-control. The defined terms used in this section and the terms of the employment agreement are described in greater details under “Executive Employment Agreements” above.

Termination for Any Reason.    Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of approximately $10.7 million, to be paid six months and one day after his termination. As previously announced, the amount of the lump sum retirement benefit has been frozen at the amount accrued as of May 1, 2006 and will not increase or otherwise vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination. See the “Pension Benefits” table for additional details. Had Mr. Hemsley’s employment terminated for any reason on December 31, 2006, he or his beneficiaries would have been entitled to this lump sum payment.

Termination Without Cause or for Good Reason.    Had Mr. Hemsley’s employment terminated without Cause or for Good Reason on December 31, 2006, total cash payments to him or his beneficiaries would have been equal to payment of his base salary for the remainder of his initial term under his employment agreement, or approximately $5.1 million, plus the lump sum amount described in “Termination for any Reason” above.

Termination Upon Death or Disability.    Had Mr. Hemsley’s employment terminated on December 31, 2006 as a result of death or permanent disability, total cash payments to him or his beneficiaries would have been equal to two years’ total compensation of his base salary plus the last two years’ average bonus, or approximately $6.9 million, plus the lump sum amount described in “Termination for Any Reason” above.

George L. Mikan III, Richard H. Anderson and David S. Wichmann

The following discussion applies specifically to the Company’s employment agreements with Messrs. Mikan, Anderson and Wichmann in connection with potential payments to such executive officers upon termination of employment or a change-in-control. The defined terms used in this section and the terms of the employment agreements are described in greater detail under “Executive Employment Agreements” above.

Termination Without Cause or for Good Reason.    Had Messrs. Mikan, Anderson and Wichmann’s employment terminated on December 31, 2006 without Cause or for Good Reason, cash payments to

Messrs. Mikan, Anderson and Wichmann would have been equal to 24 months of such executive’s base salary plus 200% of the executive’s target bonus, or approximately $2.5 million, $3.2 million and $2.6 million, respectively. The severance compensation will be payable over a 24-month period. In addition, each executive will be entitled to receive a $12,000 cash payment to offset the costs of benefits continuation coverage, and will be provided with outplacement services.

Termination Upon Disability.    In addition to the Company’s generally available benefits, the Company provides Messrs. Mikan, Anderson and Wichmann with a long term disability policy which covers 60% of their respective base salaries in the event of a qualifying disability. Had Messrs. Mikan, Anderson and Wichmann’s employment been terminated due to disability on December 31, 2006, this supplemental annual disability benefit to Messrs. Mikan, Anderson and Wichmann, respectively, would have been approximately $390,000, $480,000 and $405,000, respectively.

Termination Upon Death.    In addition to the Company’s generally available benefits, the Company provides Messrs. Mikan, Anderson and Wichmann term life insurance with a face value of $2 million. Accordingly, had Messrs. Mikan, Anderson, and Wichmann’s employment been terminated due to death on December 31, 2006, the life insurance benefits to Messrs. Mikan, Anderson and Wichmann would have been $2 million.

Lois E. Quam

The following discussion applies specifically to the Company’s employment agreement with Ms. Quam in connection with potential payments to Ms. Quam upon termination of employment or a change-in-control. The defined terms used in this section and the terms of the employment agreement are described in greater detail under “Executive Employment Agreements” above.

Termination Without Cause or Change in Employment.    Had Ms. Quam’s employment been terminated without Cause or due to a Change in Employment on December 31, 2006, cash payments to Ms. Quam would have been equal to two times the sum of (i) her annual base salary plus (ii) one-half of the total bonus payments made to her for the prior two calendar years, or approximately $2.3 million. The severance compensation would be payable over a twelve-month period. In addition, Ms. Quam would be entitled to a lump sum cash payment in an amount equal to the premiums the Company pays for employee-only health, dental and group term life insurance coverage, which would be approximately $6,000. The Company would also pay an outplacement firm selected by the Company job search fees during her severance period, which would be approximately $10,000.

Patrick J. Erlandson

The following discussion applies specifically to the Company’s employment agreement with Mr. Erlandson in connection with potential payments to Mr. Erlandson upon termination of employment or a change-in-control. The defined terms used in this section and the terms of the employment agreement are described in greater detail under “Executive Employment Agreements” above.

Termination Without Cause or Change in Employment.    Had Mr. Erlandson been terminated without Cause or due to a Change in Employment on December 31, 2006, cash payments to Mr. Erlandson would have been equal to the sum of (i) his annual base salary plus (ii) one-half of the total bonus payments made to him for the prior two calendar years, or approximately $688,000. The severance compensation would be payable over a twelve-month period. In addition, Mr. Erlandson would be entitled to a lump sum cash payment in an amount equal to the premiums the Company pays for employee-only health, dental and group term life insurance coverage, which would be approximately $6,000. The Company would also pay an outplacement firm selected by the Company job search fees during his severance period, which would be approximately $10,000.

William W. McGuire, M.D.

The employment of Dr. McGuire, our former Chairman of the Board and CEO, ended on November 30, 2006. The Company has not entered into any agreement with Dr. McGuire with respect to his departure.

As discussed under “Compensation Discussion and Analysis – Compensation of Departed Named Executive Officers” above, on November 29, 2006, the United States District Court for the District of Minnesota entered an Order preliminarily enjoining Dr. McGuire from exercising any Company stock options without Court approval and preliminarily enjoining the Company and Dr. McGuire from taking any further action pursuant to or having an effect on Dr. McGuire’s employment agreement, as amended, any stock option agreements, as amended, and other related agreements, in each case until 30 days after a final decision is reached by the Special Litigation Committee regarding Dr. McGuire. The Order also provides that while the preliminary injunction is in effect, the Company cannot make any payments to Dr. McGuire under these agreements, including any payments under Dr. McGuire’s supplemental executive retirement plan. See “Compensation Discussion and Analysis — Compensation of Departed Named Executive Officers” above for a description of the Order.

The following discussion applies specifically to the Company’s employment agreement with Dr. McGuire in connection with potential payments to Dr. McGuire upon termination of employment. As of the date of this proxy statement, the Special Litigation Committee has not reached a final decision as to Dr. McGuire. The Company has taken no position with respect to these provisions.

Termination for Any Reason.    In connection with Dr. McGuire’s termination of employment on November 30, 2006, Dr. McGuire may receive, under the terms of his employment agreement, payments under his supplemental executive retirement plan as disclosed under the “2006 Pension Benefits” table above. Dr. McGuire is not entitled to any cash severance payments upon termination of his employment for any reason.

Termination for Any Reason Other Than by the Company for Cause.    Pursuant to an amendment to Dr. McGuire’s employment agreement adopted effective August 5, 2005, Dr. McGuire’s termination will be considered a termination of his employment by reason of retirement in good standing unless it is determined that his employment was terminated by the Company for Cause (as this term is defined in Dr. McGuire’s employment agreement; generally, “Cause” means a termination for willful and continued failure to perform his duties after written notice and a failure to remedy such deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and not remedied after written notice, conviction of a felony or any other willful and material breach of the employment agreement that is not remedied after written notice).

In addition, upon Dr. McGuire’s termination other than for Cause, the agreement provides that all of his stock options that were not vested at the time of termination would become vested and exercisable, and all of his options would remain exercisable for a period of 72 months after his termination of employment (subject to earlier termination upon expiration of the option in accordance with the terms of such option). The intrinsic value of the unvested options held by Dr. McGuire that would become vested upon such termination event would have been approximately $50 million as of

November 30, 2006. The intrinsic value of the options was calculated based on the difference between the closing price of the Company’s stock on November 30, 2006 ($49.08) and the exercise price of the unvested stock options as of such date.

Dr. McGuire’s employment agreement also provides for certain post-termination benefits, including but not limited to payments for health and disability coverage. On May 1, 2006, the Board of Directors enacted a package of governance and compensation improvements, including the elimination of various types of executive benefits, such as some of those in Dr. McGuire’s employment agreement.

Termination for Cause.    Notwithstanding the foregoing items, if Dr. McGuire is determined to have been terminated for Cause, he would not be entitled to the post-termination benefits described above. In addition, all of his outstanding unvested stock options would terminate. Dr. McGuire may, however, receive payment of the supplemental executive retirement plan amounts described under “Termination for Any Reason” above and under the “2006 Pension Benefits” table.

David J. Lubben

On October 15, 2006, Mr. Lubben, who had served as General Counsel and Secretary of the Company since October 1996, stepped down from these positions and his employment with the Company ended on December 30, 2006. The Company has not entered into any agreement with Mr. Lubben with respect to his departure.

The following discussion applies specifically to the Company’s employment agreement with Mr. Lubben in connection with potential payments to Mr. Lubben upon termination of employment. Mr. Lubben has asserted a right to severance benefits, including severance payments, under the agreement. The Company has taken no position with respect to Mr. Lubben’s assertion and has made no severance payments or awarded Mr. Lubben any other severance benefits under the agreement.

Termination Without Cause or Change in Employment.    Mr. Lubben’s employment agreement provided for severance compensation in the event of termination without Cause or a Change in Employment in an amount equal to (a) 200% of his annualized base salary as of his termination date, and (b) the total of any bonus or incentive compensation paid or payable for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments). Such total severance amount was approximately $2.0 million as of the termination date.

In addition, his agreement provides for a one-time cash payment within a reasonable time following termination of employment in an amount equal to the portion of the premiums that the Company subsidizes for employee-only health, dental and group term life coverage for one year. Such amount was approximately $6,000 as of the termination date.

The agreement also provides for reasonable outplacement job search fees in an amount deemed reasonable by the Company.

Pursuant to the agreement, “Cause” is defined generally to mean (a) the refusal to follow reasonable direction of the Board or his supervisor or to perform any duties reasonably required on material matters by the Company, in each case that is not cured after notice, (b) material violations of the Company’s Code of Conduct, or (c) commission of any criminal act or act of fraud or dishonesty in connection with his employment. Pursuant to the agreement, a “Change in Employment” is generally deemed to have occurred (a) if (i) his duties are materially and adversely changed without his prior consent, (ii) his salary or benefits are reduced other than as a general reduction of salaries and benefits by the Company, (iii) without terminating his employment the Company terminates the agreement, or (iv) the location for the performance of his duties is moved more than 50 miles from the location at the effective date of the agreement without his prior consent, and (b) in the case of (i), (ii), (iii) and (iv) of (a) above, in the period beginning 90 days before the time a Change in Employment occurs, Cause does not exist or if Cause does exist the Company has not given him written notice that Cause exists.

DIRECTOR COMPENSATION

Our compensation and benefit program for our non-employee directors is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align our non-employee directors’ interests with the long-term interests of our shareholders. The Compensation Committee and the Board of Directors review the compensation level of our non-employee directors on an annual basis. As discussed under “Corporate Governance” above, our Board reduced quarterly equity compensation for continuing non-employee directors by approximately 40% in May 2006, following an earlier reduction of 20% in 2005. In addition, in January 2007, the Board, after considering recommendations from the Compensation Committee, reduced initial one-time grants of stock options to new directors by approximately 57%.

Directors who are not Company employees receive an annual cash retainer of $30,000, a cash meeting attendance fee of $1,500 for attending each Board meeting in person ($750 for attending by telephone), and a cash meeting attendance fee of $1,000 for attending each committee meeting in person ($500 for attending by telephone). We also pay our directors who are unable to attend a meeting the standard telephone attendance fee if they receive a briefing by telephone prior to or after the meeting. In addition, we pay the Chairman of the Board an additional annual cash retainer of $300,000 and the Chair of each of the Audit Committee and the Compensation Committee an additional annual cash retainer of $5,000. Director compensation payable in cash is paid on a quarterly basis.

Under our Directors’ Compensation Deferral Plan (Director Deferral Plan), non-employee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Subject to certain additional rules set forth in the Director Deferral Plan, participating directors may elect whether distribution is made in either (a) an immediate lump sum; (b) in a series of five or ten annual installments; (c) in a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship; or (d) in pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors. The Director Deferral Plan does not provide for matching contributions by the Company, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2006.

Non-employee directors also receive grants of non-qualified stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. Under the 2002 Stock Incentive Plan and terms approved by the Board of Directors with respect to non-employee director grants made pursuant to the 2002 Stock Incentive Plan, our non-employee directors receive quarterly grants of non-qualified stock options to purchase 5,000 shares of our common stock and conversion grants made pursuant to an election by a director to convert certain cash compensation into equity of the Company as set forth more fully below.

A new director also receives an initial one-time grant of non-qualified stock options to purchase 25,000 shares of our common stock. The new director may elect to take all or a portion of the initial one-time stock option award in restricted stock units, using a four-to-one conversion ratio (which would result in an award of 6,250 restricted stock units if all options were elected to be received in the form of restricted stock units). These stock options or restricted stock units, as the case may be, are granted on the date of the director’s appointment to the Board. The options or restricted stock units vest 25% per year for four years subject to service on the Board on the vesting date. A director is required to retain the underlying shares of this equity award (net of any exercise price or taxes) until he or she completes his or her service on the Board.

Directors may also elect to convert cash Board retainers, cash retainers for service as Chair of the Audit Committee or Compensation Committee and cash meeting attendance fees for regularly scheduled quarterly Board and committee meetings into non-qualified stock options or shares of common stock of the Company. The cash retainer payable for service as Chairman of the Board and cash meeting attendance fees for special meetings are not eligible for conversion into either non-qualified stock options or shares of common stock of the Company. The conversion grants are made on the day of each regularly scheduled quarterly Board meeting and become exercisable immediately upon grant. If a director elects to convert his or her eligible cash compensation into stock options, he or she will receive a non-qualified stock option to purchase the number of shares of our common stock equal to four times the amount of the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant. If a director elects to convert his or her eligible cash compensation into shares of our common stock, he or she will receive the number of shares equal to the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant. The quarterly grants are made automatically on the first business day following the end of each fiscal quarter and become exercisable immediately upon grant.

The exercise price for all stock options granted under the 2002 Stock Incentive Plan is the closing sale price of our common stock on the date the option is granted.

Under our stock ownership guidelines, we require new directors to achieve ownership of 10,000 shares of the Company’s common stock (excluding stock options, but including restricted stock units after vesting) within five years upon appointment to the Board and require current directors to achieve ownership of 20,000 shares of the Company’s common stock by April 26, 2009. All directors subject to the 20,000 share ownership requirement have satisfied the requirement other than Dr. Shalala who is not seeking re-election.

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare.

The following table provides summary information for the fiscal year ended December 31, 2006 relating to compensation paid to or accrued by us on behalf of any of our non-employee directors who served in such capacity during 2006.

2006 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)		Option Awards ($) (2) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
William C. Ballard, Jr.	88,500		408,820	(3)	—		497,320
Richard T. Burke	169,000		412,868	(3)	6,296	(4)	588,164
James A. Johnson	98,750		413,139	(3)	—		511,889
Thomas H. Kean	73,000		412,680	(3)	50,000	(5)	535,680
Douglas W. Leatherdale	95,250		412,819	(3)	—		508,069
Mary O. Mundinger, Dr.P.H.	73,750		412,575	(3)	—		486,325
Robert L. Ryan	72,750		412,497	(3)	—		485,247
Donna E. Shalala, Ph.D.	67,500	(6)	408,820	(3)	—		476,320
William G. Spears (7)	59,750	(6)	408,820	(3)	—	(8)	468,570
Gail R. Wilensky, Ph.D.	70,750		410,818	(3)	—		481,568

(1)	Amounts reported include the following annual retainer and/or meeting attendance fees earned by the directors but elected by directors to be converted into options to purchase our common stock: Mr. Burke — $49,250 (3,880 shares); Mr. Johnson — $52,250 (4,120 shares); Mr. Kean — $47,250 (3,710 shares); Mr. Leatherdale — $48,250 (3,790 shares); Dr. Mundinger — $44,250 (3,490 shares); Mr. Ryan — $43,750 (3,460 shares); and Dr. Wilensky — $21,625 (1,730 shares).

(2)	The actual value to be realized by a director depends upon the appreciation in value of the Company’s stock and the length of time the stock option is held. No value will be realized with respect to any stock option if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal year ended December 31, 2006 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see “Note 11 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. All option awards were 100% vested on the grant date. Amounts reported include the following incremental values of options issued in lieu of annual retainer and/or cash meeting fees (incremental values refer to the FAS 123R values of the options issued less the amount of annual retainer and/or cash meeting fees foregone): Mr. Burke — $4,048; Mr. Johnson — $4,319; Mr. Kean — $3,860; Mr. Leatherdale — $3,995; Dr. Mundinger — $3,755; Mr. Ryan — $3,677; and Dr. Wilensky — $1,998.

The grant date fair values of the awards computed in accordance with FAS 123R are as follows:

	1/3/06 ($)	1/31/06 ($)	4/3/06 ($)	5/1/06 ($)	7/3/06 ($)	8/1/06 ($)	10/2/06 ($)	10/31/06 ($)
William C. Ballard, Jr.	158,600	—	121,120	—	63,600	—	65,500	—
Richard T. Burke	158,600	11,605	121,120	17,544	63,600	11,348	65,500	12,801
James A. Johnson	158,600	12,369	121,120	17,272	63,600	12,835	65,500	14,094
Thomas H. Kean	158,600	12,674	121,120	15,368	63,600	10,268	65,500	12,801
Douglas W. Leatherdale	158,600	12,674	121,120	16,456	63,600	11,348	65,500	11,766
Mary O. Mundinger, Dr.P.H.	158,600	11,147	121,120	14,824	63,600	10,268	65,500	11,766
Robert L. Ryan	158,600	10,078	121,120	14,280	63,600	10,268	65,500	12,801
Donna E. Shalala, Ph.D.	158,600	—	121,120	—	63,600	—	65,500	—
William G. Spears	158,600	—	121,120	—	63,600	—	65,500	—
Gail R. Wilensky, Ph.D.	158,600	4,276	121,120	7,208	63,600	5,674	65,500	6,465

As of December 31, 2006, our non-employee directors had the following options outstanding: Mr. Ballard — 320,000 shares; Mr. Burke — 379,390 shares; Mr. Johnson — 380,130 shares; Mr. Kean — 378,720 shares; Mr. Leatherdale — 383,150 shares; Dr. Mundinger — 335,080 shares; Mr. Ryan — 191,170 shares; Dr. Shalala — 118,000 shares; Mr. Spears — 378,590 shares; and Dr. Wilensky — 270,960 shares.

(3)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(4)	We provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. In 2006, we paid $6,296 in health care premiums on behalf of Mr. Burke.

(5)	The Company made a donation of $50,000 to Drew University (where Mr. Kean was formerly President), which is being combined with donations from other companies to fund a visiting professorship in recognition of Mr. Kean’s contributions as Chairman of The National Commission on Terrorist Attacks upon the United States (more commonly known as the 9/11 Commission). The Company made a similar donation in 2005 and will make donations of equal amounts in 2007 through 2009.

(6)	All cash fees earned by Dr. Shalala and Mr. Spears were deferred under our Director Deferral Plan. The amounts reported include the deferred amounts.

(7)	Mr. Spears resigned as a director of the Company on October 15, 2006.

(8)	Reflects personal use of Company aircraft with no aggregate incremental cost. We report the aggregate incremental cost to the Company of any such personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of Company aircraft, and the cost of maintenance not related to trips.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

In October 2006, the Board adopted a Related-Person Transactions Approval Policy which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, the following “related-person” transactions are prohibited unless approved or ratified by the Audit Committee:

•

Any transaction or series of transactions directly or indirectly involving a director, executive officer or five-percent shareholder of the Company or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $1.00.

•	Any amendment or modification to an existing related-person transaction.

•	Any transaction or relationship involving a director that is not deemed to be immaterial under the Company’s Standards for Director Independence as then in effect.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to the Company’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument.

•

Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, Company management will determine whether a transaction falls under the definition of a related-person transaction, requiring review by the Audit Committee. Identifying possible related-person transactions involves a number of search and identification processes and procedures, including the following:

•	The Company annually requests each director, director nominee and executive officer of the Company to verify and update certain information, including:

•

A list of the immediate family members of each executive officer of the Company. Under the policy, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mothers- and fathers-in-law, sons- and daughters-in-law and any person (other than a tenant or employee) sharing the same household as the director, executive officer or five-percent shareholder.

•	A list of the entities (except the Company) where a director or executive officer of the Company (or an immediate family member) is a director, executive officer or employee.

•

A list of the entities where a director or executive officer of the Company (or an immediate family member) is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

•	Each charitable or non-profit organization where a director or executive officer of the Company (or an immediate family member) is an executive officer, director or trustee.

•	The Company identifies five-percent shareholders of the Company by reviewing Schedules 13G and 13D filed with the SEC periodically.

•

The Company compiles a list of all the above-referenced persons and entities provided by directors and executive officers, reviews the updated list, and expands the list if necessary, based on its review of SEC filings and Internet searches.

•	The Company distributes the list within the Company, including applicable subsidiaries of the Company, and conducts periodic searches to identify any potential related-person transactions.

•

The Company reviews search results and, with respect to any transactions that fall within the definition of related-person transactions under the policy, submits relevant information to the Audit Committee for approval, ratification or other action. The Nominating Committee also reviews the identified related-person transactions in connection with its recommendations to the Board on the independence determinations of each director of the Company.

In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among others, the following factors to the extent deemed relevant by the Audit Committee:

•

Whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or five-percent shareholder of the Company.

•	Whether there are demonstrable business reasons for the Company to enter into the related-person transaction.

•	Whether the related-person transaction could impair the independence of a director under the Company’s Standards for Director Independence.

•

Whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

Related-Person Transactions

Dr. Shalala is the President of the University of Miami. The University of Miami includes a general hospital and a physician group that have contractual agreements with the Company as part of the Company’s broad national network of 4,700 hospitals and more than 520,000 physicians and other care providers. During the University of Miami’s 2006 fiscal year, we paid approximately $32.3 million to the University of Miami for medical expenses on behalf of consumers who obtain health insurance from the Company. In addition, during the University of Miami’s 2006 fiscal year, self-funded customers of the Company paid the University of Miami approximately $15.3 million for medical expenses of their health benefit plan participants who received health care services from the University of Miami. Separately, the University of Miami purchased products from the Company with a value of approximately $14.6 million in fiscal 2006. In addition, in April 2007, the University of Miami announced its intent to purchase Cedars Medical Center in Miami, Florida from HCA, which will likely result in additional revenues paid to the University of Miami by the Company for medical expenses of customers received at Cedars Medical Center. The Company also contributed $1 million to the University of Miami, which was used to fund a clinic in Overtown, Florida to provide access to medical care by underinsured and uninsured members of the community. Dr. Shalala had no interest in any of these transactions and was not involved in the negotiations of any of the contractual agreements.

The Company believes that the pricing terms were determined on an arm’s-length basis and were within comparable range to other contracts with similar facilities in the South Florida market. After considering such information as it deemed relevant, the Audit Committee ratified the Company’s provider relationship with the University of Miami and its affiliates.

Advances of Defense Costs for Certain Litigation Matters

Members of the Company’s current Board of Directors, former Board member William G. Spears, former Chairman and CEO, William W. McGuire, M.D. and certain current and former officers, have been named as defendants in lawsuits arising out of the issues relating to the dating of stock options. The current and former directors and officers who have been named as defendants in these actions have a legal right under the Minnesota Business Corporation Act and the Company’s Bylaws to advancement of their costs of defense. Accordingly, in 2006 the Company has advanced defense costs on behalf of the current and former directors and officers amounting to approximately $8.1 million. The Company has directors and officers insurance that it anticipates will provide reimbursement for amounts advanced exceeding the Company’s $25 million retention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, Messrs. Johnson, Spears and Kean, Dr. Mundinger, Dr. Shalala and Dr. Wilensky served on the Compensation Committee. Mr. Johnson served on the Compensation Committee for the entire fiscal 2006. Mr. Spears and Dr. Mundinger served on the Compensation Committee through April 2006, at which time Dr. Shalala and Dr. Wilensky were appointed to the Compensation Committee. Dr. Shalala served on the Compensation Committee until October 31, 2006, and Mr. Kean was appointed to the Compensation Committee on November 7, 2006. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

As described under “Corporate Governance – Director Independence” and “Certain Relationships and Transactions” above, on January 30, 2007, Dr. Shalala was deemed to be a non-independent director under the NYSE rules and the Company’s Standards for Director Independence because the Board determined that the Company’s hospital and physician services network relationship with the University of Miami, where Dr. Shalala serves as the president, slightly exceeded 2% of the University of Miami’s consolidated gross revenues for the first time during its last fiscal year.

PERFORMANCE GRAPHS

The following two performance graphs compare the Company’s total return to shareholders with indexes of other specified companies and the S&P 500 Index. The first graph compares the cumulative five-year total return to shareholders on UnitedHealth Group’s common stock relative to the cumulative total returns of the S&P 500 index, and a customized peer group (the “Fortune 50 Group”), an index of certain Fortune 50 companies. The second graph compares our cumulative total return to shareholders with the S&P 500 Index and an index of a group of health care peer companies selected by us for the five-year period ended December 31, 2006. The Company is not included in either the Fortune 50 Group index in the first graph or the health care peer group index in the second graph. In calculating the cumulative total shareholder return of the indexes, the shareholder returns of the Fortune 50 Group companies in the first graph and the health care peer group companies in the second graph are weighted according to the stock market capitalizations of the companies at January 1 of each year. The comparisons assume an investment of $100 on December 31, 2001 in company common stock and in each index, and that dividends were reinvested when paid.

Fortune 50 Group

The Fortune 50 Group consists of the following companies: American International Group, Inc, Berkshire Hathaway Inc, Cardinal Health Inc, Citigroup Inc, General Electric Company, International Business Machine Corp. and Johnson & Johnson. Although there are differences in terms of size and industry, like UnitedHealth Group, all of these companies are large multi-segment companies using a well-defined operating model in one or more broad sectors of the economy. These companies have also distinguished themselves by the consistency of their growth and performance, in many cases over multiple decades.

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

Health Care Peer Group

The companies included in our health care peer group are Aetna Inc., Cigna Corporation, Coventry Health Care, Inc., Humana Inc. and WellPoint, Inc. We believe that this group accurately reflects our peers in the health care industry.

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

ARTICLES OF INCORPORATION AND BYLAWS AMENDMENTS

Both our Nominating Committee and our Board of Directors regularly evaluate all of our corporate governance practices to ensure that they remain in the best interests of the Company and our shareholders. In light of current and best practices, the Board of Directors, upon the recommendation of the Nominating Committee, is proposing to adopt a majority-vote standard for the election of directors, to declassify the Board, and to eliminate the supermajority-vote requirements for the removal of directors and for certain business combination transactions with related persons. The Board believes that these changes are in the best interest of the Company and shareholders.

In order to implement these proposed changes, the Board is proposing a series of amendments to our Articles of Incorporation and Bylaws. These specific proposals are described in detail below and are also marked on the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A and the proposed form of Amended and Restated Bylaws attached to this proxy statement as Appendix B. The Board of Directors has also approved an amendment to our Articles of Incorporation to eliminate several series of preferred stock, none of which are currently outstanding. That amendment does not require shareholder approval. The Board of Directors has also made certain changes to the Bylaws, including responses to recent changes in Minnesota law, which do not require shareholder approval.

Proposed Amendment to Articles of Incorporation Requiring a Majority Vote for Election of Directors

Current Standard

Minnesota law provides that, unless otherwise specified in a company’s articles of incorporation, directors are elected by a plurality of the votes cast. Our Articles of Incorporation are silent on this issue, so the plurality standard governs: director nominees with the most votes cast in their favor are elected.

Description of Amendment Generally

The Board of Directors recommends shareholder approval of a proposal to amend the Company’s Articles of Incorporation to require that a candidate in an uncontested election for director receive a majority of the votes cast in order to be elected. In contested elections where the number of nominees exceeds the number of directors to be elected, the required vote would continue to be a plurality of votes cast.

Background

The Nominating Committee and the full Board of Directors have carefully considered the merits of a majority-vote standard compared to a plurality vote standard. The difference in standards would not have had any impact on prior elections of directors of the Company because all director nominees have received vote totals exceeding a majority of the shares outstanding. However, the Board recognizes that requiring a majority of the votes cast ensures that only directors with broad acceptability among the shareholders will be elected to the Board and enhances the accountability of each Board member to the shareholders, and is recommending that shareholders approve the majority-vote standard.

Amendment of Articles of Incorporation

Under Minnesota law, an election standard other than a plurality may be used only if it is specified in a company’s articles of incorporation. The proposed amendment to our Articles of Incorporation operates as follows:

•

Subject to any rights of holders of any preferred stock of our Company, each director in an uncontested election would be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

•

In a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

•	For purposes of the majority-vote standard, “a majority of the votes cast” means that the shares that are voted “for” a director must exceed the shares voted “against” the director.

The amendment would be effected by adding a new article to our Articles of Incorporation. The text of the proposed amendment is reflected as Article 4 in the marked copy of the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A. If the amendment is adopted, the Company would retain its director resignation policy to address a Minnesota statute that allows a director who was not elected to retain his or her position until a replacement director is elected to the Board.

Effectiveness

If approved, this amendment will become effective upon the filing of the Restated Articles of Incorporation with the Minnesota Secretary of State. The Company would make such a filing promptly after the Annual Meeting. The new standard would then be applicable to the election of directors beginning at our 2008 Annual Meeting.

Vote Required

This proposal must be approved by holders of a majority of our common stock voting in person or by proxy at the Annual Meeting and entitled to vote thereon.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the proposal unless you specify otherwise.

Proposed Amendment to Articles of Incorporation and Bylaws Providing for the Annual Election of All Members of the Board of Directors

Current Classification of the Company’s Board of Directors

Our Articles of Incorporation and Bylaws currently provide that the directors’ terms of office are staggered by dividing the total number of directors into three classes, with each class containing as nearly equal a number as possible, and that at each Annual Meeting only one class of directors is considered by the shareholders for election to a term of three years to succeed those directors whose terms expire at the meeting.

Description of Amendment Generally

The Board of Directors recommends shareholder approval of a proposal to amend our Articles of Incorporation and Bylaws to eliminate the current classification of our directors. In the absence of such a classification, each of the directors would be elected and hold office until his or her successor is elected at the next Annual Meeting.

Background

The Nominating Committee and the full Board have considered the merits of the classified board structure, taking a variety of perspectives into account. While the Board believes that the classified board structure has promoted continuity and stability and reinforced a commitment to a long-term point of view, it also believes that the annual election of directors would increase the Board’s accountability to shareholders.

Amendment of Articles of Incorporation

The proposed amendment would delete Article 4(a) of our current Articles of Incorporation, thereby eliminating the classes of directors and the current practice of three-year terms for directors. The proposed amendment is reflected in the marked copy of the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A.

Amendment of Bylaws

The proposed amendment would delete Section 3.02(b) of our current Bylaws, thereby eliminating the classes of directors and the current practice of three-year terms for directors. The proposed amendment is reflected in the marked copy of the Bylaws attached to this proxy statement as Appendix B.

Effectiveness

If this proposal is approved by the shareholders, then our Board will be declassified, and all directors will be elected for a one-year term beginning at the 2008 Annual Meeting.

Vote Required

This proposal must be approved by the holders of 66 2/3% of the outstanding shares of our common stock.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the proposal unless you specify otherwise.

Proposed Amendment to Articles of Incorporation and Bylaws to Eliminate Supermajority Provisions for the Removal of Directors

Current Standards

Our Articles of Incorporation and Bylaws currently provide that no director may be removed from office without the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock or the affirmative vote of 66 2/3% of our directors.

Description of Amendment Generally

The Board of Directors recommends shareholder approval of a proposal to amend the Company’s Articles of Incorporation and Bylaws to eliminate the supermajority requirement for the removal of directors.

Background

The supermajority provision relating to the removal of directors may have the effect of promoting continuity and stability in the management of the business and affairs of the Company and encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. While our Board of Directors believes this is an important benefit, the Board also believes that removal of the supermajority provision would increase the Board’s accountability to shareholders.

Amendment of Articles of Incorporation

If the Amendment is approved, Articles 4(b) and (c) would be deleted from the Articles of Incorporation. The proposed amendment is reflected in the marked copy of the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A.

Amendment of Bylaws

If the Amendment is approved, Section 3.13 of the Bylaws would be amended to provide that directors may be removed from office in accordance with Minnesota law. The amendment is reflected in the marked copy of the Bylaws attached to this proxy statement as Appendix B.

Effectiveness

If the removal proposal is approved by shareholders, then, effective after the filing of our Restated Articles of Incorporation described above, Minnesota law would provide that directors may be removed, with or without cause, by a vote of a majority of the voting power of all shares entitled to vote in an election of directors.

Vote Required

This proposal must be approved by holders of 66 2/3% of the outstanding shares of our common stock.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the amendments unless you specify otherwise.

Proposed Amendment to Articles of Incorporation to Eliminate Supermajority Provisions Relating to Certain Business Combinations

Current Standard

Our Articles of Incorporation provide that the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock is required to approve certain transactions with a person or entity that beneficially owns 20% or more of our outstanding common stock, unless the 20% beneficial ownership or the transaction has been approved by 66 2/3% of our continuing directors. We refer to such a person or entity as a “related person” in this proposal. Under our current Articles of Incorporation, the following transactions with related persons require supermajority shareholder approval:

•

certain mergers or consolidations of the Company or a subsidiary of the Company with or into a related person or the merger or consolidation of a related person with or into the Company or a subsidiary of the Company;

•

certain sales, leases, exchanges, transfers or other dispositions of all or substantially all the Company’s or a subsidiary’s assets to a related person or the acquisition through purchase, lease, exchange, transfer or other disposition, of all or a substantial portion of the assets of a related person by the Company or a subsidiary;

•	the issuance of any securities of the Company or a subsidiary to a related person;

•	the reclassification of Company securities, or the recapitalization or other transaction that would have the effect of increasing the voting power of the related person; or

•	any agreement, contract or other arrangement providing for any of the transactions described above.

Description of Amendment Generally

The Board of Directors recommends shareholder approval of a proposal to amend the Company’s Articles of Incorporation that would eliminate the supermajority requirement for approval of transactions with related persons.

Background

The supermajority provision relating to business combinations with related persons has been viewed as benefiting shareholders by encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the Board of Directors before becoming 20% shareholders rather than pursue non-negotiated takeover attempts. While our Board of Directors believes this is an important benefit, the Board recognizes that the Company’s current market capitalization and status as a regulated entity makes the Company an unlikely target of an unsolicited takeover attempt.

Amendment of Articles of Incorporation

If the Amendment is approved, Article 5 of our current Articles of Incorporation would be deleted. The proposed amendment is reflected in the marked copy of the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A.

Vote Required

This proposal must be approved by holders of 66 2/3% of the outstanding shares of our common stock.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the amendments unless you specify otherwise.

Proposed Adoption of Restated Articles of Incorporation

Description of Amendment Generally

In addition to the proposed amendments to our Articles of Incorporation described above, the Board of Directors recommends shareholder approval of a proposal to amend and restate the Company’s Articles of Incorporation to reflect, as to each that is approved, the amendments to implement majority voting, declassify our Board and remove supermajority approval provisions, to integrate into a single document all of the provisions of our Articles of Incorporation which are currently in effect and operative, and to make certain stylistic, clarifying and conforming changes such as section number references. The proposed amendment would not change our authorized capital stock, indemnification of officers and directors or limitation of liability provisions and would not adversely affect the rights or preferences of the holders of the Company’s outstanding capital stock.

Amendment and Restatement of Articles of Incorporation

If the proposed amendment is approved, Articles 1, 3 and 8 of our current Articles of Incorporation would incorporate certain stylistic, clarifying and conforming changes. In addition, the Restated Articles of Incorporation would integrate into a single document the operative provisions of the Articles of Merger and previous amendments to the Articles of Incorporation, which were filed with the Secretary of State of Minnesota on March 1, 2000, May 14, 2001, and May 24, 2005, respectively, and the elimination of several series of preferred stock, none of which are currently outstanding. The proposed amendment is reflected in the marked copy of the proposed form of Restated Articles of Incorporation attached to this proxy statement as Appendix A.

Effect of Other Proposals

If any of the proposed amendments to our Articles of Incorporation described above is not approved, then that amendment will not be made, and the Restated Articles of Incorporation will retain the current provisions governing the subject matter of that proposal.

Vote Required

This proposal must be approved by holders of a majority of our common stock voting in person or by proxy at the Annual Meeting and entitled to vote thereon.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the amendments unless you specify otherwise.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange, the rules of the Securities and Exchange Commission and the Company’s standards for director independence. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s attestation. The Audit Committee also discussed with management and Deloitte & Touche the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 and the restated financial statements for the years ending December 31, 2005 and December 31, 2004. Further information regarding these restated financial statements can be found in the Company’s 2006 Annual Report on Form 10-K.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements and the restated financial statements, independent discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2006 and the restated financial statements for the prior periods noted above, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

James A. Johnson

Douglas W. Leatherdale

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2006 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”). The Audit Committee pre-approved the audit and non-audit services provided in fiscal year 2006 by Deloitte & Touche, as reflected in the table below.

	Fiscal Year Ended
Fee Category	2006	2005
Audit Fees	$26,978,000	$14,100,000
Audit-Related Fees (a)	1,048,000	1,865,000

Total Audit and Audit Related Fees	$28,026,000	15,965,000
Tax Fees (b)	595,000	580,000
All Other Fees (c)	85,000	130,000

Total	$28,706,000	$16,675,000

(a)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed-upon procedures, internal control assessments, and due diligence services.

(b)	Tax Fees include tax compliance, planning and support services.

(c)	All Other Fees include allowable actuarial reviews, security systems assistance, risk management support, and contract analysis and review assistance services.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax, and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee has pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2006 and 2007. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee at each regular meeting, and the Policy is evaluated and updated periodically by the Audit Committee.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The Board of Directors has proposed that the shareholders ratify this appointment at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but will reconsider the appointment. The Audit Committee evaluates, at least every three years, whether there should be a rotation of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SHAREHOLDER PROPOSALS

The following shareholder proposals will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. Some of the following shareholder proposals contain assertions about the Company that we believe are incorrect. We have not attempted to refute all of the inaccuracies. However, the Board of Directors has recommended a vote against each of these proposals for the reasons set forth following each proposal.

Shareholder Proposal No. 1 — Performance-Vesting Shares

We have been informed that the American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial holder of 400 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that the shareholders of UnitedHealth Group (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.”

The proponent has furnished the following statement:

“We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases while limiting their exposure to the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

On October 15, 2006, our Company’s CEO, general counsel and a member of the board were forced to resign after the completion of an investigation into the timing of stock options. The report found that UnitedHealth had backdated options to maximize employees’ compensation and concluded that the Company was riddled with poor controls and conflicts of interest. Further, investigators found that ‘most of the 29 stock grants’ that accounted for nearly 450 million stock options that the company awarded between 1994 and 2002 ‘were likely backdated.’ (New York Times, 10/16/2006).

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said ‘if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis – it shouldn’t be just a giveaway.’”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the American Federation of Labor and Congress of Industrial Organizations, which is similar to a proposal rejected by shareholders at our 2005 annual meeting. While the Board of Directors strongly supports and uses performance-based compensation, the Board believes that adoption of this proposal would limit the Company’s ability to use stock options and SARs to compensate senior executives and would not be in the interest of the Company.

The Board of Directors believes that its Compensation Committee should retain the necessary flexibility to make compensation awards based on a review of all relevant information in order to attract, motivate and retain executives in today’s highly competitive market for talent. The Compensation Committee consists entirely of independent outside directors who devote considerable time and effort to compensation issues and make decisions they believe are in the best interests of the Company and its shareholders. If the Board of Directors were to adopt the American Federation of Labor and Congress of Industrial Organization’s proposal, the Company would be precluded from granting a significant portion of its equity awards to senior executives in the form of stock options and SARs, even if our Compensation Committee determined such awards to be appropriate, necessary, and in the interest of the Company.

The Company strongly believes in linking both cash and equity components of executive compensation to Company performance, and believes that the portion of total compensation linked to performance or “at risk” should be the highest for our most senior executives. The Compensation Committee has structured the Company’s senior executive compensation programs so that a significant portion of executives’ total compensation is at-risk, tied both to annual and long-term financial performance of the Company as well as to the creation of value for its shareholders. Unlike other companies, the Company has not used time-vesting restricted stock as a significant component of our senior executive compensation programs, as the Compensation Committee believes and agrees with the American Federation of Labor and Congress of Industrial Organizations that time-vesting restricted stock awards are not sufficiently tied to the creation of shareholder value. Over the 5-, 10- and 15-year periods ended December 31, 2006, our Company’s compounded annualized total return to shareholders exceeded that of the S&P 500 index by 18.7, 17.0 and 12.7 percentage points, respectively. The Board of Directors believes that stock option awards were effective in motivating our senior executives to achieve the Company’s consistently strong performance, and that stock option and SAR awards will continue to provide strong incentives to our senior executives for continued future performance—performance which benefits both the recipient and the Company’s shareholders.

As more fully discussed in “Compensation Discussion and Analysis,” the Compensation Committee adopted an internal policy regarding equity awards to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The Board believes that the implementation of this equity award policy addresses the concerns raised by the American Federation of Labor and Congress of Industrial Organizations regarding the Company’s controls over its equity plans and the timing of awards made thereunder, and believes that any further action is unnecessary. The Compensation Committee already is authorized and has the flexibility to use performance share awards in the Company’s executive compensation program in circumstances where it determines that doing so is appropriate and would serve the Company’s interests in implementing an optimal compensation program and, accordingly, independent of this proposal has considered and will consider in the future whether such awards should be used. Moreover, in 2006 the Company adopted stock ownership guidelines for its executives which the Board believes are an important element of the Company’s executive compensation programs and further help align the interests of the Company’s senior executives with the interests of its shareholders. The Board believes that the stock ownership requirements contained in the guidelines ensure that executives maintain a long-term interest in the Company’s financial performance, and mitigate any perceived incentive to capitalize on short-term fluctuations in the Company’s share price to maximize the value of stock options or SARs.

The Board of Directors believes that it is to the benefit of the Company to retain flexibility with respect to executive compensation rather than to commit to a particular proposal or compensation tool, the specifics of which it believes are less than optimal for the Company and our shareholders. The Board of Directors also believes that the proposal could potentially undermine the long-term interests of shareholders by putting the Company at a competitive disadvantage by restricting the Board of Directors’ ability to compensate management in the manner it believes will be most effective at aligning their interests with those of our shareholders and by adversely affecting the Company’s ability to attract, motivate and retain the most talented executives to manage the business.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

Shareholder Proposal No. 2 — Supplemental Executive Retirement Plan

We have been informed that the Massachusetts Laborers’ Pension Fund (the “MLP Fund”), 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, a beneficial holder of approximately 7,200 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“Be it Resolved: That the shareholders of UnitedHealth Group Incorporated (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.”

The proponent has furnished the following statement:

“We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a SERP, the Supplemental Employee Retirement Plan. The Supplemental Employee Retirement Plan provides the Company’s chief executive officer (“CEO”) retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan(s).

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide its CEO increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate the CEO’s pension benefits by including his base annual compensation and incentive compensation in the compensation figure. The Company’s 2006 proxy statement states:

Had Dr. McGuire retired on December 31, 2005, his annual payments under the supplemental retirement benefit would be approximately $5,092,000 per year and his lump sum payout would be $6,442,000.

Our position is that the inclusion of an executive’s incentive compensation along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executive’s salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors believes that the change suggested by this proposal is unnecessary. Stephen J. Hemsley, the Company’s current CEO is the only current executive officer with a SERP and the Board acted to freeze that SERP at the amount vested and accrued as of May 1, 2006. As a result, Mr. Hemsley will not accrue any additional SERP benefits for service after May 1, 2006, meaning that Mr. Hemsley will not accrue any SERP benefits for his service as our CEO.

For the reasons described above, the Board believes that the foregoing proposal is unnecessary and the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

Shareholder Proposal No. 3 — Advisory Resolution on Compensation of Named Executive Officers

We have been informed that Hermes Administration Services Limited on behalf of Britel Fund Nominees Limited and Hermes Assured Limited, Lloyds Chambers, 1 Portsoken Street, London E1 8HZ, United Kingdom intends to introduce at the Annual Meeting the following resolution. Britel Fund Nominees Limited is the registered owner of 392,749 shares of common stock and the beneficial owner of those shares is BT Pension Scheme. Hermes Assured Limited is the registered and beneficial owner of 308,953 shares of common stock. Both of these entities have their registered offices at Lloyds Chambers, 1 Portsoken Street, London E1 8HZ, United Kingdom. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, on a motion of Britel Fund Nominees Limited and Hermes Assured Limited (“Hermes”), that the shareholders of UnitedHealth Group Inc., urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by UnitedHealth’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s 2006 Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

The proponent has furnished the following statement:

“Investors are increasingly concerned about executive compensation and lack of disclosure thereof that sometimes appears to be insufficiently aligned with the creation of shareholder value. Recent media attention on questionable dating of stock options grants by companies has also raised investor concerns.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation. By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the ‘directors’ remuneration report,’ which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Hermes’ experience with this type of vote as UK shareholders has been positive. Since this rule was introduced in 2002, it has successfully provided shareholders with a basis for dialogue with remuneration committees and boards of companies where there are concerns regarding compensation. While the resolution has been defeated in only a handful of cases, we believe that it has dramatically increased the level and quality of discussion between remuneration committees and investors, and thereby has helped drive more effective remuneration structures.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages.

Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge UnitedHealth’s board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide UnitedHealth with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors believes that its Compensation Committee has an effective process for establishing executive compensation that is based on performance in alignment with shareholder value creation and which responsibly achieves the purpose of attracting, motivating and retaining the best executives in order to maintain the Company’s competitiveness.

Overseeing the setting and administration of the Company’s executive compensation is a core responsibility of the Compensation Committee. The Compensation Committee is comprised exclusively of independent directors who meet on a regular basis to establish and review the Company’s policies and practices related to total compensation for executives, as well as annual and long-term performance goals and objectives for the Company’s executive officers. The Company’s compensation approach is disclosed and set forth in detail in the “Compensation Discussion and Analysis” above. The Company believes that its compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced and competitive to accomplish the crucial task of recruiting, motivating and retaining talented senior executives.

The Board of Directors believes that an advisory resolution would neither change the contents of the 2006 Summary Compensation Table and its accompanying narrative disclosure nor have any legal consequences on any compensation arrangement. In addition, an advisory vote would not provide the Compensation Committee with insight into specific shareholder concerns regarding executive compensation. Effective means of communicating concerns to the Compensation Committee and to the Board are available to shareholders. For example, shareholders may contact the Board of Directors or the Compensation Committee directly by mail (the procedures for communicating with the Board of Directors or the Compensation Committee are described under the “Corporate Governance” section of this proxy statement).

Few public U.S. companies utilize a shareholder ratification process for executive compensation. The Board of Directors is concerned that adopting this practice could put the Company at a competitive disadvantage and negatively affect stockholder value by creating the impression among senior executives that compensation opportunities may be arbitrarily limited or negatively affected by this practice when compared with opportunities at our competitors.

The Board of Directors and its Compensation Committee exercise great care and discipline in determining and disclosing executive compensation. The Board of Directors does not believe the advisory vote called for by the proponent will enhance the Company’s governance practices or improve communication with shareholders, nor is it in the best interests of shareholders.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

Shareholder Proposal No. 4 — Relating to Shareholder Nominees for Election to UnitedHealth Group’s Board of Directors

We have been informed that the California Public Employees’ Retirement System (“CalPERS”), P.O. Box 942707, Sacramento, California 94229-2707, a beneficial holder of approximately 6,600,000 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, the shareholders of UnitedHealth Group, Inc. (the “Company”), request that the Board amend the Company’s bylaws to add the following to Section 3.03:

Notwithstanding the above, the corporation shall include in its proxy materials for a meeting of shareholders at which directors are to be elected the name, together with the Disclosure and Statement (both as defined in this section 3.17), of any person nominated for election to the Board of Directors by a shareholder or group thereof that satisfies the requirements of this section 3.17 (the “Nominator”), and allow shareholders to vote with respect to such nominee on the corporation’s proxy card. Each Nominator may nominate up to two candidates for election at a meeting.

A Nominator must:

(a) have beneficially owned 3% or more of the corporation’s outstanding common stock (“Required Shares”) continuously for at least two years;

(b) provide written notice received by the Secretary within the time period specified in the first paragraph of this section containing (i) with respect to the nominee, (A) the information required by such section and (B) such nominee’s consent to being named in the proxy statement and to serving as a director if elected; and (ii) with respect to the Nominator, proof of ownership of the Required Shares; and

(c) execute an undertaking that it agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the corporation’s shareholders, including, without limitation, the Disclosure and Statement; (ii) to the extent it uses soliciting material other than the corporation’s proxy materials, comply with all applicable laws and regulations, including, without limitation, the SEC’s Rule 14a-12.

The Nominator may furnish a statement, not to exceed 500 words, in support of the nominee’s candidacy (the “Statement”) at the time the Disclosure is submitted. The Board of Directors shall adopt a procedure for timely resolving disputes over whether notice of a nomination was timely given and whether the Disclosure and Statement comply with this section 3.17 and any applicable SEC rules.”

The proponent has furnished the following statement:

“As an indication of the extent of the compensation problems at many public corporations, President George W. Bush recently said he was ‘floored’ when he sees ‘guys making a billion dollars as a CEO of a company.’ President Bush also stated that he hopes that ‘shareholders should take a good hard look at some of these companies.’

The ‘Wilmer Cutler Report’ exposed many compensation-related problems at the Company including inadequate internal controls, a lack of disclosure regarding financial relationships between the former CEO and the Chairman of the Compensation Committee, the improper ‘repricing’ of options and the improper ‘backdating’ of options. For these reasons, CalPERS is sponsoring this proposal that will allow shareowners a meaningful voice in the election of the Board of Directors who set the compensation of the Company’s officers.

Access to the proxy for purposes of electing a director nominated by large shareowners is the most effective mechanism for ensuring accountability.

Please vote FOR this proposal.”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The CalPERS proposal, if adopted by the Company, would result in disruptive, divisive and expensive director elections without benefit to the shareholders as a whole. Further, the proposal is unnecessary because the Company’s policies and procedures already provide the Company’s shareholders with the opportunity for meaningful input into the director nomination and election process.

First, in November 2006, the Company formed a nominating advisory committee (the “Nominating Advisory Committee”). The Nominating Advisory Committee provides input on desired characteristics of the Board, suggests additional director candidates for consideration by the Nominating and Corporate Governance Committee and the Company’s Board of Directors; and it provides feedback about characteristics of specific director candidates under consideration by the Nominating and Corporate Governance Committee and the Company’s Board of Directors. Second, the Company’s existing Bylaws permit shareholders to nominate director candidates for consideration at annual stockholder meetings. In addition, representatives of the Company have met with representatives of CalPERS and assured them that the Company is open to input and dialogue as to prospective director candidates recommended by our shareholders.

Further, the Company is recommending additional significant governance initiatives with respect to director elections. This proxy statement contains a proposal to amend the Company’s Bylaws and Articles of Incorporation to implement a majority-voting standard. The Board of Directors recommends that the shareholders vote for the amendment to implement majority voting. These changes, if approved by the shareholders, would require directors to receive a majority of the votes cast in a director election, except in contested elections. The Company will retain its existing director resignation policy, whereby any incumbent director who fails to receive a majority vote in favor of his or her re-election must submit his or her resignation for consideration by the Board of Directors. In addition, under the Board of Directors’ proposed changes, all directors will serve one-year terms and stand for election at each annual meeting. Taken together, all of these policies provide shareholders a greatly increased voice in the annual director election process.

Permitting certain shareholders or shareholder groups to nominate director candidates in the Company’s proxy materials could result in expensive and divisive director elections without offering shareholders additional benefit. It could also lead to the election of “special interest directors” who may be inclined to represent the interests of the shareholders who nominated them and not the interests of all of the Company’s shareholders. This proposal, if implemented, could have a tremendously disruptive effect by turning every director election into a proxy contest, effectively requiring the expenditure of significant Company resources in a manner inconsistent with the creation of shareholder value.

Some have pointed to the costs of printing and mailing a competing proxy as a barrier to shareholder proposed director candidates. As of July 1, 2007, the SEC will allow for the electronic delivery of proxy materials by persons other than an issuer to be distributed by posting the materials on the Internet and giving shareholders a notice of their availability (except where materials related to a business combination). Electronic delivery of proxy materials should reduce the mailing and printing costs associated with third party solicitations. By utilizing the additional flexibility provided by electronic delivery of proxy materials, shareholders will have a greater ability to express their views on and influence the outcome and the process of annual elections than ever before and proposals such as those put forward by CalPERS would impose an undue burden on the Company that all shareholders would have to bear without offering shareholders any substantial additional benefit.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to be eligible for inclusion in our proxy statement for our 2008 Annual Meeting or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Corporate Secretary, not later than January 1, 2008, which is a holiday. Shareholder proposals received after business reopens on January 2, 2008 would be untimely. Shareholder proposals must be in the form provided in our Bylaws.

If we do not receive a shareholder proposal by the deadline described above, the proposal will be excluded from the proxy statement and from consideration at the 2008 Annual Meeting. This advance notice requirement supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

HOUSEHOLDING NOTICE

The SEC has adopted rules that allow us to deliver a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders and other documents we file and deliver in connection with any other meeting of shareholders. A separate proxy card for each registered shareholder who shares your last name and lives at your home address will be included with householded materials.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report to shareholders for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to the Office of the General Counsel, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting.

If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described above under the heading “Electronic Delivery of Proxy Materials.” If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no shareholder proposals other than those included in this proxy statement will be presented at the 2007 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Forrest G. Burke
Acting General Counsel

Dated: April 30, 2007

APPENDIX A

~~SECOND~~ THIRD RESTATED

ARTICLES OF INCORPORATION

OF

UNITEDHEALTH GROUP INCORPORATED

1. The name of this corporation ~~shall be~~ is UnitedHealth Group Incorporated.

2. The address of the registered office of this corporation is: c/o C T Corporation System Inc., ~~405 Second Avenue South~~ 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota ~~55401~~ 55402. The name of the registered agent of this corporation is C T Corporation System Inc.

3. Capital Stock.

(a) Authorized Classes of Stock.    The total number of shares of capital stock ~~which~~ that this corporation is authorized to issue is 3,010,000,000 shares, including 3,000,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

(b) Serial Preferred Stock.    The Board of Directors of the corporation is hereby authorized to issue from time to time one or more series of the Preferred Stock and, with respect to each such series, to fix by resolution of a majority of the whole Board of Directors the relative rights and preference of ~~each~~ such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) The number of shares constituting such series and the designation of such series.

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes or series of the corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative.

(iii) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both, or upon the happening of a specified event, and the terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(v) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, and the terms of such conversion or exchange.

(vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

(vii) The rights of the holders of the shares of such series upon the voluntary/involuntary liquidation, dissolution or winding up of the corporation.

(viii) Any right to vote with holders of shares of any series or class.

(c) Common Stock.    The holders of the Common Stock shall have and possess all rights as ~~stockholders~~ shareholders of the corporation, except if such rights may be limited by the preferences, rights, limitations, and restrictions of the Preferred Stock.

(d) Pre-emptive Rights.    No holders of shares of any class or series of this corporation shall have any pre-emptive rights to subscribe for any shares of any class or series of stock of this corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this corporation, whether now or hereafter authorized.

(e) Cumulative Voting.    No holders of shares of any class or series of this corporation shall have any right to cumulate votes for the election of the Board of Directors.

(f) Shareholder Approval.    Shares of any class or series of the corporation may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holders of shares of any class or series of the corporation, except as otherwise provided in the designation of any series of Preferred Stock.

~~4. (a) The board of directors of this corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of Class I expiring at the annual meeting of shareholders of this corporation in 1984, of Class II expiring at the annual meeting of shareholders in 1985 and of Class III expiring at the annual meeting of shareholders in 1986. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election.~~

~~(b) No director of this corporation shall be removed from office with or without cause without~~

~~(i) the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation, or~~

~~(ii) the affirmative vote of 66-2/3 percent of the directors in office at the time such vote is taken.~~

~~(c) This Article 4 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation.~~

~~5.(a) The affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors shall be required for approval or authorization of any Business Combination (as hereinafter defined) of this corporation with any Related Person; provided, however, that the 67 percent voting requirement shall not apply if:~~

~~(i) The Continuing Directors of this corporation (as hereinafter defined) by a two-thirds vote (A) have expressly approved in advance the acquisition of outstanding shares of Common Stock of this corporation that caused the Related Person to become a Related Person, or (B) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;(ii) The Business Combination is solely between~~

~~this corporation and another corporation, one hundred percent of the capital stock of which is owned, directly or indirectly, by this corporation; or~~

~~(ii) The Business Combination is a merger or consolidation and the cash or fair market value as determined by this corporation’s board of directors, of the property, securities and other consideration to be received per share by holders of the Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, if any) paid by the Related Person in acquiring any of its holdings of this corporation’s Common Stock.~~

~~(a) The term “Business Combination” shall mean (i) any merger or consolidation of this corporation or a subsidiary thereof with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of this corporation (including without limitation any voting securities of a subsidiary thereof) or of a subsidiary thereof, to a Related Person, (iii) any merger or consolidation of a Related Person with or into this corporation or a subsidiary thereof, (iv) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part of the assets of a Related Person to this corporation or a subsidiary thereof, (v) the issuance of any securities of this corporation or a subsidiary thereof to a Related Person, (vi) any reclassification of securities, recapitalization or other transaction that would have the effect of increasing the voting power of a Related Person and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.~~

~~(b) The term “Related Persons” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined by Rule 12b-2 under the Securities Exchange Act of 1934), “Beneficially Owns” (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Common Stock of this corporation, and any Affiliate or Associate of any such individual corporation, partnership or other person or entity.~~

~~(c) The term “Substantial Part” shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.~~

~~(d) Without limitation, any shares of Common Stock of this corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed beneficially owned by the Related Person.~~

~~(e) For the purposes of subparagraph (3) of this Article Five the term “other consideration to be received” shall include, without limitation, Common Stock of this corporation retained by its existing stockholders in the event of a Business Combination in which this corporation is the surviving corporation.~~

~~(f) The term “Continuing Director” shall mean a director who was a member of the board of directors of this corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.~~

~~(g) This Article 5 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors.~~

4. Election of Directors.

(a) Subject to the rights, if any, of the holders of one or more series of Preferred Stock, voting separately by series to elect directors in accordance with the terms of such Preferred Stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. For purposes of this paragraph (a), “a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

(b) Notwithstanding paragraph (a) of this Article 4, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or before the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected.

~~6.~~ 5. An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action, signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

~~7.~~ 6. The provisions of Section 302A.671 of the Minnesota Statutes shall not apply to this corporation.

~~8.~~ 7. Liability of Directors.

(a) A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders;

(ii) for acts or omissions not in good faith or ~~which~~ that involve intentional misconduct or a knowing violation of law;

(iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes;

(iv) for any transaction from which the director derived an improper personal benefit; or

(v) for any act or omission occurring prior to the date when this Article ~~8~~ 7 (including any predecessor provision) became effective.

(b) If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

(c) Any repeal or modification of the foregoing provisions of this Article ~~8~~ 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

~~Attached to these Restated Articles is a copy of the the Certificate of Designation filed with the Minnesota Secretary of State on February 19, 1988 with respect to the resolution adopted by the Board of Directors on November 11, 1987 establishing the Series A, Series B & Series C Convertible Preferred Stock, which also continues in effect as part of the Restated Articles.~~

APPENDIX B

~~SECOND~~ THIRD AMENDED AND RESTATED BYLAWS

OF

UNITEDHEALTH GROUP INCORPORATED

(Effective as of ~~February 11, 2003~~                 , 2007)

ARTICLE I

OFFICES, CORPORATE SEAL

Section 1.01. Registered Office.    The registered office of the corporation in Minnesota shall be that set forth in the Restated Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or resolution of the directors filed with the Secretary of State of Minnesota changing the registered office.

Section 1.02. Other Offices.    The corporation may have such other offices, within or without the State of Minnesota, as the directors shall, from time to time, determine.

Section 1.03. Corporate Seal.    The corporation shall have no seal.

ARTICLE II

~~MEETING~~ MEETINGS OF SHAREHOLDERS

Section 2.01. Place and Time of Meetings.    Except as provided otherwise by Minnesota Statutes, Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, or solely by remote communication (as defined in Section 301A.011(61) of the Minnesota Statutes) (“Remote Communication”), as may from time to time be designated by the directors and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota. The directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

Section 2.02. Regular Meetings.

(a)	A regular meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution establish.

(b)	At a regular meeting of the shareholders, voting as provided in the Articles of Incorporation and these Bylaws, shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.

Section 2.03. Special Meetings.    Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer, any two directors, or by a shareholder or shareholders holding ten percent (10%) or more of the shares entitled to vote on the matters to be presented to the meeting, except that a special meeting of shareholders called for the purpose of considering any action to directly or indirectly facilitate or effect a business combination (as defined by Minnesota Law), including any action to change or otherwise affect the composition of the Board of Directors for that purpose, may not be called by less than twenty-five percent (25%) of the shares entitled to vote on the matters to be presented at the meeting. The Board of Directors may designate that the special meeting is to be held solely by Remote Communication.

Section 2.04. Quorum, Adjourned Meetings.    The ~~holder~~ holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting. In case a quorum shall not be present at a meeting, those present may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment and the date and time at which such meeting shall be reconvened shall be mailed to each shareholder entitled to vote at least 5 days before such adjourned meeting. If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.05. Voting.    At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Articles of Incorporation or statute provide otherwise, shall have one vote for each share having voting power registered in such shareholder’s name on the books of the corporation. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by the affirmative vote of the holders of a majority of the power of the shares present and entitled to vote on that item of business, except if otherwise required by statute, the Articles of the Incorporation, or these Bylaws.

Section 2.06. Closing of Books.    The Board of Directors may fix a time, not exceeding 60 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the 20th day preceding the date of such meeting.

Section 2.07. Notice of Meetings.    There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, a notice setting out the time and place or information regarding Remote Communication, if applicable, of each regular and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed at least five days prior thereto; except that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen days prior thereto. Every notice of any special meeting called pursuant to Section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the notice. Notice may be given by means of mail, or if consented to by the shareholder in a manner that complies with the federal securities laws, facsimile, electronic mail, electronic posting, or any other form of electronic communication to which the shareholder has consented.

Section 2.08. Waiver of Notice.    Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting orally, by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes), or in a writing signed by such shareholder or a representative entitled to vote the shares of such shareholder. A shareholder, by his attendance at any meeting of shareholders or by his participation by means of Remote Communication, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.09. Written Action.    Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed, or consented to by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) by all of the shareholders entitled to vote on that action.

Section 2.10. Business to be Brought Before the Meeting.    A shareholder must provide written notice of any proposal to be submitted at an annual meeting and such notice must be delivered to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not less than 120 days in advance of the first anniversary of the date of the corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders, except that ~~is~~ if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be so received a reasonable time before the solicitation is made. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the shareholder proposing such business; (c) the class and number of share of the corporation which are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) such other information regarding such business as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the matter been proposed by the Board of Directors. Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before an annual meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2.10.

Section 2.11. Remote Communication.    To the extent authorized by the Board, a shareholder, not physically present in person or by means of proxy, may, by any means of Remote Communication, participate in a meeting of shareholders held at a designated place. Participation by a shareholder by that means constitutes presence at the meeting.

ARTICLE III

DIRECTORS

Section 3.01. General Powers.    The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as otherwise permitted by statute.

Section 3.02. Number, Election and Term of Office.    ~~a)~~ The Board of Directors shall consist of one or more members, and the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of directors present at a duly held meeting at the time the action is taken or the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business, considered for this purpose as one class. Except as otherwise provided by law or by these ~~bylaws~~ Bylaws, the directors of the corporation shall be elected at the Annual Meeting of Shareholders in each year. Each of the directors shall hold office until the expiration of his term, as specified herein, and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, or disqualification of such order.

~~b) The Board of Directors of this corporation shall be divided into three classes, Class I, Class II, Class III, as nearly equal in number as possible. At each Annual Meeting of Shareholders, directors chosen to succeed those whose term is then expired, shall be elected for a term of office expiring at the third succeeding Annual Meeting of Shareholders after their election. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as nearly equal as possible, as shall be determined by the affirmative vote of a majority of directors present at a duly held meeting at the time the action is taken or by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business.~~

Section 3.03. Nomination of Director Candidates.

(a)	Nomination of candidates for election to the Board of Directors of the corporation at any annual meeting of the shareholders may be made only by or at the direction of the Board of Directors or by a shareholder entitled to vote at such annual meeting. All such nominations, except those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, any such notice must be received at the principal executive offices of the corporation not less than 120 days in advance of the first anniversary of the date of the corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be so received a reasonable time before the solicitation is made, and must set forth (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice as the same appears in the corporation’s stock register; (iii) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the corporation, if elected.

(b)	If the officer of the corporation presiding at an annual meeting of the shareholders determines that a director nomination was not made in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded for all purposes.

Section 3.04. Determination of Contested Elections.

(a)	In the event that there are more candidates for election to the Board of Directors at a meeting of the shareholders than there are directors to be elected at such meeting (a “Contested Election”), the vote for election of directors shall be by ballot and the officer of the corporation presiding at the meeting shall appoint two persons, who need not be shareholders, to act as Inspectors of Election at such meeting.

(b)	The Inspectors so appointed, before entering on the discharge of their duties, shall take and subscribe on oath or affirmation faithfully to execute the duties of Inspectors at such meeting with strict impartiality and according to the best of their ability, and thereupon the Inspectors shall take charge of the polls and after the balloting shall canvas the votes and determine in accordance with law and make a certificate to the corporation of the results of the vote taken. No director or candidate for the office of director shall be appointed an Inspector.

(c)	The nominees for election to the Board of Directors in a Contested Election who are certified by the Inspectors as having been elected shall be deemed to be duly elected and qualified upon the expiration of three business days following the date of such certification; provided that, in the event any court proceedings are commenced which challenge the results of such Contested Election, such nominees shall not be deemed to be duly elected and qualified until all such court proceedings, including appeals, shall have been finally concluded.

Section 3.05. Chairman of the Board.    The Board of Directors may elect from their number~~,~~ a Chairman of the Board, who shall not be deemed an officer of the Corporation as a result of such title. The Chairman of the Board, if one is elected, shall preside at all meetings of the directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

Section 3.06. Board Meetings.    Meetings of the Board of Directors may be held from time to time at such time and place within or without the State of Minnesota or solely by Remote Communication as may be designated in the notice of such meeting.

Section 3.07. Calling Meetings; Notice.    Meetings of the Board of Directors may be called by the Chairman of the Board by giving at least twenty-four hours’ notice, or by any other director by giving at least five days’ notice, of the date, time and place or information regarding Remote Communication, if applicable, to each director in person or by mail, telephone, facsimile, electronic mail, electronic posting, or any other form of electronic communication.

Section 3.08. Waiver of Notice.    Notice of any meeting of the Board of Directors may be waived by any director either before, at, or after such meeting orally or in a writing signed by such director. A director, by his attendance at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.09. Quorum.    A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.

Section 3.10. Absent Directors.    A director may give advance written or “authenticated” “electronic” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 3.11. Remote Communication.    Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by means of telephone conference or, if authorized by the Board, by such other means of Remote Communication through which the directors may simultaneously participate with each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.11 shall be deemed present in person at the meeting.

Section 3.12. Vacancies: Newly Created Directorships.    Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum; newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by Section 3.02 may be filled by the affirmative vote of a majority of directors present at a duly held meeting at the time the action is taken.

Section 3.13. Removal.    Any or all of the directors may be removed from office at any time, with or without cause, ~~by the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of the corporation or by the affirmative vote of 66-2/3 percent of the directors in office at the time the vote is taken. In the event that the entire Board or any one or more directors be so removed, new directors shall be elected at the same meeting~~ in accordance with Section 302A.223 of the Minnesota Statutes.

Section 3.14. Committees.

(a)	A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present. Committees are subject to the direction and control of the Board of Directors, except for special litigation committees, and vacancies in the membership thereof shall be filled by the Board of Directors.

(b)	A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of directors present.

(c)	Unless otherwise provided in the Articles of Incorporation or the resolution of the Board of Directors establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee, and may delegate to a subcommittee any or all of the authority of the committee.

Section 3.15. Written Action.    Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed or consented to by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) by all of the directors or committee members, unless the Articles provide ~~otherwise and the action need not be approved by the shareholders.~~ for less than unanimous written action.

Section 3.16. Compensation.    Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the Board of Directors. The Board of Directors may, by resolution, provide that all directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

ARTICLE IV

OFFICERS

Section 4.01. Number and Designation.    The corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation, with such powers, rights, duties, and responsibilities as may be determined by the Board of Directors, including, without limitation, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such assistant officers or other officers as may from time to time be elected or appointed by the Board of Directors. Each such officer shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02. Chief Executive Officer.    Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer: (a) shall have general active management of the business of the corporation; (b) shall, when present, preside at all meetings of the stockholders; (c) shall see that all orders and resolutions of the Board of Directors are carried into effect; (d) shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by these Bylaws or the Board of Directors to some other officer or agent of the corporation; and (e) shall perform such other duties as from time to time may be assigned by the Board of Directors.

Section 4.03. Chief Financial Officer.    Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer: (a) shall cause to be kept accurate financial records for the corporation; (b) shall cause to be deposited all monies, drafts, and checks in the name of and to the credit of the corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall cause to be endorsed for deposit all notes, checks and drafts received by the corporation as ordered by the Board of Directors, making proper vouchers therefor; (d) shall cause to be disbursed corporate funds and shall cause to be issued checks and drafts in the name of the corporation, as ordered by the Board of Directors; (e) shall render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all the transactions as Chief Financial Officer and of the financial condition of the corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time.

Section 4.04. President.    Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors.

Section 4.05. Vice President.    Each Vice President shall perform such duties as may be prescribed from time to time by these Bylaws or by the Board of Directors.

Section 4.06. Secretary.    Unless provided otherwise by a resolution adopted by the Board of Directors, the Secretary: (a) shall attend all meetings of the stockholders and Board of Directors, and shall record all the proceedings of such meetings in the minute book of the corporation; (b) shall give proper notice of meetings of stockholders and Board of Directors and other notices required by law or these Bylaws; and (c) shall perform such other duties as from time to time may be assigned by the Board of Directors.

Section 4.07. Treasurer.    The Treasurer shall perform such duties as may from time to time be assigned by the Chief Financial Officer or by the Board of Directors.

Section 4.08. Authority and Duties.    In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be determined from time to time by the Board of Directors. Unless prohibited by a resolution of the Board of Directors, an officer elected or appointed by the Board of Directors may, without specific approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons.

Section 4.09. Removal and Vacancies.    The Board of Directors may remove any officer from office at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present. Such removal, however, shall be without prejudice to the contract rights of the person so removed. A vacancy in an office of the corporation by reason of death, resignation, removal, disqualification, or otherwise may, or in the case of a vacancy in the office of the Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired term by the Board of Directors.

Section 4.10. Compensation.    The officers of this corporation shall receive such compensation for their services as may be determined by or in accordance with resolutions of the Board of Directors or by one or more committees to the extent so authorized from time to time by the Board of Directors.

ARTICLE V

SHARES AND THEIR TRANSFER

Section 5.01. Certificates for Shares.    The ~~Board of Directors may authorize the issuance of~~ corporation may issue stock either in certificated or uncertificated form. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of full shares held, signed as provided in this Section 5.01. Certificates for shares of stock shall be in such form as the Board of Directors may from time to time prescribe. The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the Chief Executive Officer or the President and by the Secretary or an Assistant Secretary or by such officers as the Board of Directors may designate. If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors. A certificate representing shares of this corporation shall contain on its face the information required by Minnesota Statutes, Section 302A.417, Subd. 4. A certificate representing shares issued by this corporation, if it is authorized to issue shares of more than one class or series, shall set forth upon the face or back of the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued so far as they have been determined, and the authority of the Board of Directors to determine relative rights and preferences of subsequent classes or series. Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 5.04.

Section 5.02. Issuance of Shares.    The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to stated capital upon a share dividend. At the time of such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted.

Section 5.03. Transfer of Shares.    The shares of stock of the corporation shall be transferable on the books of the corporation by the holder thereof in person or by his or her attorney upon surrender for cancellation of a certificate or certificates for the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity of the signature as the corporation or its agents may reasonably require. The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation. The Board of Directors may appoint one or more transfer agents and registrars to maintain the share records of the corporation and to effect share transfers on its behalf.

Section 5.04. Loss of Certificates.    Except as otherwise provided by Minnesota Statutes, Section 302A.419, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

ARTICLE VI

DIVIDENDS, RECORD DATE

Section 6.01. Dividends.    Subject to the provisions of the Articles of Incorporation, of these Bylaws, and of law, the Board of Directors may declare dividends whenever, and in such amounts as, in its opinion, are deemed advisable.

Section 6.02. Record Date.    Subject to any provisions of the Articles of Incorporation, the Board of Directors may fix a date not exceeding 120 days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the corporation after the record date. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution authorizing the payment of such dividend.

ARTICLE VII

BOOKS AND RECORDS, FISCAL YEAR

Section 7.01. Share Register.    The Board of Directors of the corporation shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the board:

(1)	a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

(2)	a record of the dates on which certificates or transaction statements representing shares were issued.

Section 7.02. Other Books and Records.    The Board of Directors shall cause to be kept at its principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1)	records of all proceedings of shareholders for the last three years;

(2)	records of all proceedings of the board for the last three years;

(3)	its articles and all amendments currently in effect;

(4)	its bylaws and all amendments currently in effect;

(5)	financial statements required by Minnesota Statutes, Section 302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6)	reports made to shareholders generally within the last three years;

(7)	a statement of the names and usual business addresses of its directors and principal officers;

(8)	voting trust agreements described in Section 302A.453; ~~and~~

(9)	shareholder control agreements described in Section 302A.~~457.~~ 457; and

(10)	agreements, contracts, or other arrangements or portions of them incorporated by reference under Section 302A.111, Subd. 7.

Section 7.03. Fiscal Year.    The fiscal year of the corporation shall be determined by the Board of Directors.

ARTICLE VIII

LOANS, GUARANTEES, SURETYSHIP

Section 8.01.

(a)	The corporation may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present and:

(1)	is in the usual and regular course of business of the corporation;

(2)	is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations;

(3)	is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the ~~judgement~~ judgment of the board, to benefit the corporation; or

(4)	whether or not any separate consideration has been paid or promised to the corporation, has been approved by (a) the holders of two-thirds of the voting power of the shares entitled to vote that are owned by persons other than the interested person or persons, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote.

(b)	The loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors approve, including, without limitation, a pledge of or other security interest in shares of the corporation. Nothing in this ~~section~~ Section 8.01 shall be deemed to deny, limit, or restrict the powers of guaranty or warranty of the corporation at common law or under a statute of the State of Minnesota.

ARTICLE IX

INDEMNIFICATION OF CERTAIN PERSONS

Section 9.01. The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

ARTICLE X

AMENDMENTS

Section 10.01. These Bylaws may be amended or altered by the affirmative vote of a majority of directors present at a duly held meeting provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at any regular or special meeting of shareholders called for such purpose, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board of Directors may adopt or amend any Bylaw to increase their number.

ARTICLE XI

SECURITIES OF OTHER CORPORATIONS

Section 11.01. Voting Securities Held by the Corporation.    Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the Chief Executive officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation possesses. The Board of Directors or the Chief Executive Officer may, from time to time, grant such power and authority to one or more other persons.

Section 11.02. Purchase and Sale of Securities.    Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors or the Chief Executive Officer may, from time to time, confer like powers upon any other person or persons.

ARTICLE XII

CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 12.01. Pursuant to the authority provided by Section 302A.673, Subd. 3(b)(2), of the Minnesota Business Corporation Act, this corporation elects not to be subject to Section 302A.673 of said Act.

ADMISSION CARD

UNITEDHEALTH GROUP INCORPORATED

2007 Annual Meeting of Shareholders

Tuesday, May 29, 2007

10:00 A.M., Central Time

Minneapolis Convention Center

1301 Second Avenue South, Room 208C

Minneapolis, Minnesota

PLEASE ADMIT	NON-TRANSFERABLE

If you plan to attend the 2007 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk.

Name:

Address:

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

PROXY

UNITEDHEALTH GROUP INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

TUESDAY, MAY 29, 2007

By signing the proxy, you revoke all prior proxies and appoint each of George L. Mikan III, Richard H. Anderson and Forrest G. Burke, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted “FOR” Proposals 1 through 7, “AGAINST” Proposals 8 through 11, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Eastern Time on May 24, 2007, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

9900 BREN ROAD EAST MINNETONKA, MN 55343

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date*. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in our 401(k) savings plan or Employee Stock Purchase Plan account, you may view the documents related to the 2007 Annual Meeting of Shareholders by visiting our website at www.unitedhealthgroup.com. If you would like to reduce the costs incurred by UnitedHealth Group Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date*. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UnitedHealth Group Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards sent by mail must be received no later than May 26, 2007*.

*Cut-off date for UnitedHealth Group 401(k) Plan Participants is May 24, 2007 at 11:59 p.m. Eastern Time to allow time for the 401(k) plan administrators to vote on your behalf.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE

DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UNIHG1 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITEDHEALTH GROUP INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7 AND “AGAINST” PROPOSALS 8 THROUGH 11						For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the

Vote on Directors
1.	ELECTION OF DIRECTORS: 01) William C. Ballard, Jr.	03) Stephen J. Hemsley				☐ ☐ ☐	number(s) of the nominee(s) on the line below.
	02) Richard T. Burke	04) Robert J. Darretta

Vote on Other Proposals		For	Against	Abstain			For	Against	Abstain

2.	Amendment to Articles of Incorporation requiring a majority vote for election of directors	☐	☐	☐	7.	Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2007	☐	☐	☐
3.	Amendment to Articles of Incorporation and Bylaws providing for the annual election of all members of the Board of Directors	☐	☐	☐	8.	Shareholder proposal concerning performance-vesting shares	☐	☐	☐
4.	Amendment to Articles of Incorporation and Bylaws to eliminate supermajority provisions for the removal of directors	☐	☐	☐	9.	Shareholder proposal concerning supplemental executive retirement plan	☐	☐	☐
5.	Amendment to Articles of Incorporation to eliminate supermajority provisions relating to certain business combinations	☐	☐	☐	10.	Shareholder proposal concerning an advisory resolution on compensation of named executive officers	☐	☐	☐
6.	Adoption of Restated Articles of Incorporation	☐	☐	☐	11.	Shareholder proposal relating to shareholder nominees for election to UnitedHealth Group’s Board of Directors	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Please sign your name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date